Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and among

Liberty Interactive Corporation,

Liberty Interactive LLC

and

General Communication, Inc.

Dated as of April 4, 2017

i

EXHIBITS AND SCHEDULES

Exhibit A — Forms of Aircraft Time Sharing Agreements

Exhibit B — Form of Facilities Sharing Agreement

Exhibit C — Form of Indemnification Agreement

Exhibit D — Form of Restated Company Articles

Exhibit E — Form of Services Agreement

Exhibit F — Form of Split-Off Tax Sharing Agreement

Exhibit G — Form of 203 Resolutions

Schedule A — Reattributed and Contributed Ventures Assets and Liabilities

Schedule B — Directors and Officers of the Company

Schedule C — Company Restructuring Plan

v

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of April 4, 2017 by and among Liberty Interactive Corporation, a Delaware corporation (“Liberty”), Liberty Interactive LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Liberty (“LI LLC”), and General Communication, Inc., an Alaska corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, (a) the Company shall effect the reclassification of its capital stock as described herein and effected through the Restated Company Articles (the “Company Reclassification”), (b) following the Company Reclassification, the Company shall effect the automatic conversion of its capital stock (the “Auto Conversion”) in accordance with the terms of the Restated Company Articles, (c) following the Auto Conversion, Liberty and LI LLC shall contribute certain assets and Subsidiaries to the Company in exchange for shares of Company Common Stock constituting “control” of the Company within the meaning of Section 368(c) of the Internal Revenue Code of 1986 (the “Code”), the Company Charter Exchangeable Debentures and the other consideration described herein (the “Contribution”) and (d) following the Contribution, Liberty shall effect the Split-Off of its interest in the Company,  in each case, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Alaska Corporations Code (the “ACC”), as applicable (the Company Reclassification, the Auto Conversion, the Contribution and the Split-Off collectively referred to as the “Transactions”);

WHEREAS, the Board of Directors of the Company has (i) determined that the Restated Company Articles, this Agreement and the transactions contemplated hereby, including the Company Reclassification, the Auto Conversion and the Contribution, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Reclassification, the Auto Conversion and the Contribution, (iii) resolved to submit the Restated Company Articles, this Agreement, the transactions contemplated hereby and any plans or other matters for which stockholder approval is required in connection with this Agreement or the transactions contemplated hereby to the stockholders of the Company for their approval, and (iv) resolved to recommend that the stockholders of the Company approve the Restated Company Articles, this Agreement, the transactions contemplated hereby, including the Company Reclassification, the Auto Conversion and the Contribution, and any plans or other matters for which stockholder approval is required in connection with this Agreement or the transactions contemplated hereby;

WHEREAS, the Board of Directors of Liberty has (i) determined that this Agreement and the transactions contemplated hereby, including the Contribution and the Split-Off, are advisable and fair to, and in the best interests of, Liberty and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Contribution and the Split-Off, and (iii) resolved to recommend that the Liberty Ventures Stockholders approve the Split-Off;

WHEREAS, the sole member of LI LLC has (i) determined that this Agreement and the transactions contemplated hereby, including the Contribution, are advisable and fair to, and in the best interests of, LI LLC, and (ii) approved the Contribution and this Agreement and the other transactions contemplated hereby;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Liberty, the Company and certain stockholders of the Company (the “Principal Company Stockholders”) are entering into one or more Voting Agreements (the “Principal Company Stockholders Voting Agreements”), pursuant to which the Principal Company Stockholders have agreed, on the terms and subject to the conditions of the Principal Company Stockholders Voting Agreements, to take specified actions in connection with the Transactions and other matters;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Liberty, the Company and certain stockholders of Liberty (the “Principal Liberty Stockholders”) are entering into a Voting Agreement (the “Principal Liberty Stockholders Voting Agreement”), pursuant to which the Principal Liberty Stockholders have agreed, on the terms and subject to the conditions of the Principal Liberty Stockholders Voting Agreement, to take specified actions in connection with the Transactions and other matters;

WHEREAS, it is intended that, for U.S. federal income tax purposes, (a) each of the Company Reclassification and the Auto Conversion qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) the Contribution and the Split-Off, taken together, qualify as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code (collectively, the “Intended Tax Treatment”); and

WHEREAS, this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of (a) the Company Reclassification, (b) the Auto Conversion and (c) the Contribution and the Split-Off, taken together.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1            Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below.

“2017 Capex Cap” has the meaning set forth in Section 5.1(a)(xi).

“2021 Indenture” means that certain Indenture, dated as of May 20, 2011, between GCI, Inc. and Union Bank, N.A., as amended, restated, supplemented or otherwise modified through the date hereof.

“2021 Notes” means GCI, Inc.’s 6.75% Senior Notes due 2021.

“2021 Notes Consent Solicitation” has the meaning set forth in Section 5.17(b).

“2025 Indenture” shall means that certain Indenture, dated as of April 1, 2015, between GCI, Inc. and MUFG Union Bank, N.A., as amended, restated, supplemented or otherwise modified through the date hereof.

“2025 Notes” means GCI, Inc.’s 6.875% Senior Notes due 2025.

“2025 Notes Consent Solicitation” has the meaning set forth in Section 5.17(c).

“40 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“40 Act Event” means any action, event, change in Law, change in composition of assets or other occurrence which in the reasonable opinion of Liberty’s outside counsel set forth on Section 1.1(a) of the Liberty Disclosure Letter and the Company’s outside counsel set forth on Section 1.1(a) of the Company Disclosure Letter results or will result in the Company (after giving effect to the Transactions) becoming required to register as an investment company under the 40 Act.

“ACC” has the meaning set forth in the Recitals.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority or otherwise.

“Adjusted Restricted Stock Award” has the meaning set forth in Section 2.2(d)(iii).

“Adjusted Stock Option” has the meaning set forth in Section 2.2(d)(ii).

“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that, except as otherwise specified in this Agreement and in no event will a Specified Person or a Permitted Holder be treated as an Affiliate of Liberty or any of its Subsidiaries or any of their respective Affiliates for any purpose hereunder.

“Agreed Cash Amount” means an aggregate amount of cash, that will be reattributed in the Reattribution, equal to the amount by which (x) the Fair Value (consistent with Section 4.19 of the Liberty Disclosure Letter) of the aggregate liabilities of the Liberty Ventures Group (including any Liberty Charter Exchangeable Debentures that are not exchanged in the Exchange Offer) to be reattributed on the date of the Reattribution exceeds (y) the Fair Value (consistent with Section 4.19 of the Liberty Disclosure Letter) of the aggregate assets of the Liberty Ventures Group (including any cash attributed to the Liberty Ventures Group that is subject to the Reattribution other than the Agreed Cash Amount) to be reattributed on the date of the Reattribution; provided, however, that the Agreed Cash Amount shall not exceed the total loan proceeds from the Loan Facility, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

“Agreement” has the meaning set forth in the Preamble.

“Aircraft Time Sharing Agreements” means those certain Aircraft Time Sharing Agreements, to be entered into on or prior to the Closing Date, by and among the Company, Liberty Media Corporation and certain of its Subsidiaries party thereto, substantially in the form attached hereto as Exhibit A.

“Alaska Commissioner” means the Commissioner of the Department of Commerce, Community and Economic Development of the State of Alaska

“Alaska Notice” has the meaning set forth in Section 2.1(b).

“Alternative Company Transaction” means any of the following transactions:  (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any Person owning twenty percent (20%) or more of the aggregate outstanding voting securities of the Company, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of the Company, of assets or properties that constitute twenty percent (20%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of twenty percent (20%) or more of the aggregate outstanding equity securities or voting power of the Company, or (d) any combination of the foregoing or other transaction having a similar effect to those described in clauses (a) through (c), in each case, other than the Transactions.

“Alternative Company Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Liberty or an Affiliate of Liberty), relating to an Alternative Company Transaction.

“Alternative Liberty Ventures Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Liberty which would result in any Person owning twenty percent (20%) or more of the aggregate outstanding Liberty Ventures Common Stock, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of Liberty, of assets or properties that constitute twenty percent (20%) or more of the fair market value of the assets and properties of the Liberty Ventures Group, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of twenty percent (20%) or more of the aggregate outstanding equity securities or voting power with respect to the Liberty Ventures Group (other than any such acquisition by (i) a Permitted Holder from another Permitted Holder or (ii) any acquisition by a Permitted Holder that is related to any type of compensatory award made by

Liberty or any other compensation for services provided to Liberty), or (d) any combination of the foregoing or other transaction having a similar effect to those described in clauses (a) through (c), in each case, other than the Transactions.  In addition, any transaction or series of related transactions (other than as contemplated by this Agreement) pursuant to which the Core Contributed Ventures Assets would be separated from the assets attributable to the QVC Group in connection with a transaction effected under Section 355 of the Code, will be deemed to constitute an Alternative Liberty Ventures Transaction for purposes of this Agreement.  Notwithstanding the foregoing, in no event shall a Liberty Acquisition be considered an Alternative Liberty Ventures Transaction for any purpose whatsoever under this Agreement (including Section 6.3), notwithstanding the fact that such Liberty Acquisition may result in or have a similar effect to those events or actions described in clauses (a) through (d) above.

“Alternative Liberty Ventures Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by the Company or an Affiliate of the Company), relating to an Alternative Liberty Ventures Transaction.

“Amended Company Notice Period” has the meaning set forth in Section 5.2(d)(iv).

“Amended Liberty Notice Period” has the meaning set forth in Section 5.3(d)(iv).

“Ancillary Agreements” means the Indemnification Agreement, Split-Off Tax Sharing Agreement, Services Agreement, Aircraft Time Sharing Agreements and Facilities Sharing Agreement.

“Assumed Liabilities” means the Liabilities set forth on Schedule A under the heading “Assumed Liabilities”, as may be updated by the Final Reattributed and Contributed Ventures Assets Schedule.

“Attribution Change” has the meaning set forth in Section 5.20(b).

“Auto Conversion” has the meaning set forth in the Recitals.

“Auto Conversion Date” means the date on which the Auto Conversion Effective Time occurs.

“Auto Conversion Effective Time” has the meaning set forth in Section 2.2(a)(ii).

“Auto Conversion Notice” has the meaning set forth in Section 2.2(a)(i).

“Auto Conversion Shares” has the meaning set forth in Section 2.2(a)(ii)(2).

“Book Entry Shares” means (i) shares of Company Capital Stock that are in non-certificated book-entry form and (ii) shares of Liberty Ventures Common Stock that are in non-certificated book-entry form, as the case may be.

“Bridge Commitment Letter” has the meaning set forth in Section 3.25(a).

“Bridge Financing Commitments” has the meaning set forth in Section 3.25(a).

“Bridge Financing” has the meaning set forth in Section 3.25(a).

“Broadband Holdco” means a new Delaware limited liability company to be formed prior to the Contribution Closing and contributed to the Company in the Contribution that will hold shares of Liberty Broadband Corporation and enter into the Loan Facility.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by Law or executive order to be closed.

“Cable Systems” means a cable system, as such term is defined in 47 U.S.C. §522(7).

“Certificate” means (i) certificates that represent shares of Company Capital Stock and (ii) certificates that immediately prior to the Split-Off Effective Time represented shares of Liberty Ventures Common Stock, as the case may be.

“Claim” has the meaning set forth in Section 5.8(b).

“Closing Date” has the meaning set forth in Section 2.3(b).

“Code” has the meaning set forth in the Recitals.

“Communications Licenses” means all licenses, authorizations and certificates of public convenience and necessity issued or granted by the FCC or the State Commissions held by the Company or its Subsidiaries in each applicable jurisdiction with respect to the business of the Company and its Subsidiaries as presently conducted, as set forth on Section 3.11 of the Company Disclosure Letter.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.2(d).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.2(d).

“Company Affiliated Group” has the meaning set forth in Section 3.18(a)(v).

“Company Articles” means the Restated Articles of Incorporation of the Company, dated as of August 20, 2007.

“Company Balance Sheet Date” means December 31, 2016.

“Company Budget” means the annual operating budget of the Company for the year ending December 31, 2017, described on Section 1.1(b) of the Company Disclosure Letter.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, effective as of June 27, 2016.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter Exchangeable Debentures” means the Company’s 1.75% Exchangeable Debentures due 2046 to be issued in connection with the Contribution, which shall have substantially identical terms and conditions to the Liberty Charter Exchangeable Debentures.

“Company Class A Common Stock” has the meaning set forth in Section 3.2(a).

“Company Class A-1 Common Stock” means the Company’s Class A-1 common stock, no par value, to be authorized in the Restated Company Articles and issued in connection with the Company Reclassification.

“Company Class B Common Stock” has the meaning set forth in Section 3.2(a).

“Company Class B-1 Common Stock” means the Company’s Class B-1 common stock, no par value, to be authorized in the Restated Company Articles and issued in connection with the Company Reclassification.

“Company Combined Group” has the meaning set forth in Section 3.18(a)(v).

“Company Common Stock” means (i) prior to the Company Reclassification Effective Date, the Company Class A Common Stock and the Company Class B Common Stock, and (ii) following the Company Reclassification Effective Date, the Company Reclassified Class A Common Stock, the Company Reclassified Class B Common Stock, the Company Reclassified Class C Common Stock, the Company Class A-1 Common Stock and the Company Class B-1 Common Stock.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Liberty concurrently with the execution of this Agreement.

“Company Employees” has the meaning set forth in Section 5.12(a).

“Company Equity Awards” means the Company Stock Options and the Company Restricted Stock.

“Company Financial Statements” has the meaning set forth in Section 3.6(b).

“Company Intellectual Property” means the Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries.

“Company Intervening Event” means any event, occurrence, fact, condition, change, development or effect occurring or arising after the date of this Agreement that (i) was not known (or the material consequences of which were not known) to the Board of Directors of the Company as of or prior to the date of this Agreement and did not result from a breach of this Agreement by the Company and (ii) does not relate to or involve an Alternative Company Transaction; provided, however, that (A) any change in the price or trading volume of Company

Common Stock, Liberty Ventures Common Stock or any publicly traded securities which are attributed to the Liberty Ventures Group or (B) the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case, shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred (provided that for each of the changes or events described in clauses (A) and (B), the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to either such change or event may, to the extent satisfying the portion of this definition preceding this proviso, be taken into account in determining whether a Company Intervening Event has occurred).

“Company IT Systems” has the meaning set forth in Section 3.14(d).

“Company Leased Property” has the meaning set forth in Section 3.12(b).

“Company Leases” has the meaning set forth in Section 3.12(b).

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (A) is, or is reasonably expected to be,  materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been or will be, a Company Material Adverse Effect: (a) general economic conditions attributable to the U.S. economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (b) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) changes in, or events affecting, the industries in which the Company and its Subsidiaries operate, (e) any effect arising out of a change or proposed change in GAAP or applicable Law, (f) (1) the announcement, pendency or consummation of the Transactions or any Action brought or threatened by stockholders of the Company or derivative Action brought or threatened asserting allegations of breach of fiduciary duty relating to this Agreement or the Transactions (a “Stockholder Suit”) or (2) any actions required by this Agreement (provided that, for purposes of 3.5(b), and 3.21, events, occurrences, facts, conditions, changes, developments or effects described in subclauses (1) and (2) of this clause (f) (other than a Stockholder Suit) may be taken into account in determining whether a Company Material Adverse Effect has occurred), (g) any changes in the price or trading volume of the Company Common Stock (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such change, if not otherwise excluded from this definition of “Company Material Adverse Effect,” may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) or (h) any failure by the Company to meet published or unpublished revenue or earning projections (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure, if not otherwise excluded from this definition of “Company Material Adverse

Effect”, may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries operate shall not be excluded from the determination of whether there has been a Company Material Adverse Effect, but only to the extent such event, occurrence, fact, condition, change, development or effect so disproportionately affects the Company and its Subsidiaries (provided, that any material change in applicable Law (or any pending material change in applicable Law that has been adopted by the applicable Governmental Authority and is not yet effective) affecting the areas in which the Company provides services (but no other area of the U.S.) shall be deemed to have a disproportionate effect on the Company and its Subsidiaries for purposes of determining whether there has been a Company Material Adverse Effect; provided, further, that, notwithstanding anything to the contrary contained herein, any event set forth on Section 1.1(c) of the Company Disclosure Letter shall constitute a Company Material Adverse Effect, or (B) prevents or impairs or delays the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or would reasonably be expected to do so other than a Stockholder Suit.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company Notice Period” has the meaning set forth in Section 5.2(d)(iv).

“Company Offer” has the meaning set forth in Section 5.3(d)(iv).

“Company Option Conversion Ratio” equals the quotient of (i) (A) the Company Reclassified Class A Common Stock Conversion Ratio times the volume weighted average price of a share of Company Reclassified Class A Common Stock over the three-consecutive trading days immediately following the Auto Conversion Effective Time plus (B) the Company Series A Preferred Stock Conversion Ratio times the volume weighted average price of a share of Company Series A Preferred Stock over the three-consecutive trading days immediately following the Auto Conversion Effective Time, divided by (ii) the volume weighted average price of a share of Company Reclassified Class A Common Stock over the three-consecutive trading days immediately following the Auto Conversion Effective Time.

“Company Person” has the meaning set forth in Section 4.17.

“Company Plans” has the meaning set forth in Section 3.20(a).

“Company Post-Split-Off Adjusted Award” has the meaning set forth in Section 2.4(b)(vi).

“Company Post-Split-Off Option” has the meaning set forth in Section 2.4(b)(ii).

“Company Post-Split-Off Restricted Stock” has the meaning set forth in Section 2.4(b)(v).

“Company Post-Split-Off RSU” has the meaning set forth in Section 2.4(b)(iv).

“Company Post-Split-Off SAR” has the meaning set forth in Section 2.4(b)(iii).

“Company Preferred Stock” means (i) prior to the Company Reclassification Effective Date, the Company’s preferred stock, no par value, and (ii) following the Company Reclassification Effective Date, the Company’s preferred stock, including the Company Series A Preferred Stock.

“Company Real Property” has the meaning set forth in Section 3.12(a).

“Company Reclassification” has the meaning set forth in the Recitals.

“Company Reclassification Effective Date” has the meaning set forth in Section 2.1(b).

“Company Reclassified Class A Common Stock” means the Company’s Class A common stock, no par value, to be authorized in the Restated Company Articles and issued in connection with the Auto Conversion and the Contribution.

“Company Reclassified Class A Common Stock Conversion Ratio” means 0.63, as the same may be adjusted pursuant to Section 2.2(c).

“Company Reclassified Class B Common Stock” means the Company’s Class B common stock, no par value, to be authorized in the Restated Company Articles and issued in connection with the Contribution.

“Company Reclassified Class C Common Stock” means the Company’s Class C common stock, no par value, to be authorized in the Restated Company Articles.

“Company Recourse Related Party” has the meaning set forth in Section 7.3(d).

“Company Restricted Stock” means shares of restricted Company Common Stock issued pursuant to the Incentive Plan.

“Company Restructuring” means the effectiveness of the restructuring of certain Subsidiaries of the Company as set forth on Schedule C.

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Series A Preferred Stock” means the Company’s Series A Cumulative Redeemable Preferred Stock to be authorized in the Restated Company Articles and issued in connection with the Auto Conversion, with the par value described in the Restated Company  Articles.

“Company Series A Preferred Stock Conversion Ratio” means 0.2, as the same may be adjusted pursuant to Section 2.2(c).

“Company Stock Option” means any option to purchase shares of Company Common Stock issued pursuant to the Incentive Plan.

“Company Stockholder” means any holder of Company Common Stock.

“Company Stockholder Approvals” has the meaning set forth in Section 3.4(a).

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.4(a)(iv).

“Company Termination Fee” has the meaning set forth in Section 7.3(a)(i).

“Compensation Bucket” has the meaning set forth in Section 5.1(a)(viii).

“Competition Law” means any Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Conditional Notice” has the meaning set forth in Section 2.1(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b)(i).

“Consummation Event” has the meaning set forth in Section 8.12.

“Contract” means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Contributed Ventures Assets” means (i) the Contributed Ventures Subsidiaries, (ii) the Contributed Ventures Interests and (iii) the additional assets listed on Schedule A under the heading “Additional Contributed Ventures Assets”, as each may be updated by the Final Reattributed and Contributed Ventures Assets Schedule in accordance with the terms hereof.

“Contributed Ventures Interests” means the capital stock or other equity interest in any entity that is owned, in whole or in part, directly or indirectly, by Liberty or its Subsidiaries (other than capital stock of, or other equity interests in, the Contributed Ventures Subsidiaries) and listed on Schedule A under the heading “Contributed Ventures Interests”, as may be updated by the Final Reattributed and Contributed Ventures Assets Schedule in accordance with the terms hereof.

“Contributed Ventures Subsidiaries” means the Subsidiaries of Liberty listed on Schedule A under the heading “Contributed Ventures Subsidiaries”, as may be updated by the Final Reattributed and Contributed Ventures Assets Schedule in accordance with the terms hereof.

“Contribution” has the meaning set forth in the Recitals.

“Contribution Closing” has the meaning set forth in Section 2.3(b).

“Contribution Effective Time” has the meaning set forth in Section 2.3(a).

“Copyright Filings” has the meaning set forth in Section 3.14(c).

“Copyrights” means registered and unregistered copyrights and similar rights in protectable material, including rights to use and all renewals and extensions thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing.

“Core Contributed Ventures Assets” means the assets set forth on Schedule A under the heading “Core Contributed Ventures Assets”.

“Credit Agreement Consent and Amendment(s)” has the meaning set forth in Section 5.17(a).

“DGCL” has the meaning set forth in the Recitals.

“Delaware Courts” has the meaning set forth in Section 8.14.

“Director Resignations” has the meaning set forth in Section 2.3(d).

“Discretionary Asset” has the meaning set forth in Section 5.20(a).

“Discretionary Asset Approval” has the meaning set forth in Section 5.20(a).

“Encumbrance” means any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities laws).

“Environmental Claim” means any letter, citation, report, investigation, pleading or other Action or written demand alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or currently or formerly used by them for storage, treatment or disposal of Hazardous Materials or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Law or Governmental Permit relating to pollution or protection of human health or safety or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 3.20(a).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.5(a).

“Exchange Offer” means the offer by LI LLC to exchange any and all outstanding Liberty Charter Exchangeable Debentures for Company Charter Exchangeable Debentures in connection with the completion of the Transactions.

“Exchange Offer Principal Amount” means the aggregate Adjusted Principal Amount (as such term is defined in the Supplemental Indenture) of the Liberty Charter Exchangeable Debentures that the holders thereof have elected to exchange pursuant to the Exchange Offer.

“Facilities Sharing Agreement” means that certain Facilities Sharing Agreement, to be entered into on or prior to the Closing Date, by and among Liberty Property Holdings, Inc., the Company and Liberty Media Corporation, substantially in the form attached hereto as Exhibit B.

“FCC” means the Federal Communications Commission, any bureau or division thereof acting on delegated authority, or any successor agency.

“FCC Approvals” has the meaning set forth in Section 6.1(g).

“Fair Value” has the meaning ascribed thereto in Liberty Charter (in existence on the date hereof); provided, that for purposes of determining Liberty’s compliance with Section 4.19 and Section 5.20, the additional criteria set forth on Section 4.19 of the Liberty Disclosure Letter shall also be applied.

“Final Reattributed and Contributed Ventures Assets Schedule” has the meaning set forth in Section 5.20(a).

“Final Reattributed Assets” has the meaning set forth in Section 5.20(a).

“Final Reattributed Liabilities” has the meaning set forth in Section 5.20(a).

“Financing Fees” has the meaning set forth in Section 5.17(f).

“GAAP” means United States generally accepted accounting principles.

“GCI Sub” means GCI, Inc., an Alaska corporation and a wholly owned Subsidiary of the Company.

“GCI Sub Merger” has the meaning set forth in Section 2.1(c).

“Governmental Authority” means any national, supranational, federal, state, provincial, county, local or municipal government or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign, in each case; provided, that in no case shall any of the foregoing be considered a Governmental Authority for any purpose under this Agreement to the extent such entity is a customer of the Company (but only to such extent, and, for the avoidance of doubt, such entity will remain a Governmental Authority in all other capacities).

“Governmental Permit” means with respect to the Company or any of its Subsidiaries, any consent, license, permit, grant, registration or other authorization of a Governmental

Authority that is required for the operation of such entity’s business or the holding of any of its material assets or properties, but in no event shall Government Permits include any of the Company Communications Licenses.

“Hazardous Materials” means all substances defined as Hazardous Materials, Oils, Pollutants or Contaminants (including any constituent, raw material, product or by-products thereof) in the National Oil and Hazardous Materials Pollution Contingency Plan, 40 C.F.R. §300.5 or defined as such by, or regulated as such under, any Environmental Law, including asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or hazardous solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Incentive Plan” means the Amended and Restated 1986 Stock Option Plan of General Communication, Inc.

“Indebtedness” means, as to a Person (which term shall include any of its Subsidiaries for purposes of this definition of Indebtedness), without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness for borrowed money and (B) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (ii) obligations or liabilities of such Person under or in connection with letters of credit or bankers’ acceptances or similar items; provided, however, that undrawn amounts shall not be treated as outstanding Indebtedness until drawn, (iii) that portion of obligations with respect to capital leases that is properly classified as a long term liability on a balance sheet in conformity with GAAP, (iv) all obligations of such Person under interest rate or currency swap transactions, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries).

“Indemnification Agreement” means that certain Indemnification Agreement, to be entered into on or prior to the Closing Date, by and among Liberty, LI LLC, the Company, LV Bridge, LLC and, for the limited purposes set forth therein, the Trustee (as defined therein), substantially in the form attached hereto as Exhibit C (as the same will be modified by the amendments set forth on Section 1.1(b) of the Liberty Disclosure Letter if the Ancillary Agreement Condition set forth on Section 4.19 of the Liberty Disclosure Letter shall have occurred).

“Indemnified Parties” has the meaning set forth in Section 5.8(a).

“Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith, whether domestic or international, including applications or other filings therefor:  (a) Patents, (b) Trademarks, (c) Copyrights, (d) trade secrets, know-how, confidential and/or proprietary business or technical information, computer programs, computer models, data, tools, algorithms, processes, methodologies, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable, (e) software (including data, databases and documentation therefor), (f) moral rights, rights of attribution, rights of privacy, publicity and all other intellectual property, proprietary and intangible rights, and (g) all other intellectual property or  proprietary rights.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement” means the joint proxy statement/prospectus to be filed with the SEC as part of the Registration Statement.

“Knowledge of the Company” means the actual knowledge, after due inquiry, of the individuals listed on Section 1.1(d) of the Company Disclosure Letter.

“Knowledge of Liberty” means the actual knowledge, after due inquiry, of the individuals listed on Section 1.1(c) of the Liberty Disclosure Letter.

“Law” means all foreign, federal, state, provincial, local or municipal laws (including common law), statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

“Lazard” means Lazard Frères & Co. LLC.

“Lenders” has the meaning set forth in Section 3.25(a).

“LI LLC” has the meaning set forth in the Preamble.

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract.

“Liberty” has the meaning set forth in the Preamble.

“Liberty Acquisition” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Liberty which would result in any Person owning eighty percent (80%) or more of the aggregate outstanding voting securities of Liberty, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of Liberty, of assets or properties that constitute eighty percent (80%) or more of the fair market value of the assets and properties of Liberty (including both the

QVC Group and Liberty Ventures Group taken together), (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of eighty percent (80%) or more of the aggregate outstanding equity securities or voting power of Liberty by any Person or group of Persons, or (d) any combination of the foregoing or other transaction having a similar effect to those described in clauses (a) through (c).

“Liberty Adverse Recommendation Change” has the meaning set forth in Section 5.3(d).

“Liberty Affiliated Group” has the meaning set forth in Section 4.11(a)(iv).

“Liberty Bylaws” means the Amended and Restated Bylaws of Liberty, effective as of August 4, 2015.

“Liberty Charter” means the Restated Certificate of Incorporation of Liberty, dated as of June 4, 2015.

“Liberty Charter Exchangeable Debentures” means LI LLC’s 1.75% Exchangeable Debentures due 2046.

“Liberty Combined Group” has the meaning set forth in Section 4.11(a)(iv).

“Liberty Common Stock” has the meaning set forth in Section 4.2(a).

“Liberty Disclosure Letter” means the disclosure letter delivered by Liberty to the Company concurrently with the execution of this Agreement.

“Liberty Financial Statements” has the meaning set forth in Section 4.6(b).

“Liberty Material Contract” has the meaning set forth in Section 4.15(a).

“Liberty Notice Period” has the meaning set forth in Section 5.3(d)(iv).

“Liberty Offer” has the meaning set forth in Section 5.2(d)(iv).

“Liberty Option” has the meaning set forth in Section 2.4(b)(ii).

“Liberty Preferred Stock” has the meaning set forth in Section 4.2(a).

“Liberty QVC Common Stock” has the meaning set forth in Section 4.2(a).

“Liberty QVC Series A Common Stock” has the meaning set forth in Section 4.2(a).

“Liberty QVC Series B Common Stock” has the meaning set forth in Section 4.2(a).

“Liberty QVC Series C Common Stock” has the meaning set forth in Section 4.2(a).

“Liberty Recourse Related Party” has the meaning set forth in Section 7.3(e).

“Liberty Restricted Stock” has the meaning set forth in Section 2.4(b)(v).

“Liberty RSU” has the meaning set forth in Section 2.4(b)(iv).

“Liberty SAR” has the meaning set forth in Section 2.4(b)(iii).

“Liberty SEC Documents” has the meaning set forth in Section 4.6(a).

“Liberty Stockholder Approval” has the meaning set forth in Section 4.4(a).

“Liberty Stockholders’ Meeting” has the meaning set forth in Section 5.4(a)(iv).

“Liberty Tax Opinion” has the meaning set forth in Section 6.3(e).

“Liberty Tax Sharing Policies” means the policies related to Taxes included in Liberty’s Management and Allocation Policies set forth in Liberty’s proxy statement/prospectus dated June 29, 2012.

“Liberty Termination Fee” has the meaning set forth in Section 7.3(b)(i).

“Liberty Ventures Acquisition Agreement” has the meaning set forth in Section 5.3(d).

“Liberty Ventures Common Stock” has the meaning set forth in Section 4.2(a).

“Liberty Ventures Group” means the Ventures Group, as such term is defined in the Liberty Charter.

“Liberty Ventures Intervening Event” means any event, occurrence, fact, condition, change, development or effect with respect to the Liberty Ventures Group occurring or arising after the date of this Agreement that (i) was not known (or the material consequences of which were not known) to the Board of Directors of Liberty as of or prior to the date of this Agreement and did not result from a breach of this Agreement by Liberty and (ii) does not relate to or involve an Alternative Liberty Ventures Transaction or a Liberty Acquisition; provided, however, that (A) any change in the price or trading volume of Company Common Stock or Liberty Ventures Common Stock or any publicly traded securities which are attributed to the Liberty Ventures Group and (B) the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case, shall not be taken into account for purposes of determining whether a Liberty Ventures Intervening Event has occurred (provided that for each of the changes or events described in clauses (A) and (B), the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to either such change or event may, to the extent satisfying the portion of this definition preceding this proviso, be taken into account in determining whether a Liberty Ventures Intervening Event has occurred).

“Liberty Ventures Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (A) is, or is reasonably expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Contributed Ventures Assets, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account

(in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been or will be, a Liberty Ventures Material Adverse Effect:  (a) general economic conditions attributable to the U.S. economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (b) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) changes in, or events affecting, the industries in which the Contributed Ventures Assets operate, (e) any effect arising out of a change in GAAP or applicable Law, (f) (1) the announcement, pendency or consummation of the Transactions or any Stockholder Suit or (2) any actions required by this Agreement (provided that, for purposes of Sections 4.5(a), 4.5(b) and 4.9, events, occurrences, facts, conditions, changes, developments or effects described in subclauses (1) and (2) of this clause (f) (other than a Stockholder Suit) may be taken into account in determining whether a Liberty Ventures Material Adverse Effect has occurred), or (g) any changes in the price or trading volume of the Liberty Ventures Common Stock or any publicly traded securities which are attributed to the Liberty Ventures Group (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such change, if not otherwise excluded from the definition of Liberty Ventures Material Adverse Effect, may be taken into account in determining whether a Liberty Ventures Material Adverse Effect has occurred or would reasonably be expected to occur);  provided, that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects the Liberty Ventures Group with respect to the Contributed Ventures Assets relative to other participants in the industries in which the Liberty Ventures Group operates shall not be excluded from the determination of whether there has been a Liberty Ventures Material Adverse Effect, but only to the extent such event, occurrence, fact, condition, change, development or effect so disproportionately affects the Liberty Ventures Group with respect to the Contributed Ventures Assets, or (B) prevents or impairs or delays the ability of Liberty to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or would reasonably be expected to do so, other than a Stockholder Suit.

“Liberty Ventures Series A Common Stock” has the meaning set forth in Section 4.2(a).

“Liberty Ventures Series B Common Stock” has the meaning set forth in Section 4.2(a).

“Liberty Ventures Series C Common Stock” has the meaning set forth in Section 4.2(a).

“Liberty Ventures Stockholders” means the holders of shares of Liberty Ventures Common Stock.

“Loan Facility” means the margin loan facility to be entered into by Broadband Holdco in connection with the Contribution Closing with certain third party lenders.

“LVNT Awards” has the meaning set forth in Section 2.4(b)(i).

“Maximum Premium” has the meaning set forth in Section 5.8(c).

“NASDAQ” means The Nasdaq Stock Market LLC.

“Notes Consent Solicitation(s)” has the meaning set forth in Section 5.17(c).

“Offset Requirement” has the meaning set forth in Section 5.20(b).

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Other Interests” has the meaning set forth in Section 3.3(c).

“Patents” means patents, pending patent applications, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and other related rights and equivalents thereof.

“Permitted Encumbrances” means:  (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) Encumbrances for Taxes being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents or the Liberty SEC Documents, as applicable, filed prior to the date hereof, (c) Encumbrances in favor of vendors, mechanics, carriers, workmen, warehousemen, repairmen, materialmen or similar Encumbrances arising under applicable Law in the ordinary course of business, which would not materially impair the use, operation or value of the asset subject thereto, (d) valid licenses to and related restrictions therein on the use of Intellectual Property, (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (f) with respect to any licensed or leased asset or property, (i) the rights of any lessor, lessee, licensor or licensee under the applicable lease or license and (ii) any statutory Encumbrances in favor of lessors in connection with any Company Leases, (g) liens securing Indebtedness of Liberty (but only to the extent such Indebtedness is an Assumed Liability), the Company or any of the Company’s Subsidiaries, as applicable, to the extent the terms of such Indebtedness, as in effect on the date hereof, require the incurrence of such liens, (h) defects, imperfections or irregularities in title, easements, covenants, restrictions and rights of way and other similar Encumbrances, or other liens of record, zoning, building and other similar codes and restrictions, with respect to real property, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use, and (i) other Encumbrances that do not materially detract from or interfere with the value or use of the asset subject thereto.

“Permitted Holder” means (a) each of John C. Malone and Gregory B. Maffei (whether such persons are acting individually or in concert), and their respective spouses, siblings or lineal descendants (including adoptees), (b) any trusts or private foundations created primarily for the benefit of, or controlled at the time of creation by, any of the persons described in clause (a), or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes, (c) in the event of the incompetence or death of any of the persons described in clause (a), such person’s estate, executor, administrator, committee or other personal representative or similar fiduciary or beneficiaries, heirs, devisees or distributees, in each case, who at any particular date shall beneficially own shares of Liberty Ventures Common Stock, or (d) any group consisting solely of persons described in clauses (a) to (c).

“Person” means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Personal Information” has the meaning set forth in Section 3.14(e).

“Preliminary Proxy Statement” has the meaning set forth in Section 5.11(b).

“Principal Company Stockholders” has the meaning set forth in the Recitals.

“Principal Company Stockholders Voting Agreements” has the meaning set forth in the Recitals.

“Principal Liberty Stockholders” has the meaning set forth in the Recitals.

“Principal Liberty Stockholders Voting Agreement” has the meaning set forth in the Recitals.

“Qualifying Subsidiary” means a former direct or indirect Subsidiary of Liberty, any successor of any such former Subsidiary, and the parent company (directly or indirectly) of any such former Subsidiary or successor, including Liberty Media Corporation, Liberty TripAdvisor Holdings, Inc., Liberty Expedia Holdings, Inc., Liberty Broadband Corporation, Ascent Capital Group, Inc. and CommerceHub, Inc.

“QVC Group” means the QVC Group as defined in the Liberty Charter.

“RCA” means the Regulatory Commission of Alaska.

“Real Property” has the meaning set forth in Section 3.12(b).

“Reattribution” means the reattribution of the assets and liabilities set forth on Schedule A under the heading “Reattributed Assets and Liabilities” from the Liberty Ventures Group to the QVC Group in connection with the completion of the Transactions, as may be updated by the Final Reattributed and Contributed Ventures Assets Schedule in accordance with the terms hereof.

“Reattribution Schedule” has the meaning set forth in Section 4.19.

“Reattribution Schedule Date” has the meaning set forth in Section 4.19.

“Reincorporation Merger” has the meaning set forth in Section 5.11(a).

“Reincorporation Merger Sub” has the meaning set forth in Section 5.11(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment

(including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Registration Statement” means the registration statement on Form S-4 to be filed by the Company with the SEC in connection with the Transactions, which will register the issuance of the Auto Conversion Shares and the Split-Off Shares to be issued pursuant to this Agreement.

“Representatives” means, with respect to Liberty or the Company or any of their Subsidiaries, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives.

“Restated Company Articles” means the amended and restated articles of incorporation of the Company, in the form attached as Exhibit D.

“Restated Company Articles Filing Date” has the meaning set forth in Section 2.1(a).

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Senior Credit Agreement” means, individually or collectively, as the context may require, (i) that certain Fourth Amended and Restated Credit and Guarantee Agreement, dated as of February 2, 2015, among GCI Holdings, Inc., as the borrower, GCI, Inc., as the parent, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and Credit Agricole Corporate and Investment Bank, as the administrative agent, as amended and (ii) that certain Credit Agreement, dated as of June 30, 2014, between GCI Holdings, Inc., as the borrower, and Wells Fargo Bank, National Association, as the lender, as amended.

“Services Agreement” means that certain Services Agreement, to be entered into on or prior to the Closing Date, by and between Liberty Media Corporation and the Company, substantially in the form attached hereto as Exhibit E.

“Severance Bucket” has the meaning set forth in Section 5.1(a)(viii).

“Special Committee” means the special committee of the Board of Directors of the Company formed in connection with the Company’s consideration of the Transactions.

“Specified Persons” means the Persons set forth on Section 1.1(d) of the Liberty Disclosure Letter.

“Split-Off” means the redemption by Liberty of each share of its Liberty Ventures Series A Common Stock and Liberty Ventures Series B Common Stock in exchange for a share of the corresponding class of Company Common Stock.

“Split-Off Closing” means the closing of the Split-Off.

“Split-Off Effective Time” has the meaning set forth in Section 2.4(a)(i).

“Split-Off Effective Time Assets and Liabilities” means those assets listed on Schedule A under the heading “Split-Off Effective Time Assets and Liabilities”, as each may be updated by the Final Reattributed and Contributed Ventures Assets Schedule in accordance with the terms hereof.

“Split-Off Shares” has the meaning set forth in Section 2.4(a)(i).

“Split-Off Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into by Liberty and the Company on the Closing Date, substantially in the form attached hereto as Exhibit F.

“State Commissions” means the RCA and any other state Governmental Authority that has issued Communications Licenses to the Company or its Subsidiaries, or any successor to any such state Governmental Authority.

“Stockholder Suit” has the meaning set forth in the definition of Company Material Adverse Effect.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (i) that is consolidated with such Person for purposes of financial reporting under GAAP or (ii) in which such Person (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Superior Company Proposal” means a bona fide written Alternative Company Transaction Proposal which the Board of Directors of the Company (or the Special Committee or any other committee thereof) determines in good faith (after consultation with its respective outside legal counsel and financial advisor of nationally recognized reputation that the Board of Directors of the Company (or the Special Committee or any other committee thereof),  reasonably believes to be independent), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained, (c) is more favorable from a financial point of view to the Company and its stockholders than the terms of the Transactions and (d) is otherwise on terms superior to the Transactions; provided, however, that for purposes of this definition of “Superior Company Proposal,” the term “Alternative Company Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to twenty percent (20%) in the definition of “Alternative Company Transaction” when used in the definition of “Alternative Company Transaction Proposal” shall be replaced with a reference to eighty percent (80%).

“Superior Liberty Ventures Proposal” means a bona fide written Alternative Liberty Ventures Transaction Proposal which the Board of Directors of Liberty (or any committee thereof, if applicable) determines in good faith (after consultation with their respective outside legal counsel and financial advisor of nationally recognized reputation that the Board of Directors of Liberty (or any committee thereof, if applicable) reasonably believes to be independent), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal, (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained, (c) is more favorable from a financial point of view to the Liberty Ventures Group and holders of the Liberty Ventures Common Stock than the terms of the Contribution and Split Off and the other Transactions and (d) is otherwise on terms superior to the transaction contemplated by this Agreement; provided, however, that for purposes of this definition of “Superior Liberty Ventures Proposal,” the term “Alternative Liberty Ventures Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to twenty percent (20%) in the definition of “Alternative Liberty Ventures Transaction” when used in the definition of “Alternative Liberty Ventures Transaction Proposal” shall be replaced with a reference to eighty percent (80%); provided, further that in no case shall an Alternative Liberty Ventures Transaction Proposal made by a Specified Person or a Permitted Holder or their respective controlled Affiliates constitute a Superior Liberty Ventures Proposal, irrespective of the legal, financial, tax, regulatory, timing and other aspects of such Alternative Liberty Ventures Transaction Proposal.

“Supplemental Indenture” means the Eighteenth Supplemental Indenture, dated August 23, 2016, between LI LLC and The Bank of New York Mellon Trust Company, N.A., as trustee, as in effect on the date hereof.

“Tax” or “Taxes” means (a) any and all taxes, charges, fees, levies, customs, duties, tariffs, or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, charges, fees, levies, customs, duties, tariffs or other assessments imposed by any Tax Authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis, and (b) all interest, penalties, fines, additions to tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clause (a).

“Tax Authority” means any Governmental Authority imposing or responsible for the collection or administration of any Taxes.

“Tax Law” means any applicable Law relating to Taxes.

“Tax Representation Letters” means the letters delivered to Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Liberty, and Sherman & Howard L.L.C., tax counsel to the Company, which shall contain representations of Liberty and the Company, as applicable, and shall be signed by a duly authorized officer of Liberty or the Company, as applicable, in each case as shall be reasonably necessary or appropriate to enable Skadden, Arps, Slate, Meagher & Flom LLP and Sherman & Howard L.L.C. to render (a) any tax opinion relating to the U.S. federal income tax consequences of the transactions contemplated by this Agreement that is contained or set forth in the Joint Proxy Statement and Registration Statement, (b) the tax opinions described in Section 6.2(f) and Section 6.3(e) and (c) any written notices or written confirmations related to such tax opinions described in Section 2.1(a) or Article VI.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated Tax) supplied to or filed with, or required to be supplied to or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Tax Sharing Agreement” means all agreements or arrangements that provide for the allocation, apportionment, sharing, assignment or indemnification of any Tax liability or benefit for the purpose of determining any Person’s Tax liability (other than commercial agreements the primary purpose of which does not relate to Taxes).

“Trademarks” means trademarks, service marks, trade dress, trade names (including fictitious, assumed and d/b/a names), Internet domain names, URLs, social media accounts, designs, logos and slogans, together with goodwill, registrations and applications relating to the foregoing.

“Transaction Agent” has the meaning set forth in Section 2.5(a).

“Transactions” has the meaning set forth in the Recitals.

“Transitional Executive Compensation Plan” means that certain transitional executive compensation plan providing for certain executive compensation matters with respect to  specified Company employees having the title of Senior Vice President or above, which plan shall be in the form presented to and approved by Liberty prior to the execution of this Agreement.

“Transitional Stock Incentive Plan” means the Company’s Transitional Stock Adjustment Plan.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code in effect on the date hereof, and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Voting Company Debt” has the meaning set forth in Section 3.2(c).

Section 1.2                                    Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                 when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)                                 the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                                  whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)                                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                                  references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

(f)                                   all capitalized terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)                                  the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)                                 references to a Person are also to its successors and permitted assigns;

(i)                                     references to monetary amounts are to the lawful currency of the United States;

(j)                                    words importing the singular include the plural and vice versa and words importing gender include all genders;

(k)                                 time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and

(l)                                     the parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
THE TRANSACTIONS

Section 2.1                                    Restated Company Articles and Company Reclassification.

(a)                                 Filing of Restated Company Articles.  Unless this Agreement shall have been terminated in accordance with Section 7.1, on (x) the Business Day on which all of the conditions set forth in Sections 6.1, 6.2 and 6.3 have been satisfied (or are capable of being satisfied if the Auto Conversion Effective Time were to occur on such date) or waived in writing by the party entitled to the benefit of the same (which satisfaction, capability to be satisfied or waiver shall be certified in writing by the Company, on the one hand, and Liberty and LI LLC, on the other hand, and delivered to the other parties hereto on such date (the “Conditional Notice”)) or (y) such later date as the parties hereto may agree in writing (provided that the parties hereto have delivered a Conditional Notice on such later date) (such date, in the case of clause (x) or clause (y), as applicable, the “Restated Company Articles Filing Date”), the Company shall file the Restated Company Articles effecting the Company Reclassification with the Alaska Commissioner; provided, that in the case of the conditions set forth in Sections 6.2(f) and 6.3(e), such conditions shall be deemed capable of being satisfied for purposes of this Section 2.1 upon the delivery of a written notice from the Person delivering the tax opinion referenced therein informing the Company or Liberty, as applicable, that as of the Restated Company Articles Filing Date no event or condition has occurred that would reasonably be expected to cause the failure of the conditions set forth in Sections 6.2(f) or 6.3(e), as applicable.

(b)                                 Company Reclassification.  Upon the receipt of written notice from the Alaska Commissioner (the “Alaska Notice”) that the Restated Company Articles effecting the Company Reclassification have been accepted for filing and found to conform to law (the “Company Reclassification Effective Date”), in accordance therewith, the name of the Company shall be changed to “GCI Liberty, Inc.”, and:

(i)                                     each issued share of Company Class A Common Stock shall be reclassified into one share of Company Class A-1 Common Stock;

(ii)                                  each issued share of Company Class B Common Stock shall be reclassified into one share of Company Class B-1 Common Stock; and

(iii)                               the Company Reclassified Class A Common Stock, Company Reclassified Class B Common Stock, Company Reclassified Class C Common Stock, and Company Series A Preferred Stock, in each case, will be authorized with no shares outstanding.

(c)                                  GCI Sub Merger. In the event that the condition set forth on Section 2.1(c) of the Company Disclosure Letter has not been satisfied on or prior to the Restated Company Articles Filing Date, on such date the Company will file with the Alaska Commissioner Articles of Merger and an exact copy thereof providing for the merger of GCI Sub with and into the Company (the “GCI Sub Merger”), with the Company as the surviving corporation in the GCI Sub Merger.  Upon receipt of written notice from the Alaska Commissioner that the Articles of Merger providing for the GCI Sub Merger have been accepted for filing and found to conform to law, each issued and outstanding share of capital stock of GCI Sub (all of which is held by the

Company) shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d)                                 Company Equity Awards.   On the Company Reclassification Effective Date, each Company Stock Option and award of Company Restricted Stock that is outstanding immediately prior to the Company Reclassification Effective Date shall be converted into a corresponding award with respect to an equal number of shares of Company Class A-1 Common Stock as such Company Stock Option or award of Company Restricted Stock, as applicable, related thereto immediately prior to the Company Reclassification Effective Date and with such other terms and conditions as were applicable to such Company Stock Option or award of Company Restricted Stock immediately prior to the Company Reclassification Effective Date.

(e)                                  Treatment of Shares. Promptly following the Company Reclassification Effective Date, the Company and Liberty will cause the Transaction Agent to exchange the applicable class and number of Company Book Entry Shares held as of the Company Reclassification Effective Date for the applicable series and number of Company Book Entry Shares into which such shares have been reclassified.  Further, if the Auto Conversion Effective Time does not occur as contemplated by Section 2.2 (or if any holder of Company Certificates properly requests a letter of transmittal prior to the Auto Conversion Effective Time), the Company and Liberty will cause the Transaction Agent to mail to the holders of record of Company Certificates as of the Company Reclassification Effective Date (or such individual requesting record holder) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the reclassified shares of Company Common Stock will pass, only upon proper delivery of the Company Certificates representing such shares to the Transaction Agent) with instructions for use in effecting the surrender of the Company Certificates representing the Company Common Stock.  Following the Company Reclassification Effective Date and until the Auto Conversion Effective Time, until surrendered or exchanged, each Company Certificate and Company Book Entry Share shall represent for all purposes only the reclassified Company Common Stock pursuant to this Section 2.1.   For the avoidance of doubt, if the Auto Conversion Effective Time occurs as contemplated by Section 2.2, the Company and Liberty will cause the Transaction Agent to take appropriate action to exchange Company Certificates pursuant to Section 2.5.

Section 2.2                                    Auto Conversion .

(a)                                 Auto Conversion.

(i)                                     Unless this Agreement shall have been terminated in accordance with Section 7.1, as soon as reasonably practicable following the Company Reclassification Effective Date, but subject to all of the conditions set forth in Sections 6.1, 6.2 and 6.3 having been satisfied (or being capable of being satisfied at the Auto Conversion Effective Time) or waived by the party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Auto Conversion Effective Time, but subject to the satisfaction or waiver of such conditions at such time), the Company shall file with the SEC, at 4:01 p.m., New York City time (or as promptly as practicable thereafter), a Current Report on Form 8-K (the “Auto Conversion Notice”) effecting the Auto Conversion in accordance with the terms of the Restated Company Articles.  The parties acknowledge and agree that, subject to such conditions being satisfied, capable of satisfaction or waived, as applicable, the Auto Conversion Notice shall be filed no later than the fifth (5th) Business Day following the receipt of the Alaska Notice.

(ii)                                  Upon the filing of the Auto Conversion Notice, at the filing time and date specified in the accession notice received from the SEC in connection therewith (the “Auto Conversion Effective Time”), each outstanding share of Company Class A-1 Common Stock and each outstanding share of Company Class B-1 Common Stock, in each case, without any action by the holder thereof, shall automatically be converted into:

(1)                                 a fraction of a share of Company Reclassified Class A Common Stock equal to the Company Reclassified Class A Common Stock Conversion Ratio, and

(2)                                 a fraction of a share of Company Series A Preferred Stock equal to the Company Series A Preferred Stock Conversion Ratio (the shares of Company Capital Stock issued in connection with this Section 2.2(a)(ii) hereinafter referred to as the “Auto Conversion Shares”);

provided, that to the extent this Agreement is terminated in accordance with its terms following the Restated Company Articles Filing Date but prior to the Auto Conversion Effective Time, then the shares of Company Class A-1 Common Stock and Company Class B-1 Common Stock shall not be automatically convertible in any manner and shall not convert at any time other than in accordance with the Restated Company Articles (as the same may be amended from time to time in accordance with the ACC).  Following the Auto Conversion Effective Time, until surrendered or exchanged, each Certificate and Book Entry Share with respect to shares of Company Capital Stock shall represent for all purposes only the applicable shares of Company Reclassified Class A Common Stock and Company Series A Preferred Stock pursuant to this Section 2.2.  Notwithstanding the foregoing, any shares of Company Restricted Stock shall remain subject to the restrictions described in Section 2.2(d).

(b)                                 Fractional Shares.  As a result of the application of the Company Reclassified Class A Common Stock Conversion Ratio and the Company Series A Preferred Stock Conversion Ratio pursuant to Section 2.2(a)(ii), fractional shares of Company Capital Stock will be issued in connection with the Auto Conversion to the holders of record of Company Capital Stock.  Such fractional shares will not be listed or tradable on NASDAQ.  Any fractional shares of Company Capital Stock issued pursuant to Section 2.2(a)(ii) shall entitle the record holder thereof to vote in the same manner as the record holder of a whole share of Company Capital Stock but proportional to the fractional interest held by such record holder.  It is anticipated such fractional shares will be eliminated in connection with the Reincorporation Merger (if and when consummated).

(c)                                  Adjustment.  If, at any time from the date hereof until the Auto Conversion Effective Time, any change in the outstanding Company Common Stock or the Liberty Ventures Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination or any stock or cash dividend thereon with a record date during such period, or any similar transaction or event affecting the Company Common Stock or the Liberty

Ventures Common Stock, the Company Reclassified Class A Common Stock Conversion Ratio and the Company Series A Preferred Stock Conversion Ratio shall be appropriately and equitably adjusted to provide the holders of shares of Company Common Stock comparable economic effect to that contemplated by this Agreement prior to such event.

(d)                                 Company Equity Awards.

(i)                                     Prior to the Auto Conversion Effective Time, the Company or the Board of Directors of the Company (or the applicable committee thereof), as applicable, shall adopt resolutions and take all other actions necessary to effectuate the actions set forth in this Section 2.2 and to ensure that, notwithstanding anything to the contrary, following the Auto Conversion Effective Time, no Person shall have any right to acquire any securities of the Company or to receive any payment, right or benefit with respect to any award previously granted under any Company Plan (whether hereunder, under any Company Plan or individual award agreement or otherwise), except the right to receive a payment, right or benefit with respect thereto as provided in this Section 2.2(d).

(ii)                                  At the Auto Conversion Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Auto Conversion Effective Time shall be converted automatically into an option (an “Adjusted Stock Option”) to purchase, on substantially the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Auto Conversion Effective Time (including vesting terms), a number of shares (or fraction of a share) of Company Reclassified Class A Common Stock equal to the Company Option Conversion Ratio multiplied by the number of shares of Company Common Stock subject to such Company Stock Option, with an exercise price per share equal to the exercise price per share of the Company Stock Option divided by the Company Option Conversion Ratio; provided, that the terms and conditions of exercise of the Adjusted Stock Option shall in any event be determined in a manner consistent with maintaining the applicable exemption from Section 409A of the Code.

(iii)                               At the Auto Conversion Effective Time, each award of Company Restricted Stock that is outstanding immediately prior to the Auto Conversion Effective Time shall, as of the Auto Conversion Effective Time, be converted in accordance with the provisions set forth in Section 2.2(a)(ii) applicable to the conversion of Company Class A-1 Common Stock (following such conversion of such award of Company Restricted Stock, an “Adjusted Restricted Stock Award”);  provided, however, that such Adjusted Restricted Stock Award will be subject to the same terms and conditions as were applicable under such award of Company Restricted Stock immediately prior to the Auto Conversion Effective Time (including vesting terms).  For the avoidance of doubt, there shall be no accelerated vesting of Company Restricted Stock or an Adjusted Restricted Stock Award in connection with or as a result of the Transactions.

Section 2.3                                    Contribution.

(a)                                 Contribution.  Following the Company Reclassification Effective Date and the Auto Conversion Effective Time, upon the terms and subject to the conditions set forth in this Agreement, the ACC and the DGCL, Liberty, LI LLC and the Company shall effect the Contribution in accordance with this Section 2.3.  At the effective time of the Contribution (the “Contribution Effective Time”), all of the assets and liabilities subject to the Contribution (other than the assets and liabilities set forth on Schedule A under the heading “Split-Off Effective

Time Assets and Liabilities” that will be transferred at or immediately prior to the Split-Off Effective Time) shall be transferred from Liberty and LI LLC, as applicable, to the Company on the terms set forth herein.

(b)                                 Contribution Closing.  Unless this Agreement shall have been terminated in accordance with Section 7.1, subject to the satisfaction or waiver by the party entitled to the benefit of the same of the conditions set forth in Sections 6.4 (other than conditions which by their terms are required to be satisfied or waived at the Contribution Effective Time, but subject to the satisfaction or waiver of such conditions at such time), at 8:00 a.m., New York City time, on the Business Day immediately following the date on which the Auto Conversion Effective Time occurred in accordance with Section 2.2 (the “Closing Date”), the parties hereto will effect the closing of the Contribution (the “Contribution Closing”).

(c)                                  Contributed Interests.  At the Contribution Effective Time (or, with respect to the Split-Off Effective Time Assets and Liabilities, such other time specified on Schedule A):

(i)                                     Liberty and LI LLC shall transfer, convey and assign to the Company all of their respective rights, title and interest in and to all of the Contributed Ventures Assets, and the Company shall acquire and accept from Liberty and LI LLC, all such rights, title and interest in and to all of the Contributed Ventures Assets.  Prior to the Contribution Effective Time, it is intended that Liberty will first transfer any of its rights, title and interest in and to the Contributed Ventures Assets to LI LLC, except as otherwise contemplated by Schedule A.

(ii)                                  In exchange for the Contributed Ventures Assets, the Company shall:

(1)                                 issue to LI LLC a number of shares of Company Reclassified Class A Common Stock and a number of shares of Company Reclassified Class B Common Stock equal to the number of shares of Liberty Ventures Series A Common Stock and Liberty Ventures Series B Common Stock, respectively, outstanding on the Closing Date;

(2)                                 assume the Assumed Liabilities;

(3)                                 issue to LI LLC the Company Charter Exchangeable Debentures in an aggregate principal amount equal to the Exchange Offer Principal Amount; and

(4)                                 distribute to LI LLC the Agreed Cash Amount immediately following Broadband Holdco’s receipt of such amount of borrowed funds under its Loan Facility.

(iii)                               (1)                                 Immediately following the contribution of the Contributed Ventures Assets pursuant to Section 2.3(c)(i) and prior to the distribution described in Section 2.3(c)(ii)(4), the Company shall cause Broadband Holdco to borrow funds under the Loan Facility in an amount sufficient to permit the distribution by Broadband Holdco to the Company of the Agreed Cash Amount and shall cause Broadband Holdco to distribute the Agreed Cash Amount to the Company.

(2)                                 Within 12 months following the Closing Date, Liberty and LI LLC will cause the Agreed Cash Amount to be paid to their creditors or used to repurchase stock of Liberty in pursuance of the plan of reorganization.

(d)                                 Directors and Officers.  The Company will use its best efforts to cause the directors of the Board of Directors of the Company in office immediately prior to the Contribution Effective Time, other than the person listed on Schedule B-1, to resign in such capacity, with such resignations to be effective as of the Contribution Effective Time (the “Director Resignations”).  The Company shall deliver evidence of each such Director Resignation prior to the Contribution Effective Time.  The parties shall take all requisite action such that the directors of the Company as of the Contribution Effective Time shall include each of those persons set forth on Schedule B-2, together with any additional Persons identified to the Company in writing by Liberty (in its sole discretion) prior to the Contribution Effective Time.  The directors of the Company at the Contribution Effective Time shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.  If immediately prior to the Contribution Effective Time, the Company has not received each of the Director Resignations (which Director Resignations shall not be modified, amended, withdrawn or rescinded in any manner), the Company shall duly give notice to its shareholders pursuant to the ACC of a special meeting, and will hold such special meeting, to seek removal of each director of the Company (other than the person listed on Schedule B-1) who has not properly delivered his or her Director Resignation as of immediately prior to the Contribution Effective Time.  The parties shall take all requisite action such that the officers of the Company as of the Contribution Effective Time shall include any Persons identified to the Company in writing by Liberty (in its sole discretion) prior to the Contribution Effective Time and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

Section 2.4                                    Split-Off.

(a)                                 Split-Off.

(i)                                     Following the Company Reclassification Effective Date, the Auto Conversion Effective Time and the Contribution Effective Time, unless this Agreement shall have been terminated in accordance with Section 7.1, subject to the satisfaction or waiver by the party entitled to the benefit of the same of the conditions set forth in Section 6.5 (other than conditions which by their terms are required to be satisfied or waived at the Split-Off Effective Time, but subject to the satisfaction or waiver of such conditions), at 4:01 p.m., New York City time, on the Closing Date (the “Split-Off Effective Time”), Liberty will redeem (i) each outstanding share of Liberty Ventures Series A Common Stock for one share of Company Reclassified Class A Common Stock, with no shares of Liberty Ventures Series A Common Stock remaining outstanding, and (ii) each outstanding share of Liberty Ventures Series B Common Stock for one share of Company Reclassified Class B Common Stock, with no shares of Liberty Ventures Series B Common Stock remaining outstanding (the shares of Company Common Stock distributed pursuant to this Section 2.4(a)(i) hereinafter referred to as the “Split-Off Shares”).

(ii)                                  Prior to the Split-Off Effective Time, LI LLC shall, and Liberty shall cause LI LLC to, distribute from LI LLC to Liberty the shares of Company Common Stock received by LI LLC in the Contribution such that Liberty may effect the Split-Off and redeem the shares of Liberty Ventures Common Stock for shares of Company Common Stock as set forth in Section 2.4(a)(i).

(iii)                               Promptly following the Split-Off Effective Time, Liberty will cause the Transaction Agent to exchange the applicable series and number of shares of Liberty Ventures Common Stock held as of the Split-Off Effective Time for the applicable series and number of shares of Company Common Stock pursuant to Section 2.5.  Following the Split-Off Effective Time, until surrendered or exchanged, each Certificate and Book Entry Share with respect to Liberty Ventures Common Stock shall represent for all purposes only the right to receive the applicable shares of Company Reclassified Class A Common Stock and Company Reclassified Class B Common Stock pursuant to this Section 2.4.

(iv)                              Shares of Company Common Stock that are exchanged in connection with the Split-Off for shares of Liberty Ventures Common Stock will be deemed to have been exchanged as of the Split-Off Effective Time.

(b)                                 Adjustment to Liberty Ventures Common Stock Equity Awards.

(i)                                     Certain current and former employees, non-employee directors and consultants of Liberty, the Qualifying Subsidiaries and their respective Subsidiaries have been granted options, stock appreciation rights and restricted shares in respect of Liberty Ventures Common Stock pursuant to various stock incentive plans of Liberty administered by the Liberty Board of Directors (collectively, “LVNT Awards”).  Liberty and the Company shall use reasonable best efforts to take all actions necessary or appropriate so that LVNT Awards that are outstanding immediately prior to the Split-Off Effective Time are adjusted as set forth in this Section 2.4(b).

(ii)                                  As of the Split-Off Effective Time, and as determined by the Liberty Board of Directors pursuant to its authority granted under the applicable stock incentive plan of Liberty, each holder of an LVNT Award constituting an option to acquire shares of Liberty Ventures Common Stock (whether unvested, partially vested or fully vested) (each a “Liberty Option”), will receive, in exchange for such Liberty Option, an option to purchase an equivalent number of shares of the corresponding class of Company Common Stock (a “Company Post-Split-Off Option”)  The Company Post-Split-Off Option will be subject to the terms and conditions of the Transitional Stock Incentive Plan.

Except as described herein, all other terms of the Company Post-Split-Off Options (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Liberty Options; provided, that the terms and conditions of exercise of the Company Post-Split-Off Options shall in any event be determined in a manner consistent with maintaining the applicable exemption from Section 409A of the Code.

(iii)                               As of the Split-Off Effective Time, and as determined by the Liberty Board of Directors pursuant to its authority granted under the applicable stock incentive plan of Liberty, each holder of an LVNT Award constituting a stock appreciation right with respect to shares of Liberty Ventures Common Stock (whether unvested, partially vested or fully vested) (each a “Liberty SAR”) will receive, in exchange for the Liberty SAR, a stock appreciation right with respect to an equivalent number of shares of the corresponding class of Company Common Stock (a “Company Post-Split-Off SAR”).  The Company Post-Split-Off SAR will be subject to the terms and conditions of the Transitional Stock Incentive Plan.

Except as described herein, all other terms of the Company Post-Split-Off SARs (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Liberty SARs; provided, that the terms and conditions of exercise of the Company Post-Split-Off SARs shall in any event be determined in a manner consistent with maintaining the applicable exemption from Section 409A of the Code.

(iv)                              As of the Split-Off Effective Time, and as determined by the Liberty Board of Directors pursuant to its authority granted under the applicable stock incentive plan of Liberty, each holder of an LVNT Award constituting a restricted stock unit with respect to shares of Liberty Ventures Common Stock (whether unvested, partially vested or fully vested) (each a “Liberty RSU”) will receive, in exchange for the Liberty RSU, a restricted stock unit with respect to an equivalent number of shares of the corresponding class of Company Common Stock (a “Company Post-Split-Off RSU”).  The Company Post-Split-Off RSU will be subject to the terms and conditions of the Transitional Stock Incentive Plan.

Except as described herein, all other terms of the Company Post-Split-Off RSUs (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Liberty RSUs; provided, that the terms and conditions of the Company Post-Split-Off RSU shall in any event be determined in a manner consistent with maintaining the applicable exemption from or compliance with Section 409A of the Code.

(v)                                 Shares of Liberty Ventures Common Stock that are subject to a restricted stock award granted under a stock incentive plan of Liberty (“Liberty Restricted Stock”) will participate in the Split-Off in the same manner as all other outstanding shares of Liberty Ventures Common Stock.  Except as described herein, shares of Company Common Stock received by such holders of Liberty Restricted Stock (“Company Post-Split-Off Restricted Stock”), in redemption for their Liberty Restricted Stock, will otherwise be subject, in all material respects, to the same terms and conditions (including the vesting terms thereof) as those applicable to such shares of Liberty Restricted Stock immediately prior to the Split-Off Effective Time.  The Company Post-Split-Off Restricted Stock will be subject to the terms and conditions of the Transitional Stock Incentive Plan.

(vi)                              From and after the Split-Off Effective Time, Company Post-Split-Off Options, Company Post-Split-Off SARs, Company Post-Split-Off RSUs and Company Post-Split-Off Restricted Stock (collectively, the “Company Post-Split-Off Adjusted Awards”), regardless of by whom held, shall be settled by the Company pursuant to the terms of the Transitional Stock Incentive Plan.  The obligation to deliver (i) shares of Company Common Stock upon the exercise of Company Post-Split-Off Options, (ii) cash or shares of Company Common Stock in settlement of Company Post-Split-Off SARs or (iii) shares of Company Common Stock upon vesting of shares of Company Post-Split-Off Restricted Stock or Company

Post-Split-Off RSUs shall be the sole obligation of the Company, and Liberty shall have no Liability in respect thereof.

(vii)                           It is intended that the Transitional Stock Incentive Plan be considered, as to any Company Post-Split-Off Adjusted Awards, to be a successor plan to the stock incentive plan of Liberty pursuant to which the corresponding Liberty Option, Liberty SAR, Liberty RSU or Liberty Restricted Stock was issued, and the Company shall be deemed to have assumed the obligations under the applicable stock incentive plans of Liberty to make the adjustments to the LVNT Awards set forth in this Section 2.4(b).

(viii)                        With respect to any Company Post-Split-Off Adjusted Awards, service after the Split-Off Effective Time, at the request of or with the consent of Liberty or the Company, as an employee or non-employee director of, or consultant to, Liberty, the Company, any Qualifying Subsidiary or any of their respective Subsidiaries shall be treated as service to Liberty and the Company and their respective Subsidiaries for all purposes under such Company Post-Split-Off Adjusted Awards following the Split-Off Effective Time.

(ix)                              None of the transactions contemplated hereby, or by any exhibit or schedule hereto, shall be considered a termination of employment for any employee of Liberty, the Company or any of their respective Subsidiaries for purposes of any Company Post-Split-Off Adjusted Award.

Section 2.5                                    Exchange of Certificates and Book Entry Shares.

(a)                                 Transaction Agent.  Prior to the Company Reclassification Effective Date, Liberty shall select an institution reasonably acceptable to the Company to act as the exchange agent and the redemption agent (the “Transaction Agent”) in connection with the Transactions.  The parties hereto will cause to be made available to the Transaction Agent, (x) at or prior to the Company Reclassification Effective Date, a number of shares of Company Capital Stock sufficient to effect the Company Reclassification pursuant to Section 2.1, (y) at or prior to the Auto Conversion Effective Time, a number of shares of Company Capital Stock sufficient to effect the Auto Conversion pursuant to Section 2.2 and (z) at or prior to the Split-Off Effective Time, a number of shares of Company Capital Stock sufficient to effect the Split-Off pursuant to Section 2.4 (such shares of Company Capital Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”).  Promptly after the Closing Date, the parties hereto will send, or will cause the Transaction Agent to send, to each holder of record of shares of Company Capital Stock issued and outstanding immediately prior to the Auto Conversion Effective Time (1) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Transaction Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) for use in effecting delivery of shares of Company Capital Stock to the Transaction Agent and (2) instructions for effecting the surrender of Certificates or transfer of Book Entry Shares in exchange for the consideration issuable and payable in respect thereof, and any dividends or other distributions to which such holders are entitled pursuant to

Section 2.5(d).  Exchange of any Book Entry Shares shall be effected in accordance with Liberty’s customary procedures with respect to securities represented by book entry.

(b)                                 Exchange Procedure. Each holder of shares of (i) Company Capital Stock that have been converted pursuant to Section 2.2 or (ii) Liberty Ventures Common Stock that have been redeemed pursuant to Section 2.4, as applicable, upon surrender to the Transaction Agent of an applicable Certificate or transfer of applicable Book Entry Shares (as evidenced by receipt by the Transaction Agent of an “agent’s message” in customary form or other evidence as the Transaction Agent may reasonably request, together with a properly completed letter of transmittal), will be entitled to receive the consideration pursuant thereto in non-certificated book-entry form (unless a physical certificate is requested).  Such Certificate or Book Entry Share shall forthwith be cancelled following the receipt of the applicable consideration.  No interest shall be paid or accrued on any such consideration, or on any unpaid dividends and distributions payable to holders of Certificates or Book Entry Shares.  Following the Auto Conversion Effective Time or Split-Off Effective Time, as applicable, until so surrendered or exchanged, each Certificate and Book Entry Share shall represent for all purposes only the applicable consideration to be received in exchange therefor and the right to receive any dividends and other distributions in accordance with this Section 2.5(b) and 2.5(d).

(c)                                  Certificate Holder. If any portion of the reclassified Company Common Stock, Auto Conversion Shares or Split-Off Shares, as applicable, is to be paid to or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the reclassified Company Common Stock, Auto Conversion Shares or the Split-Off Shares shall pay to the Transaction Agent any transfer or other Taxes required as a result of such payment or registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of Liberty and the Transaction Agent that such Tax has been paid or is not payable.

(d)                                 Dividends and Distributions.  Following the Auto Conversion Effective Time, no dividends or other distributions with respect to shares of Company Capital Stock shall be paid to the holder of any unsurrendered Certificates or non-exchanged Book Entry Shares until such Certificates are properly surrendered or Book Entry Shares are property exchanged in accordance with this Section 2.5.  Following such surrender or exchange, as applicable, there shall be paid, without interest thereon, to the record holder of the shares of Company Capital Stock issued in exchange therefor (1) at the time of such surrender or exchange, all dividends and other distributions payable in respect of such shares of Company Capital Stock with a record date after the Auto Conversion Effective Time and a payment date on or prior to the date of such surrender or exchange and not previously paid and (2) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Company Capital Stock with a record date after the Auto Conversion Effective Time but with a payment date subsequent to such surrender or exchange.  For purposes of dividends or other distributions in respect of shares of Company Capital Stock, all shares of Company Capital Stock to be issued pursuant to the Auto Conversion and the Contribution shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Auto Conversion Effective Time or the Contribution Effective Time, as applicable.

(e)                                  No Further Ownership Rights.  The consideration paid in accordance with the terms of this Section 2.5 shall be deemed to have been paid in full satisfaction of all rights pertaining to shares of Company Capital Stock and Liberty Ventures Common Stock, subject, however, to the Company’s obligation or Liberty’s obligation, as applicable, to pay any dividends or make any other distributions with a record date prior to the Auto Conversion Effective Time or Split-Off Effective Time, as applicable, that may have been declared or made by the Company on such shares of Company Capital Stock or by Liberty on such shares of Liberty Ventures Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Auto Conversion Effective Time or the Split-Off Effective Time, as applicable, and thereafter there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Capital Stock or on the stock transfer books of Liberty of shares of Liberty Ventures Common Stock, as applicable, that were outstanding immediately prior to the Auto Conversion Effective Time or the Split-Off Effective Time, as applicable.  If, after the Auto Conversion Effective Time or the Split-Off Effective Time, as applicable, any Certificates or Book Entry Shares formerly representing shares of Company Capital Stock (as the same existed prior to the Auto Conversion Effective Time) or Liberty Ventures Common Stock are presented to the Company or the Transaction Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.5.

(f)                                   Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Capital Stock or Liberty Ventures Common Stock for nine (9) months after the Split-Off Effective Time shall be delivered to the Company, upon demand, and any holder of Company Capital Stock or Liberty Ventures Common Stock who has not theretofore complied with this Section 2.5 shall thereafter look only to the Company for payment of its claim for the consideration payable hereunder.

(g)                                  No Liability.  None of Liberty, the Company or the Transaction Agent shall be liable to any Person in respect of any cash or shares of Company Capital Stock from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law.  If any Certificate or Book Entry Share has not been surrendered or exchanged in accordance with this Section 2.5 immediately prior to such date on which the consideration in respect of such Certificate or Book Entry Share would otherwise irrevocably escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

(h)                                 Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Company or Liberty, the posting by such Person of a bond in such reasonable amount as the Company or Liberty may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Transaction Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the consideration issuable and payable in respect thereof and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(d), with respect to each share of Company Capital Stock or Liberty Ventures Common Stock formerly represented by such Certificate.

(i)                                     Withholding Rights.  The Company, Liberty and/or the Transaction Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any other provision of applicable U.S. federal, state, local or foreign Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6                                    Further Assurances.  If, at any time after the Company Reclassification Effective Date or the Split-Off Effective Time, Liberty, LI LLC or the Company, as the case may be, reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Company Reclassification, the Auto Conversion, the Contribution or the Split-Off, or to carry out the purposes and intent of this Agreement at or after the effective date or time of any of the foregoing events, then Liberty, LI LLC or the Company, as the case may be, and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Company Reclassification, the Auto Conversion, the Contribution or the Split-Off and to carry out the purposes and intent of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Documents filed prior to the date of this Agreement (other than any disclosure (x) set forth under “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operation” or under the heading “Regulatory Matters,” “Competition” and “Legal Proceedings,” that is predictive or forward-looking, or (y) that is not factual information but merely cautionary language) but only to the extent the relevance of a disclosure or statement therein to a section of this Article III is reasonably apparent on its face without independent inquiry (provided, that in no event will any disclosure in the Company SEC Documents qualify or limit the representations and warranties in Sections 3.2, 3.3(b), 3.4 3.5, 3.18, 3.21, 3.22 or 3.23 of this Agreement), the Company represents and warrants to Liberty as follows:

Section 3.1                                    Organization; Standing and Power.  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Alaska, (b) the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) the Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (c) as would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Liberty, prior to the date hereof, a true, complete and correct copy of the Company Articles and Company Bylaws, in each case, in effect as of the date of this Agreement.

Section 3.2                                    Capitalization.

(a)                                 From the date hereof until immediately prior to the Company Reclassification Effective Date, the authorized capital stock of the Company consists of (i) One Hundred Million (100,000,000) shares of Company Class A Common Stock, no par value (the “Company Class A Common Stock”), (ii) Ten Million (10,000,000) shares of Company Class B Common Stock, no par value (the “Company Class B Common Stock”, and (iii) One Million (1,000,000) shares of Preferred Stock, no par value.  No other shares of capital stock of, or other equity interests in, the Company are authorized.

(b)                                 As of the close of business on March 29, 2017, (i) 32,882,292 shares of Company Class A Common Stock were issued and outstanding (including 1,707,268 shares of Company Restricted Stock), (ii) 3,152,939 shares of Company Class B Common Stock were issued and outstanding, (iii) 355,619 shares of Company Class A Common Stock were held in treasury by the Company and its Subsidiaries, (iv) no shares of Company Class B Common Stock were held in treasury by the Company and its Subsidiaries, (v) no shares of Company Preferred Stock were issued or outstanding, (vi) 3,000 shares of Company Class A Common Stock were reserved for issuance pursuant to outstanding unexercised Company Stock Options, (vii) 1,070,846 shares of Company Class A Common Stock were reserved for issuance pursuant to the Incentive Plan, (viii) 3,000,000 shares of Company Class A Common Stock were reserved for issuance pursuant to that certain Amended and Restated Stock Appreciation Rights Agreement, dated July 13, 2015, by and between the Company and Searchlight ALX, LTD, (ix) no shares of Company Class B Common Stock were reserved for issuance pursuant to outstanding unexercised Company Stock Options, (x) no shares of Company Class B Common Stock were reserved for issuance pursuant to the Incentive Plan and (xi) no other shares of capital stock of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.  All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with applicable securities Laws.  No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(c)                                  There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company on the part of any holders of any class of securities of the Company or any Subsidiary of the Company.  Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders or any such Subsidiary on any matter (“Voting Company Debt”).  Except as set forth above or as listed on Section 3.2(c) of the Company Disclosure Letter, other than the Company Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company.  Except as set forth on Section 3.2(c) of the Company Disclosure Letter, there are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.  The Company is not party to any “poison pill” rights plan relating to any shares of capital stock or other equity interests of the Company.

(d)                                 Section 3.2(d) of the Company Disclosure Letter sets forth, in all material respects, the following information as of the close of business on March 29, 2017 with respect to each outstanding Company Equity Award:  the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule, including a description of any acceleration provisions, as applicable.  Each Company Stock Option was granted in accordance with applicable Law and the terms of the Incentive Plan applicable thereto.  Each Company Stock Option has an exercise price, or base price, as applicable, equal to or greater than the fair market value of a share of Company Common Stock at the close of business on the date of grant.

(e)                                  The Company has prior to the date of this Agreement delivered to Liberty true, complete and correct copies of the Incentive Plan and each form of award agreement used under such plan and any variations to such forms, identifying the Person(s) to whom such variations apply.

(f)                                   Neither the Company nor any of its Subsidiaries owns, or since January 1, 2014 has owned, any shares of capital stock of Liberty or any of its Subsidiaries.

Section 3.3                                    Subsidiaries.

(a)                                 Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (iii) as would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Liberty true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of the Company, and all amendments thereto, as in effect as of the date of this Agreement.

(b)                                 All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with applicable securities Laws.  All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company is owned, directly or indirectly, by the Company, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances.

(c)                                  Section 3.3(c) of the Company Disclosure Letter (i) lists (A) each Subsidiary of the Company, (B) its jurisdiction of incorporation or organization, (C) the location of its principal executive office and (D) the type and number of interests held of record by the Company or its Subsidiaries and any third party in a Subsidiary that is not wholly owned by the Company or its Subsidiaries and (ii) sets forth all capital stock or other equity interest in any entity that is owned, in whole or in part, directly or indirectly, by the Company or its Subsidiaries (other than capital stock of, or other equity interests in, its Subsidiaries) (clause (ii), collectively, the “Other Interests”). All Other Interests are fully paid and non-assessable and are owned, directly or indirectly, by the Company free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances, except as set forth in Section 3.3(c) of the Company Disclosure Letter, including restrictions with respect to the Company (or any Subsidiary of the Company, as applicable) voting any of the Other Interests.

Section 3.4                                    Authorization.

(a)                                 The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the Transactions, other than (i) with respect to the Company Reclassification, (x) the approval of the Restated Company Articles, this Agreement and the transactions contemplated hereby by the holders of at least a majority of the outstanding aggregate voting power of Company Common Stock voting together as a single class, (y) the approval of the Restated Company Articles, this Agreement and the transactions contemplated hereby by the holders of at least a majority of the outstanding voting power of the Company Class A Common Stock voting separately as a single class and (z) the approval of the Restated Company Articles, this Agreement and the transactions contemplated hereby by the holders of at least a majority of the outstanding voting power of the Company Class B Common Stock voting separately as a single class and (ii) with respect to the Contribution and the shares of Company Capital Stock issued in connection therewith, the approval of the holders of at least a majority of the aggregate voting power of Company Common Stock, voting together as a single class (clause (i) and (ii) together, the “Company Stockholder Approvals”).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Liberty and LI LLC, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)                                 The Board of Directors of the Company has (i) determined after due diligence that the Restated Company Articles, this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Restated Company Articles, this Agreement and the transactions contemplated hereby, (iii) recommended that the Company Stockholders approve and adopt the Restated Company Articles , this Agreement and the transactions contemplated hereby and (iv) directed that the Restated Company Articles and this Agreement be submitted to the Company Stockholders for approval.

(c)                                  The Company Stockholder Approvals are the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to consummate the Transactions under applicable Law or under the Company Articles or Company Bylaws.

Section 3.5                                    Consents and Approvals; No Violations.

(a)                                 The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority by the Company other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of (A) the Joint Proxy Statement, (B) the Registration Statement,  and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (iv) approval by the FCC of applications for transfer of control and/or assignment of the FCC licenses, authorizations and registrations listed on Section 3.5(a) of the Company Disclosure Letter, (v) approval by the RCA of application(s) for transfer of control and/or assignment of the RCA licenses, operating authority, franchises, designations and registrations listed on Section 3.5(a) of the Company Disclosure Letter, (vi) the filing of the Restated Company Articles effecting the Company Reclassification with the Alaska Commissioner and (vii) the filing of any other documents as required by the DGCL and the ACC.

(b)                                 The execution, delivery and, subject to the receipt of the Company Stockholder Approvals, performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) conflict with or violate any provision of the Company Articles or Company Bylaws or similar organizational documents of any of the Company’s additional Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(a) have been obtained and all filings and other obligations described in Section 3.5(a) have been made (and any applicable HSR waiting periods have expired), conflict with or violate any Law applicable to the Company or any of the Company’s Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) except as set forth in Section 3.5(b)(iii) of the Company Disclosure Letter, require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of the Company’s Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), for such conflicts, violations, triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6                                    SEC Reports and Financial Statements.

(a)                                 The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company since January 1, 2015 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”).  As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”), (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects and in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments).

(c)                                  The Company maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Except as set forth on Section 3.6(c) of the Company Disclosure Letter, based on Company management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) to the Knowledge of the Company, there has been no occurrence of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  To the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and no auditor, accountant, employee or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any of its Subsidiary has engaged in improper accounting practices.  No attorney representing the Company or any of its Subsidiary has reported to the Board of Directors of the Company or any committee thereof or to any current director or executive officer of the Company evidence of a material violation of United States or other securities Laws or breach of fiduciary duty by the Company or any of its executive officers or directors.

(d)                                 The Company has timely responded to all comment letters from the Staff of the SEC relating to the Company SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive.  None of the Company SEC Documents filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review or investigation.

(e)                                  The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.7                                    No Undisclosed Liabilities.  Except as set forth on Section 3.7 of the Company Disclosure Letter or reflected or reserved against in the balance sheet of the Company dated December 31, 2016 included in the Form 10-K filed by the Company with the SEC on March 2, 2017 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP except (a) Liabilities incurred since January 1, 2017, in the ordinary course of business consistent with past practice and (b) Liabilities incurred in connection with this Agreement or the Transactions.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange

Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or Company SEC Documents.

Section 3.8                                    Absence of Certain Changes.  Since January 1, 2017, (a) there has been no event or condition which has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) the Company and each of its Subsidiaries have, in all material respects, conducted their businesses in the ordinary course of business consistent with past practice.

Section 3.9                                    Litigation.  There is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets, or relating to the Transactions.  Neither the Company nor any of its Subsidiaries (or any of its or their respective properties or assets) is subject to or bound by any material Order except as set forth on Section 3.9 of the Company Disclosure Letter (true, complete and correct copies of which have been made available to Liberty prior to the date hereof) and the Company and its Subsidiaries, as applicable, have complied with, and are now in compliance with, all such Orders, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.10                             Compliance with Applicable Laws.

(a)                                 Except as set forth on Section 3.10 of the Company Disclosure Letter, since January 1, 2015, the Company and each of its Subsidiaries have complied, and are now in compliance, in each case, in all material respects, with all applicable Laws.  No material unresolved investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct any such investigation or review.

(b)                                 The Company and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to the Knowledge of the Company, no such Governmental Permits are subject to any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification.

(c)                                  The Company is not an “investment company” under the Investment Company Act of 1940.

Section 3.11                             Communications Licenses.   The Company and its Subsidiaries are the authorized legal holders or otherwise have right to the Communications Licenses, which licenses constitute all of the material licenses, from the FCC or the State Commissions that are required for and/or used in the operation of the business of the Company and its Subsidiaries as presently operated. All the Communications Licenses are valid and in full force and effect, unimpaired by any condition, except those conditions that may be contained within the applicable rules, orders or terms of such Communications Licenses or those conditions or rules applicable to the particular class of Communications Licenses generally, with which the Company and its

Subsidiaries are in compliance in all material respects.  The Company and its Subsidiaries are in compliance in all material respects with the Communications Act of 1934, and the rules, orders and written policies of the FCC and all applicable State Commissions in respect of the operation of the business of the Company. Except as set forth on Section 3.11 of the Company Disclosure Letter, there is not pending or, to the Knowledge of the Company, threatened, any action by or before the FCC or any State Commissions in which the potential or requested remedy is the revocation, suspension, cancellation, rescission or material adverse modification of any of the Communications Licenses, or the payment of any monetary penalty, fine or forfeiture.  Section 3.11 of the Company Disclosure Letter contains a complete and correct list of the Communications Licenses of the Company.

Section 3.12                             Real Property.

(a)                                 Section 3.12(a) of the Company Disclosure Letter sets forth all real property that is owned by the Company or any of its Subsidiaries and is primarily used by the Company or any of its Subsidiaries to conduct its business having a fair market value in excess of $5 million or that is otherwise material to the operation of the Company’s business (the “Company Real Property”).  The Company and its Subsidiaries have good title to all Company Real Property, subject to Permitted Encumbrances.  The use and operation of the Company Real Property in the conduct of business by the Company and its Subsidiaries do not violate in any material respect any instrument of record or agreement affecting such property.

(b)                                 Section 3.12(b)(i) of the Company Disclosure Letter sets forth all material leasehold, subleases or licenses (other than rights of way and transmission facilities) that provide for annual payments by the Company or any of its Subsidiaries in excess of $1 million (the “Company Leases”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property as a tenant to conduct its business (the “Company Leased Property” and together with the Company Real Property, the “Real Property”).  Each Company Lease is valid and in full force and effect and binding on each of the Company and its Subsidiaries, as applicable, and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law) and except as set forth on Section 3.12(b)(ii) of the Company Disclosure Letter, (i) neither the Company nor, to the Knowledge of the Company, any other party to any such lease, is in material default under any such lease, and (ii) no event or circumstance exists to the Knowledge of the Company that with notice or lapse of time or both would constitute a material default of any such lease.  Except as set forth on Section 3.12(b)(ii) of the Company Disclosure Letter, no ownership or leasehold interest identified on Section 3.12(b)(i) of the Company Disclosure Letter has been leased, subleased or assigned, in whole or in part, by the Company or any of its Subsidiaries to another Person.  To the Knowledge of the Company, no right of any other party to such leasehold interest identified on Section 3.12(b)(ii) of the Company Disclosure Letter has materialized entitling such party to terminate such leasehold interest where such party does not have an express right to do so under the applicable leasehold agreement without any additional contingency prior to such leasehold’s expiration.

(c)                                  No condemnation or eminent domain proceeding is pending or, to the Knowledge of the Company, threatened against any part of the Real Property.  Neither the Company nor any of its Subsidiaries have, within the past three (3) years, received any notice of the intention of any Governmental Authority to take or use all or any part of any Real Property in a way that materially affects the use or operation of such property as it is currently used or operated by the Company or its Subsidiaries.

Section 3.13                             Cable Systems and Subscriber Information.

(a)                                 Section 3.13(a) of the Company Disclosure Letter sets forth a complete list of communities in which the Company operates Cable Systems as of date of this Agreement. The Company does not manage or operate any Cable Systems which it does not, directly or indirectly, wholly own, and the Company does not own any Cable Systems that it does not, directly or indirectly, manage and operate.

(b)                                 Section 3.13(b) of the Company Disclosure Letter sets forth the aggregate number of cable, wireless and broadband subscribers as of December 31, 2016, as calculated in accordance with the Company’s policy with respect to calculating subscribers as of the Company Balance Sheet Date, including as to disconnects.

Section 3.14                             Intellectual Property.

(a)                                 Except as set forth in Section 3.14(a) of the Company Disclosure Letter, the Company and its Subsidiaries own, free and clear of any Encumbrances (other than Permitted Encumbrances), or license, or otherwise possess sufficient rights to use, all Company Intellectual Property in the manner that Company and its Subsidiaries currently use such Company Intellectual Property to conduct their businesses.  Section 3.14(a) of the Company Disclosure Letter sets forth a list of all (i) federal Trademark registrations and applications for registration and Internet domain names, (ii) Patents issued or pending and (iii) Copyright registrations and applications for registration, in each instance owned by the Company or any of its Subsidiaries.  There are no material proceedings, cognizable claims or challenges that cause or would cause any of the Company Intellectual Property to be invalid or unenforceable, and, to the Knowledge of the Company, no Person has alleged any material Company Intellectual Property is invalid or unenforceable.

(b)                                 Except as set forth in Section 3.14(b) of the Company Disclosure Letter, (i) the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated, the Intellectual Property rights of any Person, (ii) there is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries contesting the validity, enforceability, use, or ownership of the Company Intellectual Property, (iii) to the extent required the Company’s, reasonable judgment and consistent with prudent practices, all necessary registration, maintenance, and renewal fees in respect of the Company Intellectual Property have been paid and Company is current with all necessary documents and filings with the relevant Governmental Authorities for the purpose of maintaining such Intellectual Property except in each case as would not reasonably be expected to have a Material Adverse Effect, and (iv) neither the Company nor its Subsidiaries have given notice to any

Person asserting the infringement or misappropriation by such Person of any of the Company Intellectual Property that remains unresolved and, to the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(c)                                  Except as disclosed on Section 3.14(c) of the Company Disclosure Letter, to the Knowledge of the Company, the Company and each of its Subsidiaries have filed all statements of account and paid all required royalty fees and interest relating to the Cable Systems to the United States Copyright Office required under the United States Copyright Act of 1976, as amended, and Copyright Office Regulations reported on such statements of account for the last three years (“Copyright Filings”).  Neither the Company nor any of its Subsidiaries has received any written notice or inquiry, and to the Knowledge of the Company, any oral notice or inquiry, from the United States Copyright Office or any other Person, regarding any statements of account or otherwise that the conduct of the business of the Company and its Subsidiaries infringes on any Person’s copyright relative to the Copyright Filings.

(d)                                 Except as set forth or described on Section 3.14(d) of the Company Disclosure Letter, the technology and computer systems and infrastructure, including software, hardware, middleware, networks, servers, workstations, and routers owned, leased, used, or licensed by the Company or any of its Subsidiaries, which are material to the business of the Company as currently conducted by the Company (the “Company IT Systems”), are in good working condition in all material respects to effectively perform all information technology operations for which they are currently used.  The Company and its Subsidiaries have not experienced within the past twenty-four (24) months any material disruption to, or material interruption or outage in, its conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of any Company IT Systems.

(e)                                  The Company and its Subsidiaries (i) have a privacy policy regarding the collection and use of information that identifies, or could reasonably be used to identify, any natural persons (including names, addresses, telephone numbers, email addresses, social security numbers, and/or account information) (“Personal Information”) and (ii) to the Knowledge of the Company and except as set forth in Section 3.14(e) of the Company Disclosure Letter, are in compliance, and have complied, in all material respects with the privacy policies applicable to the Company and its Subsidiaries and all applicable Laws regarding information privacy and security and the collection, use, disposal, disclosure, maintenance and transmission of Personal Information in connection with business and operations of the Company and its Subsidiaries. No claim or action is pending or threatened in writing against the Company or any of its Subsidiaries relating to its use of Personal Information.  The Company has posted its applicable privacy policy(ies), or a link thereto, in a clear and conspicuous location on the Company’s website located at www.gci.com.  Neither the execution, delivery or performance of this Agreement or any other document necessary to consummate the Transactions, nor the consummation of the Transactions will result in any violation, in any material respect, of (i) any of the Company’s or its Subsidiaries’ privacy policies or (ii) of any agreement of the Company or its Subsidiaries with respect to the collection, use, disposal, disclosure, maintenance, and transmission of Personal Information.

(f)                                   Except as set forth or described on Section 3.14 of the Company Disclosure Letter: (i) the Company and its Subsidiaries have established, and are in compliance in all material respects in all territories in which they operate, with, a written information security program or programs covering the businesses of the Company and its Subsidiaries that (A) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary data, and (B) is designed to protect against unauthorized access to the Company IT Systems and proprietary data and (ii) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has suffered a material security breach with respect to any proprietary data or trade secrets in the last twenty-four (24) months.

Section 3.15                             Material Contracts.

(a)                                 Except as set forth on Section 3.15 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any of the following (each, a “Company Material Contract”):

(i)                                     any Contract that is a “material contract” as such term is defined in Item 601(b)(1) of Regulation S-K of the Exchange Act;

(ii)                                  any Contract relating to Indebtedness of any Person (other than ordinary course arrangements among the Company and its wholly-owned Subsidiaries) in excess of $25 million;

(iii)                               any Contract that (A) limits the ability of the Company or any of its Subsidiaries to compete in any line of business or within any geographic area or with any Person (other than Contracts with such restrictions that are not material to the conduct of the business of the Company and its Subsidiaries taken as a whole) or (B) contains any material exclusivity, most favored nation or similar provision;

(iv)                              any Contract involving future payments, performance of services or delivery of goods or materials to or by the Company and its Subsidiaries of an amount or value reasonably expected to exceed $5 million in the aggregate during the twelve (12) month period following the date hereof;

(v)                                 any Contract entered into after January 1, 2015 involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than equipment or inventory in the ordinary course of business consistent with past practice) or capital stock or other equity interests of another Person for aggregate consideration (in one or a series of transactions) under such Contract of $5 million or more;

(vi)                              any Contract the termination of which would reasonably be expected to have a Company Material Adverse Effect;

(vii)                           any collective bargaining agreement or other Contract with any labor union or other employee representative or group;

(viii)                        any Contract with a Governmental Authority or pursuant to which the Company or any of its Subsidiaries provides good or services to any Governmental Authority, other than ordinary course goods or services offered to business, consumer or government customers.

(ix)                              any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any agreements or arrangements with respect to wholly owned Subsidiaries of the Company;

(x)                                 Contracts by which the Company or any of its Subsidiaries obtains transmissions or programming for the channel line-up for each of its Cable Systems or its broadcast television stations that they own or operate (whether by antennae, microwave, satellite or otherwise) of video or audio programming or other cable or broadcast distributed information which require annual expenditures by the Company or any of its Subsidiaries in excess of $4 million, including all Contracts with respect to any network affiliation and all related agreements and any agreements related to the retransmission of any broadcast television stations to the extent such Contracts require annual expenditures in excess of $4 million;

(xi)                              pole attachment Contracts with annual rent payments in excess of $1 million;

(xii)                           any roaming or similar Contracts; and

(xiii)                        any Contract that commits the Company or any of its Subsidiaries to enter into any of the foregoing.

(b)                                 As of the date hereof, the Company has made available to Liberty true, correct and complete copies of all Company Material Contracts, including all material amendments, additions, addenda, service orders or other modifications with respect thereto.

(c)                                  Except as set forth or described on Section 3.15(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract, is in breach or violation of, or in default under, any Company Material Contract, (ii) with respect to either the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to a Company Material Contract, no event has occurred or circumstance exists which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both), and (iii) each Company Material Contract is valid and binding on each of the Company and its Subsidiaries, as applicable, and each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and its Subsidiaries, as applicable, and to the Knowledge of the Company each other party thereto, in the case of each of the foregoing, other than as would not be reasonably expected to have a Company Material Adverse Effect.

Section 3.16                             Customers.  Section 3.16 of the Company Disclosure Letter sets forth a complete and accurate list of (a) the twenty (20) largest commercial customers and (b) the ten

(10) largest wholesale customers (in each case based on the amounts paid to the Company and its Subsidiaries in respect of the business of the Company and its Subsidiaries, and in each case other than the Company or its Subsidiaries) during the twelve (12) months ended December 31, 2016, showing the approximate total revenues generated by each such customer during such period.  As of the date of this Agreement, none of the customers set forth on Section 3.16 of the Company Disclosure Letter has (i) terminated or canceled its business relationship with the Company or any of its Subsidiaries or (ii) to the Knowledge of the Company, provided written notice to the Company or any of its Subsidiaries of an intention or request to so terminate or cancel.

Section 3.17                             Environmental Matters.

(a)                                 To the Knowledge of the Company:

(i)                                     The Company and each of its Subsidiaries are in compliance with applicable Environmental Laws;

(ii)                                  neither the Company nor any of its Subsidiaries has used any Real Property for the manufacture, transportation, treatment, storage or disposal of Hazardous Materials except for such use of Hazardous Materials customary in the industry in which the Company and its Subsidiaries operate and in commercially reasonable quantities or under circumstances that would not reasonably be expected to give rise to material liability for remediation; and

(iii)                               neither the Company nor any of its Subsidiaries has any material liability in connection with any Release by the Company or any of its Subsidiaries of any Hazardous Materials into the environment, and no Release by the Company or any of its Subsidiaries that could require remediation has occurred.

(b)                                 The Company and its Subsidiaries are not subject to any pending, or to the Knowledge of the Company, threatened Environmental Claim.

Section 3.18                             Tax.

(a)                                 Except as would not reasonably be expected to have a Company Material Adverse Effect or as otherwise set forth in Section 3.18 of the Company Disclosure Letter:

(i)                                     (A) all Tax Returns required to be filed with any Tax Authority by or on behalf of the Company and each of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (B) all such Tax Returns are accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; (C) all Taxes due and payable by the Company and each of its Subsidiaries have been timely paid, or withheld and remitted, to the appropriate Tax Authority, except for Taxes for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents; (D) no written claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction; and (E) there are no

Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for any Permitted Encumbrances);

(ii)                                  each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws;

(iii)                               (A) no outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and (B) all deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries by any Tax Authority have been paid or fully and finally settled;

(iv)                              none of the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Auto Conversion Effective Time as a result of (A) any change in method of accounting for a taxable period (or portion thereof) ending prior to the Auto Conversion Effective Time, (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Auto Conversion Effective Time, (C) any installment sale or open transaction disposition made prior to the Auto Conversion Effective Time, (D) any prepaid amount received prior to the Auto Conversion Effective Time, (E) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), or (F) Section 108(i) of the Code;

(v)                                 none of the Company or any of its Subsidiaries (A) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is or was the Company (a “Company Affiliated Group”), (B) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than a group the common parent of which is the Company or any of its Subsidiaries (a “Company Combined Group”), or (C) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in a Company Affiliated Group or a Company Combined Group;

(vi)                              no waiver or extension of any statute of limitations in respect of any Taxes or any extension of time with respect to any Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries; and

(vii)                           none of the Company or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(b)                                 None of the Company or any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Tax Authority that will remain in effect with respect to the Company or any of its Subsidiaries after the Auto Conversion Effective Time.

(c)                                  None of the Company or any of its Subsidiaries is a party to, or has any liability under, any Tax Sharing Agreement (other than the Split-Off Tax Sharing Agreement).

(d)                                 None of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (or is a successor to a “distributing corporation” or a “controlled corporation”) in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Sections 355 or 361(c) of the Code within the last two (2) years (other than the Split-Off).

(e)                                  The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(f)                                   The Company and its Subsidiaries have complied with all unclaimed property or escheat Laws with respect to unclaimed or abandoned property and do not hold property required to have been remitted or escheated to any Governmental Authority, except, in each case, for such noncompliance as would not be material to the Company and its Subsidiaries, taken as a whole.

(g)                                  Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude (i) the Company Reclassification or the Auto Conversion from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Contribution and the Split-Off, taken together, from being treated as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code.

Section 3.19                             Insurance.  The Company has made available to Liberty prior to the date of this Agreement true, complete and correct copies of all material insurance policies which are, as of the date of this Agreement, maintained by the Company or its Subsidiaries.  The Company and each of its Subsidiaries maintains insurance coverage against such risks and in such amounts as the Company believes to be customary for companies of similar size, in their geographic regions and in the respective businesses in which the Company and its Subsidiaries operate.  Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy and all premiums due thereunder on or prior to the date of this Agreement have been paid.  There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.20                             Employees and Employee Benefits.

(a)                                 Section 3.20(a) of the Company Disclosure Letter contains a true, correct and complete list of each material (i) employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, retention, severance, change-in-control, or termination pay plan or arrangement, medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or other retirement, vacation, or sick leave program, agreement or arrangement, and (ii) other employee benefit plan, program, agreement or arrangement, in either case, which is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”), for the benefit of any current or former employee, independent contractor or director of the Company, or any of its Subsidiaries or any ERISA Affiliate (the “Company Plans”).  Except as required by applicable Law, or as determined necessary in the ordinary course of business, none of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Plan or modify or change any existing Company Plan.

(b)                                 With respect to each Company Plan, the Company has heretofore made available to Liberty true, correct and complete copies of each such Company Plan and any amendments thereto, and to the extent applicable, any related trust or other funding vehicle, the latest version of any annual report on Form 5500 filed with the IRS with respect to each Company Plan (if any such report was required) with all required attachments and the most recent summary plan description (if required) and summaries of material modification with respect to any Company Plan for which a summary plan description is required, and the most recent determination letter received from the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code.

(c)                                  Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Law.  No event has occurred with respect to any Company Plan that would reasonably be expected to result in material payment or assessment by or against the Company or any of its Subsidiaries or ERISA Affiliates of any Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.  With respect to each of the Company Plans, no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred or is reasonably expected to occur, including as a result of the Transactions, which would result in material liability to the Company, its Subsidiaries or ERISA Affiliates.

(d)                                 Except as set forth in Section 3.20(d) of the Company Disclosure Letter, since January 1, 2005, each Company Plan that is a nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance and, for all periods after December 31, 2008, in documentary compliance with Section 409A of the Code.

(e)                                  Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter with respect to such qualification and the Tax-exempt status of its related trust, or is subject to a favorable opinion letter in the case of a Company Plan using a volume submitter document, and no circumstances exist which could reasonably be expected to result in material liability to the Company or its Subsidiaries in respect of such qualified status.  Neither the Company nor any ERISA Affiliate contributes to or has any obligation to contribute to, or had any such obligation during the past six-year period preceding the Closing Date, and no Company Plan is (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a plan described in Section 413 of the Code, or (iv) a plan funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(f)                                   There are no pending or, to the Knowledge of the Company, threatened, Actions or audits involving any Company Plan or by any current or former employee, independent contractor or director against the Company or any of its Subsidiaries, other than routine claims for benefits.

(g)                                  Neither the Company nor any of its Subsidiaries has any Liability in respect of post-retirement health, medical or life insurance benefits for former or current officers, employees, independent contractors or directors of the Company or any of its Subsidiaries, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(h)                                 Except as provided in Section 3.20(h) of the Company Disclosure Letter, the Transactions as contemplated hereby (either alone or together with any other event) do not cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation, including any funding requirement, pursuant to, any Company Plan or any collective bargaining agreement, and no such amount or benefit will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any tax incurred by such individual under Section 409A or 4999 of the Code or otherwise.

(i)                                     Neither the Company nor any of its Subsidiaries is a party to any labor union or collective bargaining agreement and there is no labor union or organizing activity pending or, to the Knowledge of the Company, threatened against Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice relating to their businesses or operations and there is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other Governmental Authority.  The Company and its Subsidiaries have operated in material compliance with all laws relating to the employment of labor and has properly classified all individuals providing services.  There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which could reasonably be expected to adversely affect the businesses or operations of the Company.  No grievance, charge, audit or other labor dispute or Legal Proceeding arising out of or under any employment or similar agreement or other labor or employment matter is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

Section 3.21                             Anti-takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation in any jurisdiction (including the restrictions on business combinations in Section 203 of the DGCL) applies or purports to apply to this Agreement or the Transactions as contemplated by this Agreement with respect to the Company.

Section 3.22                             Brokers and Other Advisors. Except for fees payable to Lazard pursuant to an engagement letter, a copy of which has been provided to Liberty, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company or its Subsidiaries in connection with the Transactions or with this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.23                             Opinion of Financial Advisor.  The Special Committee has received the opinion of Lazard dated as of the date the Board of Directors of the Company approved the Transactions contemplated by this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Auto Conversion Shares to be paid to the holders of the Company’s Class A Common Stock (other than Liberty and its affiliates, the executive officers of the Company and the holders of any stock appreciation rights in the Company) is fair, from a financial point of view, to such holders, solely in their capacity as holders of the Company’s  Class A Common Stock.  A copy of such opinion will, promptly following receipt by the Special Committee, be made available to Liberty for informational purposes only.

Section 3.24                             Investigation by the Company; Limitation on Warranties.  The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations and financial condition of the Liberty Ventures Group and acknowledges that the Company has been provided access to personnel, properties, premises and records of Liberty for such purposes.  In entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Liberty and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Liberty or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Section 3.25                             Bridge Financing.

(a)                                 The Company has delivered to Liberty an executed commitment letter dated April 4, 2017 (the “Bridge Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein (the “Bridge Financing Commitments”). The Bridge Financing Commitments pursuant to the Bridge Commitment Letter are collectively referred to in this Agreement as the “Bridge Financing.”

(b)                                 Assuming the satisfaction of the conditions set forth Sections 6.1, 6.2 and 6.3 and the performance by Liberty of its obligations under this Agreement, the Company does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions and material terms to be satisfied by it in the Bridge Commitment Letter on or prior to the Contribution Effective Time, nor does the Company have Knowledge that any of the Lenders will not perform its obligations thereunder.

(c)                                  The Bridge Financing, when funded in accordance with the Bridge Commitment Letter, shall provide the Company with cash proceeds on the Closing Date (after netting out applicable fees, expenses, original issue discount and similar premiums and charges assuming minimal amount of “market flex” (including original issue discount flex) provided under the Bridge Commitment Letter and the related fee letter) sufficient for the satisfaction in full of the Company’s obligations under the 2021 Senior Notes and 2025 Senior Notes.

(d)                                 On the date hereof, the Bridge Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of the Company, subject to bankruptcy, insolvency, reorganization, moratorium and other applicable Laws relating to or affecting creditors’ rights generally (including fraudulent conveyance laws) and to general equity principles, regardless of whether considered in a proceeding at law or in equity.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LIBERTY

Except as set forth in the Liberty SEC Documents filed prior to the date of this Agreement (other than any disclosure (x) set forth under “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, or (y) that is not factual information but merely cautionary language) but only to the extent the relevance of a disclosure or statement therein to a section of this Article IV is reasonably apparent on its face without independent inquiry (provided, that in no event will any disclosure in the Liberty SEC Documents qualify or limit the representations and warranties in Sections 4.2, 4.3(b), 4.4, 4.5, 4.11 and 4.13 of this Agreement), Liberty represents and warrants to the Company as follows:

Section 4.1                                    Organization; Standing and Power.  (a) Liberty is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) LI LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, (c) each of Liberty and LI LLC has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (d) each of Liberty and LI LLC is duly qualified or licensed to do business as a foreign corporation and foreign entity, respectively, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (d) as would not reasonably be expected to have a Liberty Ventures Material Adverse Effect.  Liberty has made available to the Company, prior to the date hereof, a true, complete and correct copy of the Liberty Charter and Liberty Bylaws and the organizational documents of LI LLC, in each case, in effect as of the date of this Agreement.

Section 4.2                                    Capitalization.

(a)                                 The authorized capital stock of Liberty consists of (i) Four Billion (4,000,000,000) shares of Series A QVC Group Common Stock, par value $0.01 per share (the “Liberty QVC Series A Common Stock”), (ii) One Hundred Fifty Million (150,000,000) shares of Series B QVC Group Common Stock, par value $0.01 per share (the “Liberty QVC Series B

Common Stock”), (iii) Four Billion (4,000,000,000) shares of Series C QVC Group Common Stock, par value $0.01 per share (the “Liberty QVC Series C Common Stock”, and collectively with the Liberty QVC Series A Common Stock and the Liberty QVC Series B Common Stock, the “Liberty QVC Common Stock”), (iv) Four Hundred Million (400,000,000) shares of Series A Liberty Ventures Common Stock, par value $0.01 per share (the “Liberty Ventures Series A Common Stock”), (v) Fifteen Million (15,000,000) shares of Series B Liberty Ventures Common Stock, par value $0.01 per share (the “Liberty Ventures Series B Common Stock”), (vi) Four Hundred Million (400,000,000) shares of Series C Liberty Ventures Common Stock, par value $0.01 per share (the “Liberty Ventures Series C Common Stock”, and collectively with the Liberty Ventures Series A Common Stock and the Liberty Ventures Series B Common Stock, the “Liberty Ventures Common Stock”) (the Liberty QVC Common Stock and the Liberty Ventures Common Stock together referred to as the “Liberty Common Stock”), and (vii) Fifty Million (50,000,000) shares of Preferred Stock, par value $0.01 per share (the “Liberty Preferred Stock”).  No other shares of capital stock of, or other equity interests in, Liberty are authorized.

(b)                                 As of the close of business on March 31, 2017, (i) 421,476,652 shares of Liberty QVC Series A Common Stock were issued and outstanding, 29,411,867 shares of Liberty QVC Series B Common Stock were issued and outstanding, no shares of Liberty QVC Series C Common Stock were issued and outstanding, 81,177,231 shares of Liberty Ventures Series A Common Stock were issued and outstanding (including 336,231 shares of Liberty Restricted Stock), 4,271,867 shares of Liberty Ventures Series B Common Stock were issued and outstanding, no shares of Liberty Ventures Series C Common Stock were issued and outstanding,  and no shares of Liberty Preferred Stock were issued and outstanding; (ii) no shares of Liberty QVC Series A Common Stock, no shares of Liberty QVC Series B Common Stock, no shares of Liberty Ventures Series A Common Stock and no shares of Liberty Ventures Series B Common Stock, in each case, were held in treasury by Liberty and its Subsidiaries; (iii) no shares of Liberty Ventures Series A Common Stock and no shares of Liberty Ventures Series B Common Stock were reserved for issuance pursuant to outstanding unexercised Liberty SARs; (iv) 32,398 shares of Liberty Ventures Series A Common Stock and no shares of Liberty Ventures Series B Common Stock were reserved for issuance pursuant to outstanding unexercised Liberty RSUs; and (v) 35,632,361 shares of Liberty QVC Series A Common Stock, 1,758,074 shares of Liberty QVC Series B Common Stock, 1,987,852 shares of Liberty Ventures Series A Common Stock and 1,256,411 shares of Liberty Ventures Series B Common Stock, in each case, were issuable upon either the exercise of outstanding stock options to acquire shares of such series of Liberty Common Stock (whether or not presently vested or exercisable) and outstanding or outstanding restricted stock units (including performance stock units) with respect to shares of such series of Liberty Common Stock (whether or not presently vested).  Except as set forth above, and for shares of Liberty Common Stock reserved for issuance under Liberty’s equity plans, as of the close of business on March 31, 2017, no other securities of Liberty are issued, reserved for issuance or outstanding.

(c)                                  Neither Liberty nor any of its Subsidiaries owns, or since January 1, 2014, has owned, any shares of capital stock of the Company or any of the Company’s Subsidiaries.

(d)                                 LI LLC is wholly owned by Liberty.  All of the outstanding membership interests of LI LLC have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights.

Section 4.3                                    Subsidiaries.

(a)                                 Each Contributed Ventures Subsidiary (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (iii) as would not reasonably be expected to have a Liberty Ventures Material Adverse Effect.  Liberty has made available to the Company true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Contributed Ventures Subsidiary, and all amendments thereto, as in effect as of the date of this Agreement.

(b)                                 All of the outstanding shares of capital stock of, or other equity interests in, each Contributed Ventures Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with applicable securities Laws.  Except as set forth on Section 4.3(b) of the Liberty Disclosure Letter, all of the outstanding capital stock or securities of, or other equity interests in, each of the Contributed Ventures Subsidiaries, is owned, directly or indirectly, by Liberty, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances.

(c)                                  All of the Contributed Ventures Interests are fully paid and non-assessable and are owned, directly or indirectly, by Liberty free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances and as set forth on Section 4.3(c)-2 of the Liberty Disclosure Letter. Section 4.3(c)-3 of the Liberty Disclosure Letter lists with respect to each of the Contributed Ventures Interests (A) its jurisdiction of incorporation or organization, (B) the location of its principal executive office and (C) the type and number of interests held of record by Liberty or its Subsidiaries.

Section 4.4                                    Authorization.

(a)                                 Each of Liberty and LI LLC has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the consummation by each of Liberty and LI LLC of the Transactions have been duly and validly authorized by all corporate action on the part of Liberty and LI LLC, including the adoption of this Agreement by the sole member of LI LLC, and no other corporate proceedings on the part of Liberty or LI LLC are necessary to authorize the execution and delivery of this Agreement or the consummation of the Transactions, other than, with respect to the Split-Off, the affirmative vote of the holders of a majority of the outstanding aggregate voting power of the shares of Liberty Ventures Common Stock present in person or by proxy and entitled to vote at the Liberty Stockholders’ Meeting, voting together as a single class (the “Liberty Stockholder Approval”).  This Agreement has been duly and validly executed and delivered by Liberty and LI LLC and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Liberty and LI LLC, enforceable against Liberty and LI LLC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)                                 The Board of Directors of Liberty has (i) determined that this Agreement and the Transactions are advisable and fair to, and in the best interests of, Liberty and the Liberty Ventures Stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) recommended that the Liberty Ventures Stockholders approve the Split-Off and (iv) directed that the Split-Off be submitted to the Liberty Ventures Stockholders for approval.

(c)                                  The sole member of LI LLC has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, LI LLC and (ii) approved and declared advisable this Agreement and the Transactions.

(d)                                 The Liberty Stockholder Approval is the only vote of the holders of any class or series of capital stock of Liberty necessary to consummate the Transactions under applicable Law or under the Liberty Charter or Liberty Bylaws.

Section 4.5                                    Consents and Approvals; No Violations.

(a)                                 The execution, delivery and performance by Liberty and LI LLC of this Agreement and the consummation by Liberty and LI LLC of the Transactions do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority by Liberty and LI LLC other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of the Joint Proxy Statement, the Registration Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (iv) approval by the FCC of applications for transfer of control and/or assignment of the FCC licenses and registrations listed on Section 4.5(a) of the Liberty Disclosure Letter, (v) applicable approvals of State Commissions and (vi) the filing of any documents as required by the DGCL and the ACC.

(b)                                 The execution, delivery and, subject to the receipt of the Liberty Stockholder Approval, performance by Liberty and LI LLC of this Agreement and the consummation by Liberty and LI LLC of the Transactions do not and will not (i) conflict with or violate any provision of the Liberty Charter or Liberty Bylaws or similar organizational documents of LI LLC or the Contributed Ventures Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5(a) have been obtained and all filings and other obligations described in Section 4.5(a) have been made, conflict with or violate, in any material respect, any Law applicable to Liberty, LI LLC or any of the Contributed Ventures Subsidiaries or by which any property or asset of Liberty or any of the Contributed Ventures Subsidiaries is bound, (iii) except as set forth in Section 4.5(b)(iii) of the Liberty Disclosure Letter, require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Liberty Material Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of Liberty or any of the Contributed Ventures Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), for such conflicts, violations, triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights which would not reasonably be expected to have a Liberty Ventures Material Adverse Effect.

Section 4.6                                    SEC Reports and Financial Statements.

(a)                                 Liberty has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by Liberty since January 1, 2015 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Liberty SEC Documents”).  As of their respective dates, or if amended, as of the date of the last such amendment, the Liberty SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference the Liberty SEC Documents (the “Liberty Financial Statements”), (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects and in accordance with GAAP the consolidated financial position of Liberty and its Subsidiaries as of the respective dates thereof and the consolidated results of Liberty’s operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).

(c)                                  Liberty is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.7                                    No Undisclosed Liabilities.  Except as reflected or reserved against in the balance sheet of Liberty dated December 31, 2016 included in the Form 10-K filed by the Company with the SEC on February 28, 2017 (or described in the notes thereto), neither Liberty nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP except (a) Liabilities incurred since January 1, 2017, in the ordinary course of business consistent with past practice and (b) Liabilities incurred in connection with this Agreement or the Transactions.  Neither Liberty nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Liberty and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Liberty or any of its Subsidiaries in the Liberty Financial Statements or Liberty SEC Documents.

Section 4.8                                    Absence of Certain Changes.  Since January 1, 2017, there has been no event or condition which has had, or would reasonably be expected to have, a Liberty Ventures Material Adverse Effect.

Section 4.9                                    Litigation.  There is no material Action pending against any of the Contributed Ventures Subsidiaries or any of its or their respective properties or assets, or against Liberty or any of the Contributed Ventures Subsidiaries, or relating to the Transactions.

Section 4.10                             Compliance with Applicable Laws.

(a)                                 Since January 1, 2015, Liberty and each of the Contributed Ventures Subsidiaries have complied, and are now in compliance, in each case, in all material respects with all applicable Laws.  No material unresolved investigation or review by any Governmental Authority with respect to Liberty or any Contributed Ventures Subsidiary is pending.

(b)                                 Liberty and each of the Contributed Ventures Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, including all such Governmental Permits issued by or registered with the FCC or other Governmental Authority under all Laws currently in effect, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to the Knowledge of Liberty, no such Governmental Permits are subject to any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification.

Section 4.11                             Tax.

(a)                                 Except (x) as would not reasonably be expected to have a Liberty Ventures Material Adverse Effect, (y)  to the extent such Taxes or Tax matters are allocable or attributable to, or otherwise relate to, the QVC Group or (z) as otherwise set forth in Section 4.11(a) of the Liberty Disclosure Letter:

(i)                                     (A) all Tax Returns required to be filed with any Tax Authority by or on behalf of Liberty and each of the Contributed Ventures Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (B) all such Tax Returns are accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; (C) all Taxes due and payable by Liberty and each of the Contributed Ventures Subsidiaries have been timely paid, or withheld and remitted, to the appropriate Tax Authority, except for Taxes for which adequate reserves have been established in accordance with GAAP in the Liberty SEC Documents; (D) no written claim has been made by any Tax Authority in a jurisdiction where Liberty or any of the Contributed Ventures Subsidiaries does not file a Tax Return that Liberty or any of the Contributed Ventures Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction; and (E) there are no Encumbrances on any of the assets of the Contributed Ventures Subsidiaries (or on any of the other assets that will be contributed to the Company in the Contribution) that arose in connection with any failure (or alleged failure) to pay any Tax (except for any Permitted Encumbrances);

(ii)                                  each of Liberty and the Contributed Ventures Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws;

(iii)                               (A) no outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to Liberty or any of the Contributed Ventures Subsidiaries in respect of any Tax; and (B) all deficiencies, assessments or proposed adjustments asserted against Liberty or any of the Contributed Ventures Subsidiaries by any Tax Authority have been paid or fully and finally settled;

(iv)                              none of the Contributed Ventures Subsidiaries (A) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is or was Liberty (a “Liberty Affiliated Group”), (B) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than a group the common parent of which is Liberty or any of its Subsidiaries (a “Liberty Combined Group”) or (C) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in a Liberty Affiliated Group or a Liberty Combined Group;

(v)                                 no waiver or extension of any statute of limitations in respect of any Taxes or any extension of time with respect to any Tax assessment or deficiency is in effect for Liberty or any of the Contributed Ventures Subsidiaries; and

(vi)                              none of Liberty or any of the Contributed Ventures Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(b)                                 None of the Contributed Ventures Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Tax Authority that will remain in effect with respect to the Contributed Ventures Subsidiaries after the Contribution Closing.

(c)                                  None of the Contributed Ventures Subsidiaries is a party to, or has any liability under, any Tax Sharing Agreement (other than the Split-Off Tax Sharing Agreement or the Liberty Tax Sharing Policies).

(d)                                 Neither Liberty nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude (i) the Company Reclassification or the Auto Conversion from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Contribution and the Split-Off, taken together, from being treated as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code.

Section 4.12                             Contributed Ventures Assets.  After giving effect to the Contribution, and subject to the receipt of all applicable approvals and consents, the Company (a) will have, in all material respects, good and valid title to all of the Contributed Ventures Interests and (b) except as set forth on Section 4.12(b) of the Liberty Disclosure Letter, will own all of the outstanding capital stock or securities of, or other equity interests in, each of the Contributed Ventures Subsidiaries.

Section 4.13                             Brokers and Other Advisors.  Except for fees payable to the Person(s) set forth on Section 4.13 of the Liberty Disclosure Letter pursuant to engagement letters, copies of which have been provided to the Company, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Liberty or any of its Subsidiaries.

Section 4.14                             Investigation by Liberty; Limitation on Warranties.  Liberty has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations and financial condition of the Company and acknowledges that Liberty has been provided access to personnel, properties, premises and records of the Company for such purposes.  In entering into this Agreement, Liberty has relied solely upon its independent investigation and analysis of the Company and Liberty acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Section 4.15                             Material Contracts.

(a)                                 Except as set for on Section 4.15(a) of the Liberty Disclosure Letter, as of the date of this Agreement, none of the Contributed Ventures Subsidiaries is a party to or bound by, and none of the Contributed Ventures Subsidiaries or Contributed Ventures Assets are subject to, any of the following (each, a “Liberty Material Contract”):

(i)                                     any Contract that is a “material contract” as such term is defined in Item 601(b)(1) of Regulation S-K of the Exchange Act;

(ii)                                  any Contract relating to Indebtedness of any Person (other than ordinary course arrangements among the Contributed Ventures Subsidiaries and any of their wholly-owned Subsidiaries) in excess of $60 million;

(iii)                               any Contract that limits the ability of any of the Contributed Ventures Subsidiaries or any of their Subsidiaries to compete in any line of business or within any geographic area or with any Person (other than Contracts with such restrictions that are not material to the conduct of the business of any of the Contributed Ventures Subsidiaries taken as a whole);

(iv)                              any Contract involving future payments, performance of services or delivery of goods or materials to or by any of the Contributed Ventures Subsidiaries or any of their Subsidiaries of an amount or value reasonably expected to exceed $12 million in the aggregate during the twelve (12) month period following the date hereof;

(v)                                 any Contract entered into after January 1, 2015 involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than equipment or inventory in the ordinary course of business) or capital stock or other equity interests of another Person for aggregate consideration (in one or a series of transactions) under such Contract of $25 million or more;

(vi)                              any Contract the termination of which would reasonably be expected to have a Liberty Ventures Material Adverse Effect;

(vii)                           any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any agreement or arrangement with respect to wholly owned Subsidiaries of Liberty;

(viii)                        any Contract that restricts the ability of a Contributed Ventures Subsidiary to guarantee Indebtedness of another Person;

(ix)                              any Contract that restricts the ability of a Contributed Ventures Subsidiary to grant a security interest on any of its assets; and

(x)                                 any Contract  that restricts the ability of a Contributed Ventures Subsidiary to pay dividends, make distributions, make loans or transfer assets to its equity holders.

(b)                                 As of the date hereof, Liberty has made available to the Company true, correct and complete copies of all Liberty Material Contracts.

(c)                                  Except as set forth or described on Section 4.15(c) of the Liberty Disclosure Letter, (i) none of the Contributed Ventures Subsidiaries nor, to the Knowledge of Liberty, any other party to a Liberty Material Contract, is in breach or violation of, or in default under, any Liberty Material Contract, (ii) with respect to each Contributed Ventures Subsidiary or, to the Knowledge of Liberty, any other party to a Liberty Material Contract, no event has occurred or circumstance exists which would result in a breach or violation of, or a default under, any Liberty Material Contract (in each case, with or without notice or lapse of time or both), and (iii) each Liberty Material Contract is valid and binding on the Contributed Ventures Subsidiaries, as applicable, and each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to the Contributed Ventures Subsidiaries, as applicable, and to the Knowledge of the Company each other party thereto, in the case of each of clauses (i) through (iii), other than as would not be reasonably expected to have a Liberty Ventures Material Adverse Effect.

Section 4.16                             Solvency.  Assuming the satisfaction of the conditions to Liberty’s obligations to consummate the transactions contemplated by this Agreement, each of Liberty and LI LLC immediately prior to and immediately after giving effect to each of the Transactions contemplated hereby, will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and have adequate capital to carry on their respective businesses.  No transfer of property is being made by Liberty or its Subsidiaries and no obligation is being incurred by Liberty or its Subsidiaries in connection with the Transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Liberty or LI LLC.  Both immediately before and immediately after the Split-Off, Liberty will have “surplus” (as such term is utilized in Section 154 of the DGCL).

Section 4.17                             Certain Arrangements.  Other than the Contracts listed on Section 4.17 of the Liberty Disclosure Letter, the Principal Company Stockholders Voting Agreements and except as set forth in the Transitional Executive Compensation Plan, to the Knowledge of Liberty, as of the date hereof, there are no Contracts (whether oral or written) between Liberty, LI LLC, the Permitted Holders or any of their controlled Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s directors, the Company’s named executive officers identified in its Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 2, 2017, or any Company Stockholder who has filed a Schedule 13D under the Exchange Act with respect to the Company (whether or not in their applicable capacity with respect to the Company) (each, a “Company Person”), on the other hand, (i) that relate in any way to the Transactions or (ii) pursuant to which any Company Person (whether or not in their applicable capacity with respect to the Company) would be entitled to receive consideration of a different amount or nature than as contemplated by this Agreement or pursuant to which any Company Person (whether or not in their applicable capacity with respect to the Company) has agreed to vote to approve this Agreement or the Transactions or has agreed to vote against any Superior Company Proposal.

Section 4.18                             Anti-takeover Statutes.  Except as set forth in Section 4.18 of the Liberty Disclosure Letter, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation in any jurisdiction (including the restrictions on business combinations in Section 203 of the DGCL) applies or purports to apply to this Agreement or the Transactions as contemplated by this Agreement with respect to Liberty, the Contributed

Ventures Subsidiaries or the Contributed Ventures Interests.  To the extent the Discretionary Asset is included on the Final Reattributed and Contributed Ventures Assets Schedule as a Contributed Ventures Asset, the Discretionary Asset Approval has been obtained prior to the delivery of the Final Reattributed and Contributed Ventures Asset Schedule in accordance with Section 5.20 such that the restrictions on business combinations in Section 203 of the DGCL are inapplicable to the Company as such restrictions would relate to the Discretionary Asset.

Section 4.19                             Reattribution Schedule.  On the date hereof, Liberty has delivered to the Company Schedule A which sets forth (a) the Contributed Ventures Assets (including the Core Contributed Venture Assets) that, as of the date hereof, Liberty expects to be contributed to the Company in the Contribution (or, as set forth therein, at the Split-Off Effective Time), (b) the Assumed Liabilities that, as of the date hereof, Liberty expects to be assumed by the Company in the Contribution, and (c) the assets and liabilities that, as of the date hereof, Liberty expects to be reattributed from the Liberty Ventures Group to the QVC Group in the Reattribution (the “Reattributed Assets” and “Reattributed Liabilities,” respectively), assuming in each case that the Contribution were to occur on the date hereof.   In addition, Section 4.19 of the Liberty Disclosure Letter (the “Reattribution Schedule”) contains the aggregate estimated Fair Value, as of the date set forth in the Reattribution Schedule (the “Reattribution Schedule Date”), ascribed in the good faith judgment of Liberty’s management with the advice of Liberty’s financial advisor, to the Reattributed Assets and the Reattributed Liabilities; such aggregate estimated Fair Value has been calculated in accordance with the requirements of the definition of such term contained herein and based upon the assumptions set forth in the Reattribution Schedule.  As of the Reattribution Schedule Date, the Fair Value of the Reattributed Assets expected to be reattributed in the Reattribution is equivalent to the Fair Value of the Reattributed Liabilities expected to be reattributed in the Reattribution, in each case (x) as set forth in the Reattribution Schedule and (y) as determined in the good faith judgment of Liberty’s management with the advice of Liberty’s financial advisor.

ARTICLE V
COVENANTS

Section 5.1                                    Operating Covenants of the Company and Certain Covenants of Liberty.

(a)                                 Operating Covenants of the Company.  From the date hereof until the Contribution Closing, except (x) as expressly required or contemplated by this Agreement or (y) as consented to in writing by Liberty (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice and (B) use reasonable best efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and key employees. In addition to and without limiting the generality of the foregoing, from the date hereof until the Contribution Closing, except (1) as expressly required or contemplated by this Agreement, or (2) as consented to in writing by Liberty (which consent shall not, except in the case of clause (ii), be unreasonably withheld, delayed or conditioned):

(i)                                     Governing Documents.  The Company shall not amend or propose to amend the Company Articles or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents; provided, that the Company shall be entitled to amend the Company Articles in order to adopt a director exculpation provision in accordance with ACC Section 10.06.210(1)(M).

(ii)                                  Issuance of Securities.  The Company shall not, and shall cause each of its Subsidiaries not to, (A) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any shares of any class of capital stock of or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest or any other securities of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock issuable pursuant to Company Equity Awards issued under the Incentive Plan (B) amend or modify any term or provision of any of its outstanding equity securities or (C) except as set forth in Section 5.1(a)(viii), accelerate or waive any restrictions pertaining to the vesting of any options or other equity awards, warrants or other rights of any kind to acquire any shares of capital stock (except for any such acceleration or waiver of restrictions made in connection with any severance, change of control or retention payments, the fair value of which will reduce the Severance Bucket set forth in Section 5.1(a)(viii) below) to the extent that such acceleration of vesting does not occur automatically under the terms of the Company Plans as in effect on the date hereof or entered into following the date hereof in accordance with this Section 5.1(a)(ii) or Section 5.1(a)(viii); provided, however, that (1) (x) to the extent expressly required under any Company Plan, or as contemplated by the Transitional Executive Compensation Plan or (y) in the ordinary course of business consistent with past practice, the Company may grant to employees who are not covered by the Transitional Executive Compensation Plan or consultants of the Company or any of its Subsidiaries Company Equity Awards with respect to shares of Company Class A Common Stock, which for the avoidance of doubt shall be in the form of Company Restricted Stock and contain the terms of such awards used in the ordinary course for these purposes, under the Incentive Plan; provided, further, that any Company Equity Awards granted pursuant to clause (y) to any company employee that would cause the aggregate number of such Company Equity Awards to exceed the threshold set forth in Section 5.1(a)(ii) of the Company Disclosure Letter shall be subject to the consent of Liberty, such consent not to be unreasonably delayed, withheld or conditioned; and (2) the Company may, in the ordinary course of business consistent with past practice, grant to any non-employee director Company Equity Awards in an amount that the Company, in its most recent proxy statement filed prior to the date of this Agreement, stated are granted to each director annually.

(iii)                               No Dispositions.  Except as set forth on Section 5.1(a)(iii) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance  of, any tangible or intangible property or tangible or intangible assets of the Company or any of its Subsidiaries, except (A) on arms-length terms and in an amount not to exceed $5 million in the aggregate, (B) to the Company or a wholly owned Subsidiary of the Company or (C) in accordance with any actions taken in accordance with the provisions set forth in Section 5.17.

(iv)                              No Acquisitions.  Except as set forth in Section 5.1(a)(iv) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, (A) acquire or agree to acquire, directly or indirectly, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, any properties or  assets of any corporation, partnership, association or other business organization or division thereof having assets or businesses with a fair market value in excess of $5 million in the aggregate or (B) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

(v)                                 Dividends; Changes in Stock.  The Company shall not, and shall cause each of its Subsidiaries not to, and shall not propose or commit to (and shall cause each of its Subsidiaries not to propose or commit to), (A) declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company) or enter into any voting agreement with respect to the capital stock of the Company, other than the Principal Company Stockholders Voting Agreements, (B) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (C) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of the Company or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any Company Equity Awards issued under the Company Plans (x) prior to the date hereof and disclosed in Section 3.20(a) of the Company Disclosure Letter or (y) after the date hereof in compliance with Section 5.1(a)(ii)).

(vi)                              Investments; Indebtedness.  Except as set forth on Section 5.1(a)(vi) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, or otherwise agree to, (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than  investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company (not including the advancement of expenses pursuant to currently existing obligations under indemnification agreements or other indemnification arrangements between the Company and any such Person or pursuant to the Company Articles or Company Bylaws), (B) incur, assume or modify any Indebtedness, or (C) assume, guarantee, endorse or otherwise become liable or responsible (directly or contingently) for the debt securities, Indebtedness or other obligations of another Person; provided, that nothing in this Section 5.1(a)(vi) shall prohibit the Company from complying with its obligations set forth in Section 5.17.

(vii)                           Material Contracts.  Except as otherwise set forth in this Agreement (including pursuant to Section 5.17) or on Section 5.1(a)(vii) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to take any of the actions with respect to Company Material Contracts as set forth on Section 5.1(a)(vii) of the Company Disclosure Letter.

(viii)                        Benefits Changes.  Except as set forth on Section 5.1(a)(viii) of the Company Disclosure Letter, as contemplated by the Transitional Executive Compensation Plan or as required by any Company Plan listed on Section 3.20(a) of the Company Disclosure Letter or any Company Plan entered into following the date hereof as permitted by the terms of this Section 5.1(a)(viii), the Company shall not, and shall cause each of its Subsidiaries not to, (A) increase the compensation or benefits of, or make any loans to, any director, officer, employee, consultant or other service provider (not including the advancement of expenses pursuant to currently existing obligations under indemnification agreements or other indemnification arrangements between the Company and any such Person or pursuant to the Company Articles or Company Bylaws) or increase the compensation expense of the Company and its Subsidiaries, except for annual merit-based and promotion-based base pay increases for employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice that do not exceed the aggregate amount set forth in Section 5.1(a)(viii)(A) of the Company Disclosure Letter as the Compensation Bucket (of which, no single person shall be entitled to receive an increase of more than twenty percent (20%) of such person’s individual compensation) (the “Compensation Bucket”) and customary year-end bonus awards granted in the ordinary course of business consistent with past practice, in accordance with Company Plans (which amounts can only be paid from any unallocated portion of the Compensation Bucket), (B) grant, provide, or increase any bonus, severance, change of control or retention payments or benefits to any director, officer, employee, consultant or other service provider in an amount that would exceed the aggregate amount set forth in Section 5.1(a)(viii)(B) of the Company Disclosure Letter as the Severance Bucket (of which, no individual shall be entitled to receive more than ten percent (10%) of such aggregate amount) (the “Severance Bucket”), or grant, issue, or modify any equity or equity-based awards that may be settled in any capital stock or other equity interests or securities of the Company or any of its Subsidiaries other than in compliance with Section 5.1(a)(ii), other than the vesting of any such awards made prior to the date of this Agreement in accordance with the terms and conditions of such awards and other than any merit-based and promotion-based increases to payments or benefits for employees of the Company and its Subsidiaries (which amounts can only be paid from any unallocated portion of the Compensation Bucket) with respect to any individual and customary year-end bonus awards granted in the ordinary course of business consistent with past practice, in accordance with Company Plans (which amounts can only be paid from any unallocated portion of the Compensation Bucket), (C) establish, adopt, or enter into any new, collective bargaining, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, severance, retention or other compensation or benefit agreement, plan or arrangement for the benefit of any current or former director, officer, employee, consultant or other service provider, (D) amend or modify, other than in immaterial respects that do not increase the benefits or the annual cost of providing benefits under, any existing Company Plan, except as may be required to comply with applicable Laws, (E) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider, except as required (without discretion) pursuant to the terms of the Company Plans, (F) except as set forth on Section 5.1(a)(viii)(F) of the Company Disclosure Letter, hire any new officer, employee, consultant or other service provider with annual base pay in excess of $300,000, or terminate any employee or officer of the Company or any of its Subsidiaries with annual base pay in excess of $300,000 other than for “just cause” (as determined in the ordinary course of business consistent with past practice), or (G) except as set forth on Section 5.1(a)(viii)(G) of the Company Disclosure Letter, without prior consultation with Liberty, renew or enter into any modification of any labor agreement or implement or announce any material reduction in labor force or mass lay-offs;

(ix)                              Accounting Matters.  The Company shall not change its method of accounting, except (A) as required by changes in GAAP or Regulation S-X under the Exchange Act, or (B) as may be required by a change in applicable Law.  The Company shall not, and shall cause each of its Subsidiaries not to, change its or any such Subsidiary’s fiscal year.

(x)                                 Tax Matters.  The Company shall not, and shall cause each of its Subsidiaries not to, (A) make, change or revoke any material Tax election (other than making any Tax election consistent with past practice), (B) change any material Tax accounting method, (C) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, (D) settle or compromise any material Tax liability, (E) surrender any right to claim a material refund of Taxes, (F) file any amended Tax Return relating to the additional payment of a material amount of Taxes, or (G) enter into or amend any agreement with any Tax Authority relating to any material amount of Taxes, except, in each case, (x) as consented to or approved in advance by Liberty, which consent shall not be unreasonably withheld, conditioned or delayed or (y) as otherwise required because of a change in applicable Law.

(xi)                              Capital Expenditures.  The Company shall not, and shall cause each of its Subsidiaries not to, authorize, or enter into any commitment for, any capital expenditures with respect to tangible property or real property other than (A) the capital expenditures set forth on Section 5.1(a)(xi) of the Company Disclosure Letter and (B)  any capital expenditure not set forth on Section 5.1(a)(xi) of the Company Disclosure Letter that is made in the ordinary course of business consistent with past practice (provided that the aggregate amount of all such capital expenditures under this clause (B) shall not exceed (x) for the year ending December 31, 2017, the aggregate amount of capital expenditures set forth in the Company Budget plus an additional 10% of such amount (the “2017 Capex Cap”) and (y) for the year ending December 31, 2018, the 2017 Capex Cap plus an additional 5% of such amount.

(xii)                           Lines of Business/New Subsidiaries.  The Company shall not, and shall cause each of its Subsidiaries not to, (A) enter into any new line of business other than the lines of business in which the Company and its Subsidiaries are currently engaged as of the date of this Agreement or (B) establish any Subsidiary that is not wholly owned or new joint venture.

(xiii)                        Discharge of Liabilities.  Except as contemplated by Section 5.15, the Company shall not, and shall cause each of its Subsidiaries not to, fail to defend, or to, pay, discharge, settle or satisfy, any Actions or Liabilities or consent to the entry of any Order, other than any payment, discharge, settlement, satisfaction or consent with respect to Actions or Liabilities (A) in the ordinary course of business consistent with past practice where the amounts paid or to be paid are in an amount less than $10 million in the aggregate or (B) create Liabilities that would impose any material restrictions on the business of the Company or any of its Subsidiaries following the Contribution Closing;

(xiv)                       Insurance.  The Company shall not permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired.

(xv)                          Regulatory Matters.  Except as set forth on Section 5.1(a)(xv) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, make any filings with the FCC or the State Commissions, or to take any action that would require any filing with the FCC or the State Commissions, other than, in each case, in the ordinary course of business consistent with past practice; provided, that nothing in this Section 5.1(a)(xv) shall prohibit the Company from complying with its obligations set forth in Section 5.6(a).

(xvi)                       Certain Actions. The Company shall not, and shall cause each of its Subsidiaries not to, take any action, or omit to take any action, if such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the Transactions.

(xvii)                    General.  The Company shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing set forth in this Section 5.1(a).

(b)                                 Certain Covenants of Liberty.  From the date hereof until the Split-Off Closing, except (x) as expressly required or contemplated by this Agreement or (y) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)                                     Governing Documents.  Liberty shall not amend or propose to amend the Liberty Charter or Liberty Bylaws, and shall cause LI LLC and the Contributed Ventures Subsidiaries not to amend or propose to amend its similar organizational or governance documents.

(ii)                                  No Dissolution:  From the date of this Agreement until the Split-Off Closing, Liberty shall not authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Liberty.

(iii)                               Certain Actions. Liberty shall not, and shall cause each of its Subsidiaries not to, take any action, or omit to take any action, if such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the transactions contemplated by this Agreement.

(iv)                              Issuance of Liberty Ventures Common Stock; Equity Awards.  Liberty shall not (A) authorize for issuance or issue (or enter into any agreement to authorize for issuance or issue) any shares of Liberty Ventures Common Stock, except for issuances of shares of Liberty Ventures Common Stock with a value of up to $150 million in the aggregate (x) to raise cash at then-prevailing market prices or (y) in connection with the acquisition, by merger, consolidation or otherwise, or purchase of a substantial equity interest in, or a substantial portion of, the assets of any corporation, partnership, association, or other business organization or division thereof (other than, in the case of each of clause (x) and clause (y), issuances made in connection with any transaction involving the Permitted Holders, the Specified Persons or their respective controlled Affiliates), (B) issue or grant, or commit to issue or grant, any compensatory equity awards, including options, stock appreciation rights, restricted stock units or shares of restricted stock, with respect to shares of Liberty Ventures Common Stock, other than (1) pursuant to Liberty’s equity incentive plans in the ordinary course of business consistent with past practice, provided that such awards shall be in the form and terms used in the ordinary course of business for these purposes and any such options shall have an exercise price not less than the fair market value of the Liberty Ventures Common Stock covered by such options determined as of the time of the grant of such options, or (2) pursuant to any employment Contract in effect on the date hereof or executed following the date hereof in the ordinary course of business consistent with past practice, (C) amend any material term of any compensatory equity awards with respect to shares of Liberty Ventures Common Stock, except in the ordinary course of business consistent with past practice or (D) accelerate the vesting of any compensatory equity awards with respect to shares of Liberty Ventures Common Stock to the extent that such acceleration of vesting does not occur automatically under the terms of the applicable award (other than any acceleration effected in the ordinary course of business consistent with past practice).

(v)                                 Cash Dividends.  Liberty shall not declare, set aside, make or pay any cash dividend or make any other cash distribution with respect to any of the Liberty Ventures Common Stock; provided, that, for the avoidance of doubt, this Section 5.1(b)(v) shall not prohibit any cash repurchases of Liberty Ventures Common Stock made pursuant to ordinary course share repurchase programs.

Section 5.2                                    No Solicitation by the Company.

(a)                                 Alternative Company Transaction.  The Company will, and will cause each of its Subsidiaries and each of the directors, officers, agents, control persons, employees and Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Company Transaction Proposal, and will enforce and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Company Transaction Proposal.  The Company will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Company Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries.  The Company shall not, and shall cause its Subsidiaries and each of the directors, officers, agents, control persons, employees and Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Company Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Company Transaction Proposal, except as provided herein.

(b)                                 Superior Company Proposal.  Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, in the event that the Company receives after the date of this Agreement and prior to obtaining the Company Stockholder Approvals, a bona fide written Alternative Company Transaction Proposal which did not result from a breach of this Section 5.2 and which each of the Board of Directors of the Company (or the Special Committee or any other committee thereof) determines in good faith (after consultation with its respective outside legal counsel and financial advisor of nationally recognized reputation) to be, or to be reasonably expected to lead to, a Superior Company Proposal, and that failure to take such action would violate the directors’ fiduciary duties under applicable Law, the Company may then take the following actions:

(i)                                     Furnish any nonpublic information with respect to the Company and its Subsidiaries to the Person or group (and their respective Representatives) making such Alternative Company Transaction Proposal; provided that prior to furnishing any such information, it (x) receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive in all matters as the terms contained in the Confidentiality Agreement, dated as of December 8, 2016, between the Company and Liberty (as amended, the “Confidentiality Agreement”), and (y) provides prior written notice to Liberty in accordance with Section 5.2(c); and

(ii)                                  Following any discussions regarding, and the execution of, the confidentiality agreement referenced in the foregoing clause (i), engage in further discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Company Transaction Proposal.

(c)                                  Notification.  In addition to the obligations of the Company set forth in Sections 5.2(a), (b) and (d) hereof, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Company Transaction Proposal, or any inquiry or request for information from, or for the initiation of negotiations with, the Company or its Representatives concerning an Alternative Company Transaction Proposal, the Company shall provide Liberty with an initial written notice of such Alternative Company Transaction Proposal, inquiry or request.  The Company’s notice shall include a written summary of the material terms and conditions of such Alternative Company Transaction Proposal, inquiry or request (including copies of any written proposed agreements) and the identity of the Person or group of Persons making such Alternative Company Transaction Proposal, inquiry or request.  In addition, the Company shall provide Liberty as promptly as practicable (and in any event within forty-eight (48) hours) with (i) all information provided to such Person or group of Persons pursuant to Section 5.2(b)(i) hereof not previously provided to Liberty and all other information as is reasonably necessary to keep Liberty reasonably currently informed of all written or material oral communications regarding, and the status of, any such Alternative Company Transaction Proposal (including any amendments thereto), inquiry or request, and any related discussions or negotiations and (ii) all material non-public information concerning the Company or any of its Subsidiaries that is made available to the Person or group of Persons making such Alternative Company Transaction Proposal (or any of their advisors or other representatives) which was not previously made available to Liberty.

(d)                                 Change of Recommendation.  Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Liberty) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Liberty), the approval, recommendation or declaration of advisability by such Board of Directors or such committee thereof of this Agreement, or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Company Transaction Proposal, including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer or (C) fail to publicly reaffirm its approval or recommendation of this Agreement within five (5) Business Days after Liberty so requests in writing if an Alternative Company Transaction Proposal or any modification thereto shall have been made publicly or sent or given to the Company Stockholders (or any Person or group of Persons shall have publicly announced an intention, whether or not conditional, to make an Alternative Company Transaction Proposal) (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”)) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (a “Company Acquisition Agreement”) (other than a confidentiality agreement entered into pursuant to Section 5.2(b)(i)) (A) constituting, or relating to, any Alternative Company Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary set forth in this Section 5.2(d) or in any other provision of this Agreement, at any time prior to obtaining the Company Stockholder Approvals, solely in response to a Company Intervening Event or Superior Company Proposal, the Board of Directors of the Company and the Special Committee may make a Company Adverse Recommendation Change, if all of the following conditions are met:

(i)                                     in the case of a Superior Company Proposal, such Superior Company Proposal has been made and has not been withdrawn and continues to be a Superior Company Proposal;

(ii)                                  the Company Stockholder Approvals have not been obtained;

(iii)                               each of the Board of Directors of the Company and the Special Committee has determined in good faith, after consultation with its respective outside legal counsel and financial advisor of nationally recognized reputation, that, in light of such Company Intervening Event or Superior Company Proposal, the failure to make a Company Adverse Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law;

(iv)                              the Company has (A) provided to Liberty five (5) Business Days’ prior written notice (the “Company Notice Period”), which notice shall state expressly (1) that it has received a Superior Company Proposal or that there has been a Company Intervening Event, (2) in the case of a Superior Company Proposal, the material terms and conditions of the Superior Company Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Company Proposal), and that the Company shall have provided to Liberty contemporaneously with the delivery of such notice a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Company Proposal and other material documents (it being understood and agreed that any amendment (or subsequent amendment) to the financial terms, including but not limited to the proposed purchase price, or to any other material term of such Superior Company Proposal shall each require the Company to provide a new notice to Liberty in accordance with this clause (iv), provided that the Company Notice Period in connection with any such new notice shall be three (3) Business Days (the “Amended Company Notice Period”)) and (3) that it intends to make a Company Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor, and (B) prior to making a Company Adverse Recommendation Change, during the Company Notice Period or the Amended Company Notice Period, as applicable, to the extent requested by Liberty, engaged in good faith negotiations with Liberty during the Company Notice Period or Amended Company Notice Period, as applicable, to amend this Agreement, and considered in good faith any bona fide offer (a “Liberty Offer”) by Liberty to the Company and, after such negotiations or good faith consideration of such Liberty Offer, the Board of Directors of the Company and the Special Committee again makes the determination described in Section 5.2(d)(iii); and

(v)                                 the Company shall have complied with this Section 5.2 in all material respects.

(e)                                  Tender Offer Rules.  Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided that in no event shall the Company or its Board of Directors take, or agree or resolve to take, any action prohibited by this Section 5.2.  For the avoidance of doubt, if any disclosure or other action pursuant to clause (i) of this Section 5.2(e) includes a Company Adverse Recommendation Change, it shall be deemed to be a Company Adverse Recommendation Change for all purposes under this Agreement.

Section 5.3                                    No Solicitation by Liberty.

(a)                                 Alternative Liberty Ventures Transaction.  Liberty will, and will cause each of its Subsidiaries and each of the directors, officers, agents, control persons, employees and Representatives of Liberty and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Liberty Ventures Transaction Proposal, and will enforce and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which Liberty or any of its Subsidiaries is a party relating to any such Alternative Liberty Ventures Transaction Proposal.  Liberty will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Liberty Ventures Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of Liberty or any of its Subsidiaries.  Liberty shall not, and shall cause its Subsidiaries and each of the directors, officers, agents, control persons, employees and Representatives of Liberty and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to Liberty Ventures Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Liberty Ventures Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Liberty Ventures Transaction Proposal, except as provided herein.

(b)                                 Superior Liberty Ventures Proposal.  Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, in the event that Liberty receives after the date of this Agreement and prior to obtaining the Liberty Stockholder Approval, a bona fide written Alternative Liberty Ventures Transaction Proposal which did not result from a breach of this Section 5.3 and which the Board of Directors of Liberty (or any committee thereof) determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably expected to lead to, a Superior Liberty Ventures Proposal, and that failure to take such action would violate the directors’ fiduciary duties under applicable Law, Liberty may then take the following actions:

(i)                                     Furnish any nonpublic information with respect to Liberty and its Subsidiaries to the Person or group (and their respective Representatives) making such Alternative Liberty Ventures Transaction Proposal; provided that prior to furnishing any such information, it (x) receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive in all matters as the terms contained in the Confidentiality Agreement, and (y) provides prior written notice to the Company in accordance with Section 5.3(c); and

(ii)                                  Following any discussions regarding, and the execution of, the confidentiality agreement referenced in the foregoing clause (i), engage in further discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Liberty Ventures Transaction Proposal.

(c)                                  Notification.  In addition to the obligations of Liberty set forth in Sections 5.3(a), (b) and (d) hereof, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Liberty Ventures Transaction Proposal, or any inquiry or request for information from, or for the initiation of negotiations with, Liberty or its Representatives concerning an Alternative Liberty Ventures Transaction Proposal, Liberty shall provide the Company with an initial written notice of such Alternative Liberty Ventures Transaction Proposal, inquiry or request.  Liberty’s notice shall include a written summary of the material terms and conditions of such Alternative Liberty Ventures Transaction Proposal, inquiry or request (including copies of any written proposed agreements) and the identity of the Person or group of Persons making such Alternative Liberty Ventures Transaction Proposal, inquiry or request.  In addition, Liberty shall provide the Company as promptly as practicable (and in any event within forty-eight (48) hours) with (i) all information provided to such Person or group of Persons pursuant to Section 5.3(b)(i) hereof not previously provided to the Company and all other information as is reasonably necessary to keep Company reasonably currently informed of all written or material oral communications regarding, and the status of, any such Alternative

Liberty Ventures Transaction Proposal (including any amendments thereto), inquiry or request, and any related discussions or negotiations and (ii) all material non-public information concerning Liberty or any of its Subsidiaries that is made available to the Person or group of Persons making such Alternative Liberty Ventures Transaction Proposal (or any of their advisors or other representatives) which was not previously made available to the Company.

(d)                                 Change of Recommendation.  Neither the Board of Directors of Liberty nor any committee thereof shall, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to the Company) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by such Board of Directors or such committee thereof of this Agreement or that the Liberty Ventures Stockholders vote in favor of the Split-Off, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Liberty Ventures Transaction Proposal, including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer or (C) fail to publicly reaffirm its approval, recommendation or declaration of advisability by such Board of Directors that the Liberty Ventures Stockholders vote in favor of the Split-Off within five (5) Business Days after the Company so requests in writing if an Alternative Liberty Ventures Transaction Proposal or any modification thereto shall have been made publicly or sent or given to the Liberty Ventures Stockholders (or any Person or group of Persons shall have publicly announced an intention, whether or not conditional, to make an Alternative Liberty Ventures Transaction Proposal) (any action described in this clause (i) being referred to as a “Liberty Adverse Recommendation Change”)) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Liberty or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (a “Liberty Ventures Acquisition Agreement”) (other than a confidentiality agreement entered into pursuant to Section 5.3(b)(i)) (A) constituting, or relating to, any Alternative Liberty Ventures Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary set forth in this Section 5.3(d) or in any other provision of this Agreement, at any time prior to obtaining the Liberty Stockholder Approval, solely in response to a Liberty Ventures Intervening Event or Superior Liberty Ventures Proposal, the Board of Directors of Liberty (or any committee thereof) may make a Liberty Adverse Recommendation Change, if and only if all of the following conditions are met:

(i)                                     in the case of a Superior Liberty Ventures Proposal, such Superior Liberty Ventures Proposal has been made and has not been withdrawn and continues to be a Superior Liberty Ventures Proposal;

(ii)                                  the Liberty Stockholder Approval has not been obtained;

(iii)                               the Board of Directors of Liberty (or a committee thereof) has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that, in light of such Liberty Ventures Intervening Event or Superior Liberty Ventures Proposal, the failure to make a Liberty Adverse Recommendation

Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law;

(iv)                              Liberty has (A) provided to the Company five (5) Business Days’ prior written notice (the “Liberty Notice Period”), which notice shall state expressly (1) that it has received a Superior Liberty Ventures Proposal or that there has been a Liberty Ventures Intervening Event, (2) in the case of a Superior Liberty Ventures Proposal, the material terms and conditions of the Superior Liberty Ventures Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Liberty Ventures Proposal), and that Liberty shall have provided to the Company contemporaneously with the delivery of such notice a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Liberty Ventures Proposal and other material documents (it being understood and agreed that any amendment (or subsequent amendment) to the financial terms, including but not limited to the proposed purchase price, or to any other material term of such Superior Liberty Ventures Proposal shall each require Liberty to provide a new notice to the Company in accordance with this clause (iv), provided that the Liberty Notice Period in connection with any such new notice shall be three (3) Business Days (the “Amended Liberty Notice Period”)) and (3) that it intends to make a Liberty Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor, and (B) prior to making a Liberty Adverse Recommendation Change, during the Liberty Notice Period or the Amended Liberty Notice Period, as applicable, to the extent requested by the Company, engaged in good faith negotiations with the Company during the Liberty Notice Period or Amended Liberty Notice Period, as applicable, to amend this Agreement, and considered in good faith any bona fide offer (a “Company Offer”) by the Company to Liberty and, after such negotiations or good faith consideration of such Company Offer, the Board of Directors of Liberty (or any committee thereof) again makes the determination described in Section 5.3(d)(iii); and

(v)                                 Liberty shall have complied with this Section 5.3 in all material respects.

(e)                                  Tender Offer Rules.  Nothing contained in this Agreement shall prohibit Liberty or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided that in no event shall Liberty or its Board of Directors take, or agree or resolve to take, any action prohibited by this Section 5.3.  For the avoidance of doubt, if any disclosure or other action pursuant to clause (i) of this Section 5.3(e) includes a Liberty Adverse Recommendation Change, it shall be deemed to be a Liberty Adverse Recommendation Change for all purposes under this Agreement.

Section 5.4                                    Preparation of SEC Documents; Stockholders’ Meetings.

(a)                                 Registration Statement and Prospectus.

(i)                                     As promptly as practicable following the date hereof, and in any event within ninety (90) Business Days following the date of this Agreement, Liberty and the

Company shall prepare and file with the SEC, the Registration Statement, in which the Joint Proxy Statement will be included.  Each of Liberty and the Company shall use its reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Company Reclassification, the Auto Conversion, the Contribution, the Split-Off and the other transactions contemplated hereby.  Each of Liberty and the Company shall furnish all information concerning it and its Subsidiaries as may reasonably be requested by the other party in connection with such actions and the preparation of the Joint Proxy Statement and the Registration Statement.  Each of Liberty and the Company will cause the Joint Proxy Statement to be mailed to the Liberty Ventures Stockholders and the Company Stockholders, respectively, in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)                                  All filings by the Company or Liberty with the SEC in connection with the transactions contemplated hereby and all mailings to the Company Stockholders and the Liberty Ventures Stockholders in connection with the Contribution, the Split-Off and the other transactions contemplated by this Agreement shall be subject to the prior review and comment by the other party; provided, however, that no such prior review and comment shall be required for the Company to make any disclosure or otherwise take any action expressly permitted by Section 5.2 other than as provided therein, or for Liberty to make any disclosure or otherwise take any action expressly permitted by Section 5.3 other than as provided therein.

(iii)                               Each of Liberty and the Company shall (A) as promptly as practicable notify the other of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Joint Proxy Statement or the Registration Statement (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Company Capital Stock issuable in connection with the Transactions for offering or sale in any jurisdiction) and (2) any request by the SEC for any amendment or supplements to the Joint Proxy Statement or the Registration Statement or for additional information with respect thereto and (B) supply each other with copies of (1) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Joint Proxy Statement or the Registration Statement and (2) all Orders of the SEC relating to the Registration Statement.

(iv)                              Each of Liberty and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (B) the Joint Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the meeting of Company Stockholders (the “Company Stockholders’ Meeting”), and at the date it is first mailed to the Liberty Ventures Stockholders and at the time of the meeting of Liberty Ventures Stockholders (the “Liberty Stockholders’ Meeting”) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(v)                                 If at any time prior to the Split-Off Effective Time any information relating to the Company, Liberty or any of their respective Affiliates, directors or officers, is discovered by the Company or Liberty, which is required to be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders and the Liberty Ventures Stockholders.

(b)                                 Company Stockholders’ Meeting.

(i)                                     The Company shall duly give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act, for the purpose of seeking the Company Stockholder Approvals and shall, subject to Section 5.2(d), (i) recommend to its stockholders the adoption of this Agreement and include in the Joint Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approvals.  Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not adjourn or postpone the Company Stockholders’ Meeting without the consent of Liberty other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, (y) if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (z) if additional time is reasonably required to solicit proxies in favor of adoption of this Agreement; provided that in the case of either clause (x), (y) or (z), the Company Stockholders’ Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company’s obligation to hold the Company Stockholders’ Meeting as aforesaid). The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of NASDAQ and the Company Articles and the Company Bylaws.  Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.4(b) (including its obligation to  hold the Company Stockholders’ Meeting at which this Agreement shall be submitted to the Company Stockholders for adoption as aforesaid) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Company Transaction Proposal or by a Company Adverse Recommendation Change.

(ii)                                  Except to the extent expressly permitted by Section 5.2(d), (A) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (B) the Joint Proxy

Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting and (C) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Liberty, the recommendation of its Board of Directors that Company Stockholders vote in favor of the adoption of this Agreement.

(c)                                  Liberty Stockholders’ Meeting.

(i)                                     Liberty shall duly give notice of, convene and hold the Liberty Stockholders’ Meeting as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act, for the purpose of seeking the Liberty Stockholder Approval and shall, subject to Section 5.3(d), (A) recommend to the Liberty Ventures Stockholders that they vote in favor of the Split-Off, and include in the Joint Proxy Statement such recommendation and (B) use its reasonable best efforts to solicit such approval and obtain the Liberty Stockholder Approval. Once the Liberty Stockholders’ Meeting has been called and noticed, Liberty shall not adjourn or postpone the Liberty Stockholders’ Meeting without the consent of the Company other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Liberty Ventures Stockholders in advance of a vote on the approval of the Split-Off, (y) if, as of the time for which the Liberty Stockholders’ Meeting is originally scheduled, there are insufficient shares of Liberty Ventures Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (z) if additional time is reasonably required to solicit proxies in favor of the approval of the Split-Off; provided that in the case of either clause (x), (y) or (z), the Liberty Stockholders’ Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect Liberty’s obligation to hold the Liberty Stockholders’ Meeting as aforesaid).  Liberty shall ensure that the Liberty Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Liberty Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of NASDAQ, the Liberty Charter and the Liberty Bylaws.  Without limiting the generality of the foregoing, Liberty’s obligations pursuant to this Section 5.4(c) (including its obligation to  hold the Liberty Stockholders’ Meeting at which this Agreement shall be submitted to the Liberty Ventures Stockholders for adoption as aforesaid) shall not be affected by the commencement, public proposal, public disclosure or communication to Liberty of any Alternative Liberty Ventures Transaction Proposal or by a Liberty Adverse Recommendation Change.

(ii)                                  Except to the extent expressly permitted by Section 5.3, (i) the Board of Directors of Liberty shall recommend that the Liberty Ventures Stockholders vote in favor of the Split-Off, (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Liberty has recommended that the Liberty Ventures Stockholders vote in favor of the Split-Off and (iii) neither the Board of Directors of Liberty nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of its Board of Directors that the Liberty Ventures Stockholders vote in favor of the Split-Off.

(d)                                 The Company and Liberty shall use their reasonable best efforts to hold the Company Stockholders’ Meeting and the Liberty Stockholders’ Meeting on the same date; provided that, to the extent that the Company Stockholders’ Meeting or the Liberty Stockholders’ Meeting, as applicable, is delayed as a result of a preliminary or temporary injunction preventing the holding of such meeting, the party not so enjoined shall proceed to hold its meeting as soon as practicable.

Section 5.5                                    Access to Information; Confidentiality.

(a)                                 Access to Information.  Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Contribution Effective Time, the parties hereto  shall, and shall cause their Subsidiaries and each of their Subsidiaries’ officers, directors and employees to, and shall use its reasonable best efforts to cause its Representatives to, afford in the case of (x) Liberty, the Company and (y) the Company, Liberty, and each of their respective officers, directors, employees and Representatives, following notice from the examining party in accordance with this Section 5.5, reasonable access during normal business hours to officers, employees, agents, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested and, during such period shall furnish, and shall cause to be furnished, as promptly as reasonably practicable, a copy of each report, schedule and other document filed or received pursuant to the requirements of the federal securities laws or a Governmental Authority, except, with respect to examination reports, as may be restricted by applicable Law.  Notwithstanding the foregoing, no party shall be obligated to disclose any information that, in its reasonable judgment, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order or (ii) the disclosure of which would be reasonably likely to cause the loss or waiver of any attorney-client or other legal privilege or trade secret protection (provided that such party will use its reasonable best efforts to provide such disclosure in a manner that would not have the effects described in the foregoing (i) and (ii)).  The examining party shall be entitled to have Representatives present at all times during any such inspection.  No investigation pursuant to this Section 5.5 or information provided, made available or delivered pursuant to this Section 5.5 or otherwise shall affect any representations or warranties or conditions or rights contained in this Agreement.

(b)                                 Limitations.  Each of the Company and Liberty may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.5 or Section 5.6 as “outside counsel only.”  Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Liberty, as the case may be) or its legal counsel.

(c)                                  Confidentiality.  All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms.

Section 5.6                                    Reasonable Best Efforts.

(a)                                 Governmental and Third Party Approvals.  Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Company Reclassification, the Auto Conversion, the Contribution and the Split-Off and the other transactions contemplated hereby, including (i) preparing and filing as soon as practicable after the date hereof all applications, forms, registrations and notices required to be filed prior to the Split-Off Closing to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party required to be obtained prior to the Split-Off Closing, including filings pursuant to the HSR Act, FCC requirements or as required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters, (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party; provided, however, that, in connection with any such approvals, consents, Orders, exemptions or waivers from third parties (excluding Governmental Authorities), (x) the parties hereto shall not be required to (and they shall not be required to cause any of their Subsidiaries to) make any payments or incur any other Liabilities (including becoming a guarantor of any Contract) and (y) neither the Company nor any of its Subsidiaries shall agree to make any payments or incur any other Liabilities, or make or agree to make any amendment to the terms of any applicable Company Contract, in order to obtain any such consent, approval, authorization or waiver without the prior written consent of Liberty (which shall not be unreasonably withheld, delayed or conditioned), other than customary consent or amendment fees in connection with the Credit Agreement Consent and Amendments and the Notes Consent Solicitations contemplated by Sections 5.17 and any fees payable in connection with the Exchange Offer; provided, further, that, except as expressly required by this Agreement, no consent of any third party (excluding Government Authorities) shall be a condition to the closing of the transactions contemplated by this Agreement pursuant to Article VI, (iii) the defending of any Actions challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the completion of the Transactions and (iv) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.  Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.  In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any third party or any other information supplied by such party to a third party in connection with this Agreement and the transactions contemplated by this Agreement.

(b)                                 Notification.  Each of the Company and Liberty shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby.  In that regard, each party shall without limitation use its reasonable best efforts to:  (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority or other third party with respect to the transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority or other third party with respect to the transactions contemplated by this Agreement, (iii) to the extent reasonably practical, not participate in any meeting or teleconference with (A) any Governmental Authority with respect to the transactions contemplated by this Agreement and (B) any third party (excluding Governmental Authorities) with respect to any material consent, approval or waiver in connection with the transactions contemplated by this Agreement, in each case, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the Company or Liberty, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party.

(c)                                  No Divestitures.  In furtherance of the covenants set forth in Section 5.6(a), if any objections are asserted with respect to the transactions contemplated hereby under any domestic or foreign antitrust or Competition Law, federal, state or local communications Law, or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority challenging any of the transactions contemplated hereby or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, Liberty and the Company shall take all reasonable actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the transactions contemplated hereby to close as soon as reasonably practicable; provided, however, that notwithstanding anything to the contrary contained in this Agreement, in no case shall the Company or Liberty be obligated to (and the Company shall not, without the written consent of Liberty, and in no event shall Liberty be deemed to have breached any representation, warranty, covenant or agreement for refusing to) become subject to, consent to or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including that of its Affiliates (but for the avoidance of doubt excluding any Specified Persons or Permitted Holders, as to whom no such requirements, conditions, understandings, agreements or order shall apply)) in any manner that, either individually or in the aggregate, (i), materially adversely affects the financial condition, business, or the operations of the Company or Liberty and their respective Subsidiaries, on a consolidated basis and post-Closing basis, or (ii) prohibits or materially limits the ownership, control or operation by the Company or Liberty or their respective Subsidiaries of any material portion of its or their respective businesses or assets, or compels the Company or Liberty to dispose of or hold separate any material portion of its business or assets.

Section 5.7                                    State Takeover Statutes.  In connection with and without limiting the foregoing, the Company and Liberty shall (a) take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Contribution and the other transactions contemplated by this Agreement.

Section 5.8                                    Indemnification and Insurance.

(a)                                 From and after the Contribution Effective Time, the Company shall, and shall cause its Subsidiaries to, in each case to the fullest extent permitted under applicable Law, (i) indemnify and hold harmless, and advance expenses to, each individual who at the Contribution Effective Time is, or at any time prior to the Contribution Effective Time was, a director, officer, employee or agent of the Company or of a Subsidiary of the Company (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such Subsidiary or, in the case of directors or officers of the Company or of a Subsidiary of the Company, taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Contribution Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision) and (ii) comply with its obligations to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Contribution Effective Time as provided in the certificate of incorporation or any bylaws of the Company or its Subsidiaries or indemnification agreements, in each case, as in effect immediately prior to the Contribution Effective Time or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnitee. Without limiting the foregoing, from and after the Contribution Effective Time, the Company shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Company and any successor thereto to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification and advancement than are set forth as of the date of this Agreement in the Company Articles or the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified in a material manner that would materially adversely affect the rights thereunder of the Indemnitees.

(b)                                 Neither Liberty nor the Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.8 (each, a “Claim”) for which indemnification could be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably delayed, withheld or conditioned). The Company, Liberty and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)                                  For the six-year period commencing immediately after the Effective Time, the Company shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Contribution Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Contribution Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or the Company may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Contribution Effective Time, including a “tail” policy), in each case, so long as the Company is not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance before the date of this Agreement (such 300% amount, the “Maximum Premium”). The Company shall have the right prior to the Effective Time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Contribution Effective Time, covering without limitation the Transactions, so long as the effective annual premium under such policy does not exceed the Maximum Premium (or such coverage as is available for a premium equal to the Maximum Premium).  If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.8(c), and the Company shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d)                                 The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents of the Company or any amendment thereof, by contract or otherwise. The obligations of the Company under this Section 5.8 shall not be terminated or modified in such a material manner as to materially adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (such consent not to be unreasonably delayed, withheld or conditioned) (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(e)                                  In the event that the Company or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) the Company or any of its successors or assigns winds up or dissolves, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume all of the obligations thereof set forth in this Section 5.8.

(f)                                   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to or in substitution for any such claims under such policies.

(g)                                  The obligations of the Company (or any successor entity thereto) under this Section 5.8 shall continue in full force and effect for a period of six years from the Contribution Effective Time; provided, however, that if any Claim (whether arising before, at or after the Contribution Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Contribution Effective Time, the provisions of this Section 5.8 shall continue in effect until the full and final resolution of such Claim.

Section 5.9                                    Public Announcements.  The Company and Liberty shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if to the extent practical under the circumstances it has used reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required for the Company to make any disclosure or otherwise take any action expressly permitted by Section 5.2 other than as provided therein, or for Liberty to make any disclosure or otherwise take any action expressly permitted by Section 5.3 other than as provided therein.  In addition, except (a) to the extent disclosed in or consistent with the Joint Proxy Statement in accordance with the provisions of Section 5.4, (b) for any consent given in accordance with this Section 5.9, (c) as expressly permitted by Section 5.2 or Section 5.3 or (d) to the extent disclosed in connection with the Exchange Offer or the consent solicitations contemplated by Section 5.17, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned.  The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the parties.

Section 5.10                             Listing.  The Company and Liberty shall cause the Company Reclassified Class A Common Stock, Company Reclassified Class B Common Stock and Company Series A Preferred Stock issuable pursuant to Article II (including the Auto Conversion Shares) to be authorized for listing on NASDAQ, subject to official notice of issuance, in each case, prior to the Closing Date; provided, that if the Company Reclassified Class B Common Stock is not eligible for listing on NASDAQ, the Company and Liberty shall apply to cause such class or series of capital stock to be quoted in the over-the-counter markets.  Each of the Company and Liberty shall use its respective reasonable best efforts to cooperate with such other party in connection with the foregoing, including by providing information reasonably requested by such other party in connection therewith.

Section 5.11                             Preliminary Proxy Statement; Reincorporation Merger.

(a)                                 Prior to the filing of the Preliminary Proxy Statement (as defined below), the Company shall form a wholly owned subsidiary of the Company, which shall be a Delaware corporation (“Reincorporation Merger Sub”).  Promptly following the formation of Reincorporation Merger Sub, and prior to the effective time of the Reincorporation Merger, the Company shall cause the board of directors of Reincorporation Merger Sub to adopt and approve the resolutions set forth in Exhibit G hereto.  Following formation of Reincorporation Merger Sub and prior to filing the Preliminary Proxy Statement, the Company will, and will cause Reincorporation Merger Sub to, enter into an agreement and plan of merger (in such form and on such terms and conditions as Liberty shall approve, with such approval not to be unreasonably withheld, delayed or conditioned) with respect to the merger of the Company with and into Reincorporation Merger Sub (the “Reincorporation Merger”), which Reincorporation Merger will be effected following the Split-Off (subject to the satisfaction of the conditions set forth in such agreement and plan of merger).  The certificate of incorporation of Reincorporation Merger Sub following the completion of the Reincorporation Merger shall be substantially similar to the Restated Company Articles, except for such changes as are necessary or advisable under Delaware law and such changes as are set forth on Section 5.11 of the Company Disclosure Letter.

(b)                                 Liberty and the Company shall cooperate in good faith to file, promptly following the mailing of the Joint Proxy Statement/Prospectus, with the SEC a preliminary proxy statement together with any required filings under the Securities Act (collectively, the “Preliminary Proxy Statement”) with respect to the Reincorporation Merger following the Split-Off.  Each of Liberty and the Company shall use its reasonable best efforts to cause the Preliminary Proxy Statement to comply with the rules and regulations promulgated by the SEC.  Each of Liberty and the Company shall furnish all information concerning it and its Subsidiaries as may be reasonably requested by the other party in connection with such actions and the preparation of the Preliminary Proxy Statement.

(c)                                  Each of Liberty and the Company shall (A) as promptly as practicable notify the other of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Preliminary Proxy Statement and (2) any request by the SEC for any amendment or supplements to the Preliminary Proxy Statement or for additional information with respect thereto and (B) supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Preliminary Proxy Statement.

(d)                                 If at any time prior to the Split-Off Effective Time any information relating to the Company, Liberty or any of their respective Affiliates, directors or officers, is discovered by the Company or Liberty, which is required to be set forth in an amendment or supplement to the Preliminary Proxy Statement so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

(e)                                  Each of Liberty and the Company agree to use its reasonable best efforts to cause the Preliminary Proxy Statement, as may be amended, to be mailed to the holders of record of each class or series of Company Capital Stock outstanding immediately following the Split-Off Effective Time, and to cause a special meeting of the Company Stockholders to be held as soon as practicable following the Split-Off Effective Time for the purpose of approving the Reincorporation Merger.

Section 5.12                             Employee Benefits.

(a)                                 For a period of not less than one (1) year following the Closing Date, the employees of the Company and its Subsidiaries (the “Company Employees”), for so long as they are employed following the Effective Time, shall receive employee benefits and compensation (excluding any equity-based compensation) that, in the aggregate, are substantially comparable to the employee benefits and compensation provided to the Company Employees immediately prior to the date of this Agreement; provided that nothing contained in this Section 5.12(a) shall be construed as requiring the Company or any of its Subsidiaries to continue or adopt any specific plans or to continue the employment of any Company Employee.

(b)                                 Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, the Company shall, for a period ending on the date one (1) year after the Closing Date, maintain a severance pay practice for the benefit of each Company Employee that is no less favorable than the severance pay practice of the Company in effect immediately prior to the date of this Agreement as set forth on Section 5.12(b) of the Company Disclosure Letter.

(c)                                  The Company shall recognize the service of Company Employees with the Company or its Subsidiaries prior to the Closing Date as service with the Company and its Subsidiaries in connection with any employee benefit plans, programs, contracts and arrangements (including 401(k) plans, severance, vacation, sick leave and holiday policies) maintained by the Company and its Subsidiaries which is made available following the Closing Date by the Company and its Subsidiaries for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals under any defined benefit plan), to the extent recognized by the Company and its Subsidiaries prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits, and the Company shall not be required to provide credit for any purpose under any plan that is (i) a cash or equity incentive compensation plan (other than with respect to Company Equity Awards converted as described in Article II), (ii) a defined benefit pension plan, (iii) a post-retirement welfare plan or (iv) any plan of the Company under which similarly situated employees of the Company and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

(d)                                 The Company to use commercially reasonable efforts to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by the Company to the extent such limitations or conditions would have been satisfied or waived under the terms of the comparable Company Plan prior to the Closing Date, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the corresponding Company Plan during the portion of the relevant plan year including the Closing Date.

(e)                                  Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan or arrangement, or shall limit the right of the Company to amend, terminate or otherwise modify any employee benefit plan or arrangement sponsored by the Company, the Company or any of their Subsidiaries following the Closing Date.  In the event that (i) a Person not a party to this Agreement makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan or arrangement sponsored by the Company, the Company or any of their Subsidiaries, and (ii) such provision is deemed to be an amendment to such plan or arrangement even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect.  The parties acknowledge and agree that all provisions contained in this Section 5.12(e) with respect to the Company Employees are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any current or former employees, directors or independent contractors, any participant in any employee benefit plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Company or any of its Subsidiaries.

Section 5.13                             Tax Matters.

(a)                                 Each of the parties hereto shall use its reasonable best efforts to cause the Company Reclassification, the Auto Conversion, the Contribution and the Split-Off to qualify for their Intended Tax Treatment, including by executing and delivering the Tax Representation Letters in connection with (i) any tax opinion relating to the U.S. federal income tax consequences of the transactions contemplated by this Agreement that is contained or set forth in the Joint Proxy Statement and Registration Statement (ii) the tax opinions required to be delivered pursuant to Sections 6.2(f) and 6.3(e) and (iii) any written notices or written confirmation related to such tax opinions described in Section 2.1(a) or Article VI.  None of the parties shall (and each of the parties shall cause its Subsidiaries not to) take any action or fail to take any action, which action or failure to act could reasonably be expected to cause (i) the

Company Reclassification or the Auto Conversion to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Contribution and the Split-Off, taken together, to fail to be treated as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code.  Provided that the opinion conditions in Sections 6.2(f) and 6.3(e) have been satisfied, and any written confirmation related to such tax opinion described in Article VI has been delivered, each of the parties shall report the Company Reclassification, the Auto Conversion, the Contribution and the Split-Off consistent with the Intended Tax Treatment and such tax opinions.

(b)                                 On the Closing Date, the Company shall (i) deliver to Liberty a certificate, in form and substance reasonably satisfactory to Liberty and that complies with Treasury Regulations Section 1.897-2(h), to the effect that interests in the Company are not United States real property interests and (ii) provide a corresponding notice to the IRS, in form and substance reasonably satisfactory to Liberty, which complies with the requirements set forth in Treasury Regulations Section 1.897-2(h)(2).  For purposes of the foregoing, Liberty shall provide assistance to the Company, and cooperate with the Company, in making any determination required by the aforementioned certificate insofar as the Contributed Ventures Assets are relevant to such determination.

Section 5.14                             Notification of Certain Matters.

(a)                                 The Company shall give prompt notice to Liberty and Liberty shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Liberty, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Article VI would fail to be satisfied, and (ii) any failure by the Company or Liberty, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Article VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.14(a) shall not limit or otherwise affect any remedies available to Liberty or the Company, as the case may be.

(b)                                 The Company shall give prompt notice to Liberty and Liberty shall give prompt notice to the Company, as the case may be, of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Contribution Effective Time, alleging any material breach of, or material default under, in the case of the Company, any Company Material Contract and, in the case of Liberty, any Liberty Material Contract or (ii) any notice or other material communication received by it from any third party, subsequent to the date of this Agreement and prior to the Contribution Effective Time, regarding any consent that is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice pursuant to this Section 5.14(b) shall not limit or otherwise affect the remedies available hereunder to Liberty or the Company, as the case may be.

Section 5.15                             Certain Litigation.  The Company shall promptly advise Liberty of any Action commenced after the date hereof against the Company or any of its directors by any stockholder relating to this Agreement and the transactions contemplated hereby and shall keep

Liberty reasonably informed regarding any such litigation.  Liberty shall promptly advise the Company of any Action commenced after the date hereof against Liberty or any of its directors by any stockholder relating to this Agreement and the transactions contemplated hereby and shall keep the Company reasonably informed regarding any such litigation.  Each party shall give the other party the opportunity to consult with the party subject to such Action regarding the defense or settlement of any such Action and shall consider the other party’s views with respect to such Action, and shall not settle any such Action without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).  Neither party shall enter into any settlement agreement in respect of any stockholder litigation against such party and/or its directors or officers relating to the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.16                             Section 16 Matters.  Prior to (i) in the case of the Company, the Restated Company Articles Filing Date, and (ii) in the case of Liberty, the Auto Conversion Effective Time, each of the Company and Liberty shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Capital Stock or Liberty Ventures Common Stock or acquisitions of Company Capital Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any Company Equity Awards or other derivative securities of the Company or Liberty) resulting from the Transactions by each director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Liberty or may become subject to such reporting requirements with respect to the Company in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.17                             Cooperation as to Certain Indebtedness.

(a)                                 The Company shall, and shall cause each of its Subsidiaries, and each of its and their respective directors, officers, agents, control persons, employees, and Representatives to, use reasonable best efforts to commence (or, at Liberty’s election in its sole discretion, to cooperate reasonably with and assist Liberty and its directors, officers, agents, control persons, employees and Representatives in commencing) promptly following the date hereof (or on such other date as Liberty may reasonably request) a solicitation of a consent and amendment to each of the Senior Credit Agreements on terms and conditions requested by Liberty (each, a “Credit Agreement Consent and Amendment” and, collectively, the “Credit Agreement Consent and Amendments”).

(b)                                 The Company shall, and shall cause each of its Subsidiaries and its and their respective directors, officers, agents, control persons, employees and Representatives to, use reasonable best efforts to commence (or, at Liberty’s election in its sole discretion, to cooperate reasonably with and assist Liberty and its respective Representatives in commencing) promptly following the date hereof (or on such other date as Liberty may reasonably request) the process of making a consent solicitation with respect to each of the 2021 Notes and the 2021 Indenture to obtain from the requisite holders of the 2021 Notes the agreements, consents and amendments on terms and conditions requested by Liberty (the “2021 Notes Consent Solicitation”) and further agrees that JPMorgan Securities Inc. or one of its affiliates may serve as sole lead solicitation agent for the 2021 Notes Consent Solicitation.

(c)                                  The Company shall, and shall cause each of its Subsidiaries and its and their respective directors, officers, agents, control persons, employees, and Representatives to, use reasonable best efforts to commence (or, at Liberty’s election in its sole discretion, to cooperate reasonably with and assist Liberty and its Representatives in commencing) promptly following the date hereof (or on such other date as Liberty may reasonably request) the process of making a consent solicitation with respect to the 2025 Notes and the 2025 Indenture to obtain from the requisite holders of the 2025 Notes the agreements, consents and amendments on terms and conditions requested by Liberty (the “2025 Notes Consent Solicitation” and, together with the 2021 Notes Consent Solicitation, each a “Notes Consent Solicitation” and collectively, the “Notes Consent Solicitations”) and further agrees that JPMorgan Securities Inc. or one of its affiliates may serve as sole lead solicitation agent for the 2025 Notes Consent Solicitation.

(d)                                 If, prior to the Auto Conversion Effective Time, Liberty determines in its sole discretion that any of the Credit Agreement Consent and Amendments will not be obtained and become effective, or any of the Notes Consent Solicitations will not be successful and the transactions solicited for consent therein will not become effective,  in each case on or prior to the Auto Conversion Effective Time, the Company shall, and shall cause each of its Subsidiaries, and each of its and their respective Representatives to, use its reasonable best efforts to cooperate reasonably with and assist Liberty and its respective Representatives in connection with such further actions as the parties shall determine to take in connection with the Senior Credit Agreements, the 2021 Notes and 2021 Indenture and/or the 2025 Notes and 2025 Indenture.

(e)                                                    The Company shall not consummate the Bridge Financing on terms and conditions other than those described in the Bridge Commitment Letter.  The Company shall not amend, modify, terminate, assign or agree to any waiver under the Bridge Commitment Letter (including to add lenders, arrangers, agents, bookrunners, managers and other financing sources) without the prior written consent of Liberty.  Upon any such amendment, supplement or modification of the Bridge Commitment Letter in accordance with this Section 5.17, the term “Bridge Commitment Letter” shall mean the Bridge Commitment Letter as so amended, supplemented or modified.  The Company shall provide Liberty with prompt notice of (1) any material breach or default by any party to any Bridge Commitment Letter or the definitive agreements with respect to the Bridge Financing (such agreements, the “Definitive Agreements”) which the Company becomes aware and (2) the receipt of any written notice or other written communication from any Lender with respect to any breach, default, termination or repudiation by any party to the Bridge Commitment Letter or the Definitive Agreements of any provision thereof.  The Company shall keep Liberty reasonably informed on a reasonably current basis of the status of its efforts to consummate the Bridge Financing, including providing drafts of the Definitive Agreements negotiated in connection therewith, and providing Liberty with the opportunity to participate in discussions relating to such negotiations and provide input on the terms of such Definitive Agreements.   Except as provided in Section 5.17(f), in no event shall the Company be deemed or construed to require Liberty to (I) pay any fees (whether to secure a waiver of any conditions contained therein or otherwise) or (II) commence, participate in, pursue or defend any legal proceeding against or involving the Lenders.  Liberty and LI LLC and their respective directors, officers, agents, control person, employees and Representatives shall cooperate reasonably and assist the Company in satisfying the terms and conditions to be satisfied by the Company in the Bridge Commitment Letter, including but not limited to (a) providing and (subject to customary non-

reliance agreements) causing their Subsidiaries and advisors to provide, customary financial information, evaluations and forecasts as may be reasonably requested by the Lenders; (b) making management available to participate in the marketing of the Bridge Financing; (c) using commercially reasonable efforts to ensure that the syndication efforts of the Lenders benefit materially from their existing lending relationships; (d) (d) ensuring that they and their Subsidiaries shall not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any competing debt, including any renewals or refinancings of any existing debt that, in the reasonable judgment of the Lead Arrangers (as defined in the Bank Commitment Letter), could reasonably be expected to materially and adversely affect the primary syndication of the Bridge Financing without the prior written consent (not to be unreasonably withheld) of the Lead Arrangers (it being understood that the redemption of the Liberty Charter Exchangeable Debentures and the establishment of commitments and indebtedness incurred under the Loan Facility shall be permitted and will not be deemed to materially and adversely affect the primary syndication of the Bridge Financing); and (e) otherwise assisting the Lenders in their syndication efforts, including by making appropriate officers and advisors available from time to time upon reasonable advance notice and at reasonable locations to attend and make presentations regarding businesses and prospects at one or more meetings of prospective lenders.  All information provided to the Company or the Lenders pursuant to this Section will be, when furnished, complete and correct when taken as a whole, in all material respects, and will not, take as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates with respect thereto).

(f)                                   The Company will pay all fees and expenses of the Company and its Subsidiaries in connection with the Credit Agreement Consent and Amendments, the Notes Consent Solicitations, the Bridge Financing and any other matters contemplated by this Section 5.17 (including fees and expenses of legal counsel and advisors and any applicable indemnification obligations of the Company) (collectively, the “Financing Fees”) when such fees and expenses are due and payable; provided, however, that in the event this Agreement terminates, in accordance with:

(i)                                     Section 7.1(a), 7.1(b)(i), or 7.1(b)(ii) then Liberty shall reimburse the Company fifty percent (50%) of the Financing Fees;

(ii)                                  Section 7.1(b)(iii) (if, and only if, the Company has not made a Company Adverse Recommendation Change prior to such termination in accordance with Section 7.1(b)(iii)), 7.1(b)(iv) (if, and only if, Liberty has made a Liberty Adverse Recommendation Change prior to such termination in accordance with Section 7.1(b)(iv)), 7.1(c)(i), or 7.1(c)(ii), then Liberty shall reimburse the Company one hundred percent (100%) of the Financing Fees; or

(iii)                               Section 7.1(b)(iii) (if, and only if, the Company has made a Company Adverse Recommendation change prior to such termination in accordance with Section 7.1(b)(iii)), 7.1(b)(iv) (if, and only if, Liberty has not made a Liberty Adverse Recommendation Change prior to such termination in accordance with Section 7.1(b)(iv)),

7.1(d)(i) or 7.1(d)(ii), then Liberty shall not be required to reimburse the Company any portion of the Financing Fees.

Section 5.18                             Cooperation as to the Exchange Offer.                               The Company and its directors, officers, agents, control persons, employees, and Representatives shall cooperate reasonably with and assist Liberty and LI LLC and their respective directors, officers, agents, control persons, employees and Representatives in commencing the Exchange Offer on such terms requested by Liberty and LI LLC and reasonably acceptable to the Company.  Subject to the applicable conditions of the Exchange Offer, LI LLC shall complete the delivery of the Company Charter Exchangeable Debentures in the Exchange Offer promptly following the Contribution Effective Time.

Section 5.19                             Stockholder Rights Plan.            Prior to the termination of this Agreement, the Company agrees (a) not to adopt any stockholders rights plan or similar plan or agreement (or amend or modify any such plan or agreement) unless such stockholder rights plan by its terms exempts, or at the time of adoption of such stockholder rights plan the Company takes action to exempt, the transactions contemplated by this Agreement and (b) to take all action to cause Section 3.21 to be true and correct at all times (and otherwise refrain from taking any action that would cause Section 3.21 to become untrue or incorrect at any time).

Section 5.20                             Final Reattributed and Contributed Ventures Assets Schedule.

(a)                                 No earlier than 5:00 p.m., New York City time, on the fifteenth (15th) Business Day, and no later than 5:00 p.m., New York City time, on the eighth (8th) Business Day preceding the Auto Conversion Effective Time, Liberty will deliver to the Company a revised Schedule A, setting forth (a) the assets and liabilities to be reattributed from the Liberty Ventures Group to the QVC Group in the Reattribution (the “Final Reattributed Assets” and “Final Reattributed Liabilities,” respectively), (b) the Contributed Ventures Assets to be contributed to the Company in the Contribution (or, as set forth therein, at the Split-Off Effective Time), and (c) the Assumed Liabilities to be assumed by the Company in the Contribution (such revised Schedule A, the “Final Reattributed and Contributed Ventures Assets Schedule”).  The Final Reattributed and Contributed Ventures Assets Schedule (i) will not contain any changes to the Core Contributed Ventures Assets (other than any changes resulting from market fluctuations or trading prices), (ii) will not include the asset set forth on Section 5.20 of the Liberty Disclosure Letter (the “Discretionary Asset”) as a Contributed Ventures Asset unless the contingency set forth on Section 5.20(a) of the Liberty Disclosure Letter (the “Discretionary Asset Approval”) is satisfied in all respects, in which case it will be in Liberty’s sole discretion whether such asset is included on the Final Reattributed and Contributed Ventures Asset Schedule for any purpose, (iii) will contain only such changes as are permitted by Section 5.20(b), (iv) will be accompanied by a representation from Liberty that, as of the date of delivery, Liberty has determined that (A) the Fair Value of the Final Reattributed Assets to be reattributed in the Reattribution is equivalent to the Fair Value of the Final Reattributed Liabilities to be reattributed in the Reattribution, in each case (x) as set forth in the Final Reattributed and Contributed Ventures Assets Schedule and (y) as determined in the good faith judgment of Liberty’s Board of Directors with the advice of Liberty’s financial advisor, and that (B) if any Attribution Changes have been made, the Offset Requirement has been satisfied, and (v) will contain the estimated Fair Value, as of the date of the Final Reattributed and Contributed

Ventures Assets Schedule, ascribed in the good faith judgment of Liberty’s Board of Directors with the advice of Liberty’s financial advisor, to each of the Final Reattributed Assets and Final Reattributed Liabilities to be reattributed in the Reattribution as set forth therein (with such Fair Value calculated in accordance with the requirements of the definition of such term contained herein and based upon the assumptions set forth therein), together with reasonable supporting documentation underlying the calculation of such Fair Value.  Liberty shall also provide any other information reasonably requested by the Company with respect to the valuation of such Final Reattributed Assets and Final Reattributed Liabilities.  Liberty shall not revise, modify or amend the Final Reattributed and Contributed Ventures Assets Schedule without the prior written consent of the Company, such consent not to be unreasonably delayed, withheld or conditioned (other than with respect to the amount of cash or the Agreed Cash Amount set forth therein but solely to the extent that (x) there is a change in the Fair Value of the Final Reattributed Assets or Final Reattributed Liabilities on the date of the Reattribution (with such Fair Value calculated in accordance with the requirements of the definition of such term contained herein), in each case as determined in the good faith judgment of the Board of Directors of Liberty with the advice of Liberty’s financial advisor, and (y) the failure to make such change to the amount of cash or Agreed Cash Amount would violate the fiduciary duties of the Board of Directors of Liberty under applicable Law.

(b)                                 Except with respect to the Core Contributed Ventures Assets, the Final Reattributed and Contributed Ventures Asset Schedule may differ from Schedule A with respect to the Contributed Ventures Assets to be contributed to the Company in the Contribution, the Assumed Liabilities to be assumed by the Company in the Contribution, and the assets and liabilities to be reattributed from the Liberty Ventures Group to the QVC Group in the Reattribution (any such difference in composition of assets or liabilities from Schedule A, other than any change (x) to the amount of cash or the Agreed Cash Amount set forth on any such schedule or (y) resulting from the Exchange Offer not being fully subscribed, an “Attribution Change”) if, and only if, (i) Liberty has determined that (x) any such Attribution Change which has the effect of an increase in the Fair Value of any of the Assumed Liabilities (for example as the result of the inclusion of an additional liability) or a decrease to the Fair Value of any of the Contributed Ventures Assets (for example as the result of the exclusion of a Contributed Ventures Asset) was offset contemporaneously with such Attribution Change by a corresponding increase in the Fair Value to any of the Contributed Ventures Assets (assuming that the Fair Value of the Contributed Ventures Assets and, if applicable, Assumed Liabilities had been determined on the date of such Attribution Change (for example, the inclusion of an additional Contributed Ventures Asset, as an offsetting change, with equivalent Fair Value on the date of such Attribution Change)), and that (y) notwithstanding such Attribution Change, the Fair Value of the Final Reattributed Assets will be equivalent to the Fair Value of the Final Reattributed Liabilities ((x) and (y) collectively, the “Offset Requirement”); (ii) such Attribution Change is not taken for the purpose of decreasing the economic benefit to the Company Stockholders of the Transactions contemplated hereby; and (iii) such Attribution Change would not prevent, impair or materially delay the ability of the Company, Liberty or LI LLC to consummate the transactions contemplated hereby.

(c)                                  Liberty covenants and agrees to provide notice as promptly as practicable, and in any event within ten (10) Business Days, to the Company of any change to the composition of the assets or liabilities attributed to the Liberty Ventures Group that would constitute an Attribution Change occurring after the date hereof and prior to the delivery of the Final Reattributed and Contributed Ventures Asset Schedule, and to provide the Company with any information reasonably requested by the Company with respect to the valuation of the assets or liabilities affected by such Attribution Change.

Section 5.21                             Reattribution and Restructuring.  Prior to the Contribution Effective Time, (a) Liberty shall effect the Reattribution in accordance with the Liberty Charter and (b) the Company shall effect the Company Restructuring.

Section 5.22                             Company Board of Directors.  Schedule B shall include two (2) individuals serving on the Company’s  Board of Directors as of immediately prior to the Contribution Effective Time who shall remain on the Company’s Board of Directors as of the Contribution Effective Time as mutually agreed upon by Liberty and the Company.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1                                    Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the Transactions shall be subject to the satisfaction or waiver in writing by the Company and Liberty, at or prior to the Auto Conversion Effective Time, of the following conditions:

(a)                                 Company Stockholder Approvals.  The Company Stockholder Approvals shall have been obtained.

(b)                                 Liberty Stockholder Approval.  The Liberty Stockholder Approval shall have been obtained.

(c)                                  Antitrust Waiting Periods.  Any waiting period applicable to consummation of the Transactions under the HSR Act shall have expired or been terminated.

(d)                                 No Injunctions or Restraints.  No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, renders illegal or permanently enjoins the consummation of the transactions contemplated by this Agreement.

(e)                                  Registration Statement.  The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC.

(f)                                   Listing.  (i) The shares of Company Capital Stock issuable pursuant to Article II shall have been authorized for listing on the NASDAQ, subject to official notice of issuance; provided, that if the Company Reclassified Class B Common Stock was not eligible for listing on NASDAQ, such class of capital stock shall have been authorized for quotation in the over-the-counter markets.

(g)                                  FCC Approvals. The FCC shall, as necessary, have approved the application(s) for transfer of control and/or assignment of the FCC licenses, authorizations, approvals and registrations listed on Section 3.5(a) of the Company Disclosure Letter (the “FCC Approvals”).  No FCC Approvals shall have been withdrawn, reversed, stayed, enjoined, annulled, terminated or otherwise suspended prior to the Auto Conversion Effective Time.

(h)                                 RCA/State Commission Approvals. The RCA and any other applicable State Commission shall have issued order(s) approving the application filed by Liberty to acquire a controlling interest in the Company.  No RCA approval shall have been withdrawn, reversed, stayed, enjoined, annulled, terminated or otherwise suspended prior to the Auto Conversion Effective Time.

(i)                                     Conditions to the Contribution and the Split-Off.                          (i) The conditions set forth in Section 6.4 have been satisfied or are capable of being satisfied or waived by the party entitled to the benefit thereof immediately following the Auto Conversion Effective Time and (ii) the conditions set forth in Section 6.5 have been satisfied or are capable of being satisfied immediately following the Contribution Effective Time.

(j)                                    40 Act Event. No 40 Act Event shall have occurred and be continuing.

(k)                                 Liberty Capital Adequacy Opinion.   Liberty shall have received an opinion from a nationally recognized provider of such opinions regarding the capital adequacy of Liberty LLC immediately after and giving effect to the Transactions.

Section 6.2                                    Conditions to Obligations of the Company.  The obligation of the Company to effect the Transactions shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Auto Conversion Effective Time, of the following conditions:

(a)                                 Representations and Warranties.

(i)                                     (A) The representations and warranties of Liberty contained in Sections 4.1 (Organization; Standing and Power), 4.2 (Capitalization), 4.4 (Authorization), 4.8 (Absence of Certain Changes),  4.13 (Brokers and Other Advisors), 4.16 (Solvency) and 4.18 (Anti-takeover Statutes) shall be true and correct in all respects (other than, in the case of the representations and warranties in the first sentence of Section 4.2(b), for inaccuracies that are de minimis individually and in the aggregate) and (B) the representations and warranties of Liberty contained in Section 4.17 (Certain Arrangements) shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Auto Conversion Effective Time as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii)                                  The other representations and warranties of Liberty contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Auto Conversion Effective Time as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date, and, in the case of this clause (ii), interpreted without giving effect to any Liberty Ventures Material

Adverse Effect or materiality qualifications), except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct has not had, or would not reasonably be expected to have, a Liberty Ventures Material Adverse Effect.

(b)                                 Performance of Obligations of Liberty and LI LLC.  Liberty and LI LLC shall have performed or complied, in all material respects, with their respective covenants and agreements required to be performed or complied with them under this Agreement at or prior to the Auto Conversion Effective Time.

(c)                                  Officer’s Certificate.  The Company shall have received a certificate of an executive officer of Liberty as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d)                                 Liberty Ventures Material Adverse Effect.  Since the date hereof, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Liberty Ventures Material Adverse Effect.

(e)                                  Final Reattributed and Contributed Ventures Assets Schedule.  The Company shall have received the Final Reattributed and Contributed Ventures Assets Schedule that has been prepared consistent with the requirements set forth in Section 5.20.

(f)                                   Tax Opinion.  The Company shall have received a tax opinion from Sherman & Howard L.L.C., dated the date of the Auto Conversion Effective Time, in form and substance reasonably acceptable to the Company, substantially to the effect that the Auto Conversion will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such tax opinion, such counsel shall have received and may rely upon the Tax Representation Letters referred to in Section 5.13(a).

Section 6.3                                    Conditions to Obligations of Liberty and LI LLC.  The obligations of Liberty and LI LLC to effect the Transactions shall be subject to the satisfaction, or waiver in writing by Liberty, at or prior to the Auto Conversion Effective Time, of the following conditions:

(a)                                 Representations and Warranties.

(i)                                     The representations and warranties of the Company contained in Sections 3.1 (Organization; Standing and Power), 3.2 (Capitalization), 3.3 (Subsidiaries), 3.4 (Authorization), 3.8 (Absence of Certain Changes), 3.21 (Anti-takeover Statutes) and 3.22 (Brokers and Other Advisors) shall be true and correct in all respects (other than, in the case of the representations and warranties in the first sentence of Section 3.2(b) for inaccuracies that are de minimis individually and in the aggregate) as of the date of this Agreement and as of the Auto Conversion Effective Time as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii)                                  The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this

Agreement and as of the Auto Conversion Effective Time as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), and, in the case of this clause (ii), interpreted without giving effect to any Company Material Adverse Effect or materiality qualifications, except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct has not had, or would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Auto Conversion Effective Time.

(c)                                  Officer’s Certificate.  Liberty shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).

(d)                                 Company Material Adverse Effect.  Since the date hereof, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)                                  Tax Opinion.  Liberty shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the date of the Auto Conversion Effective Time (the “Liberty Tax Opinion”), in form and substance reasonably acceptable to Liberty, substantially to the effect that (i) the Auto Conversion will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (ii) the Contribution and the Split-Off, taken together, will qualify as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code; (iii) no income, gain or loss will be recognized by Liberty upon the receipt of Company Common Stock in the Contribution or the distribution of Company Common Stock pursuant to the Split-Off; (iv) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures Common Stock upon the exchange of shares of Liberty Ventures Common Stock for shares of Company Common Stock pursuant to the Split-Off; and (v) no income, gain or loss will be recognized by Liberty upon the receipt of Company Charter Exchangeable Debentures in the Contribution or the exchange of Company Charter Exchangeable Debentures for Liberty Charter Exchangeable Debentures pursuant to the Exchange Offer.  In rendering such tax opinion, such counsel shall have received and may rely upon the Tax Representation Letters referred to in Section 5.13(a).

Section 6.4                                    Conditions to Obligations of Liberty, LI LLC and the Company to effect the Contribution.  The obligations of Liberty and the Company to effect the Contribution shall be subject to the satisfaction, or waiver in writing by Liberty, LI LLC and the Company, at or prior to the Contribution Effective Time, of the following conditions:

(a)                                 Company Reclassification. The Company Reclassification shall have occurred in accordance with Section 2.1.

(b)                                 Auto Conversion.  The Auto Conversion shall have occurred in accordance with Section 2.2.

(c)                                  Ancillary Agreements.  Each of the Ancillary Agreements shall have been duly executed and delivered by each of the respective parties thereto.

(d)                                 Liberty Capital Adequacy Opinion.  The provider of the capital adequacy opinion specified in Section 6.1(k) shall have confirmed in writing that such opinion shall not have been withdrawn, invalidated or modified in an adverse manner.

(e)                                  Liberty Tax Opinion. Skadden, Arps, Slate, Meagher & Flom LLP shall have confirmed in writing to Liberty on the Closing Date that the Liberty Tax Opinion received by Liberty in accordance with Section 6.3(e) shall not have been withdrawn, invalidated or modified in an adverse manner.  In rendering such written confirmation, such counsel shall have received and may rely upon the Tax Representation Letters referred to in Section 5.13(a).

(f)                                   Director Resignations. Each of the Director Resignations required pursuant to Section 2.3(d) shall have delivered to Liberty.

Section 6.5                                    Conditions to Obligations of Liberty to effect the Split-Off.  The obligation of Liberty to effect the Split-Off shall be subject to the satisfaction, or waiver in writing by Liberty, at or prior to the Split-Off Effective Time, of the following conditions:

(a)                                 Contribution. The Contribution shall have occurred following the Auto Conversion Effective Time in accordance with Section 2.3.

(b)                                 Liberty Tax Opinion. If the Split-Off Effective Time does not occur on the Closing Date, Skadden, Arps, Slate, Meagher & Flom LLP shall have confirmed in writing to Liberty on the date of the Split-Off that the Liberty Tax Opinion received by Liberty in accordance with Section 6.3(e) shall not have been withdrawn, invalidated or modified in an adverse manner.  In rendering such written confirmation, such counsel shall have received and may rely upon the Tax Representation Letters referred to in Section 5.13(a).

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                    Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Auto Conversion Effective Time in accordance with Section 2.2, whether before or after receipt of the Company Stockholder Approvals or the Liberty Stockholder Approval, as follows:

(a)                                 by mutual written consent of each of the parties hereto;

(b)                                 by either Liberty or the Company, if

(i)                                     the Auto Conversion Effective Time shall not have been consummated on or before April 4, 2018 (the “Outside Date”); provided that the Outside Date may be extended for a period not to exceed six (6) months by either party by written notice to the other party if the Auto Conversion shall not have been consummated as a result of any of the conditions set forth in Section 6.1(c), 6.1(g), 6.1(h), 6.1(i), 6.2(f) or 6.3(e) failing to have been satisfied but the extending party has represented to the other that it reasonably believes that the relevant approvals will be obtained or the relevant conditions will be satisfied during such extension period; provided, further, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has been the cause of the failure of the Auto Conversion Effective Time to occur; provided, further, that in the event the Outside Date occurs following the Restated Company Articles Filing Date but prior to the receipt of the Alaska Notice from the Alaska Commissioner, the Outside Date shall be extended to the close of business on the thirty-fifth (35th) Business Day following the Restated Company Articles Filing Date; provided, that in the event the parties hereto receive notice from the Alaska Commissioner that the Restated Company Articles were not accepted for filing, the parties shall file an amended Restated Company Articles in accordance with Section 2.1 and the Outside Date shall be extended to the close of business on the thirty-fifth (35th) Business Day following the date such amended Restated Company Articles were filed;

(ii)                                  any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order or other action is, or shall have become, final and non-appealable;

(iii)                               the Company Stockholder Approvals shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken; or

(iv)                              the Liberty Stockholder Approval shall not have been obtained at the Liberty Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken;

(c)                                  by the Company:

(i)                                     provided that the Liberty Stockholder Approval shall not have been obtained, if (A) Liberty shall have made a Liberty Adverse Recommendation Change or (B) Liberty shall have materially breached or shall have failed to perform in any material respect any of its material obligations set forth in Section 5.3; or

(ii)                                  provided that the Company is not then in material breach of any of its obligations under this Agreement, if (A) there is any continuing inaccuracy in the representations and warranties of Liberty set forth in this Agreement or (B) Liberty is then materially failing to perform any of its covenants or other agreements set forth in this Agreement (other than a material breach or failure contemplated by Section 7.1(c)(i)(B) above)), in either case of clause (A) or (B), (x) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such termination and (y) such breach is not capable of being cured by the Outside Date or shall not have been cured within sixty (60) days after written notice thereof shall have been received by Liberty.

(d)                                 by Liberty:

(i)                                     provided that the Company Stockholder Approvals shall not have been obtained, (A) the Company shall have made a Company Adverse Recommendation Change or (B) the Company shall have materially breached or failed to perform in any material respect any of its obligations set forth in Section 5.2; or

(ii)                                  provided that Liberty is not then in material breach of any of its obligations under this Agreement, at any time prior to the Auto Conversion Effective Time if (A) there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement or (B) the Company is then materially failing to perform any of its covenants or other agreements set forth in this Agreement (other than a material breach or failure contemplated by Section 7.1(d)(i)(B) above), in either case (A) or (B), (x) such that the conditions set forth in Section 6.3(a) or Section 6.3(b) as applicable, would not be satisfied as of the time of such termination and (y) such breach is not capable of being cured by the Outside Date or shall not have been cured within sixty (60) days after written notice thereof shall have been received by the Company.

Section 7.2                                    Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations set forth in Section 5.5(c) (Confidentiality), Section 5.17(f) (Repayment of Financing Fees), this Section 7.2 and Section 7.3 (Payments), as well as Article VIII (General), each of which shall survive termination of this Agreement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to an injunction or injunctions (without the obligation to post a bond therefor) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with Section 8.12. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3                                    Payments.

(a)                                 Company Termination Fee.

(i)                                     In the event that Liberty terminates this Agreement pursuant to Section 7.1(d)(i), then the Company shall pay Liberty, within two (2) Business Days of the date of termination, a one-time fee equal to forty million dollars ($40 million) (the “Company Termination Fee”).

(ii)                                  In the event that (A) an Alternative Company Transaction Proposal shall have been communicated to or otherwise made known to the Company Stockholders, senior management or the Board of Directors of the Company, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Alternative Company Transaction Proposal, (B) thereafter this Agreement is terminated (x) by the Company or Liberty pursuant to Section 7.1(b)(i) (if (1) the Company Stockholder Approvals have not theretofore been obtained and (2) such termination does not result in the application of Section 7.3(b)) or Section 7.1(b)(iii) or (y) by Liberty pursuant to Section 7.1(d)(ii), and (C) prior to the date that is eighteen (18) months after the date of such termination the Company consummates a transaction of a type set forth in the definition of “Alternative Company Transaction” or enters into a Company Acquisition Agreement, then the Company shall, on the earlier of the date such transaction is consummated or any such Company Acquisition Agreement is entered into, pay to Liberty a one-time fee equal to the Company Termination Fee (provided that for purposes of this clause (ii), each reference to “20%” in the definition of “Alternative Company Transaction” and “Company Acquisition Agreement” shall be deemed to be a reference to “50%”).

(b)                                 Liberty Termination Fee.

(i)                                     In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(i), then Liberty shall pay the Company, within two (2) Business Days of the date of such termination, a one-time fee equal to sixty five million dollars ($65 million) (the “Liberty Termination Fee”).

(ii)                                  In the event that the Contribution and the Split-Off have not been completed within five (5) Business Days after the date on which the Auto Conversion Effective Time occurs, then Liberty shall pay the Company, within two (2) Business Days thereafter, a one-time fee equal to the Liberty Termination Fee; provided, that Liberty shall only be required to pay a fee pursuant to this Section 7.3(b)(ii) in the event that the Liberty Stockholder Approval has been obtained.

(iii)                               In the event that (A) an Alternative Liberty Ventures Transaction Proposal shall have been communicated to or otherwise made known to the Liberty Ventures Stockholders, senior management or the Board of Directors of Liberty, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Alternative Liberty Ventures  Transaction Proposal, (B) thereafter this Agreement is terminated (x) by the Company or Liberty pursuant to Section 7.1(b)(i) (if (1) the Liberty Stockholder Approval has not theretofore been obtained and (2) such termination does not result in the application of Section 7.3(a)) or Section 7.1(b)(iv) or (y) by the Company pursuant to Section 7.1(c)(ii) and (C) prior to the date that is eighteen (18) months after the date of such termination Liberty consummates a transaction of a type set forth in the definition of “Alternative Liberty Ventures Transaction” or enters into a Liberty Ventures Acquisition Agreement, then Liberty shall, on the earlier of the date such transaction is consummated or any such Liberty Ventures Acquisition Agreement is entered into, pay to the Company a one-time fee equal to the Liberty Termination Fee (provided that for purposes of this clause (iii), each reference to “20%” in the definition of “Alternative Liberty Ventures Transaction” and “Liberty Ventures Acquisition Agreement” shall be deemed to be a reference to “50%”).

(c)                                  The Company and Liberty each acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Liberty, LI LLC and the Company would not enter into this Agreement.  Accordingly, if the Company or Liberty, as applicable, fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 7.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Each of the parties hereto acknowledges that any amount payable by the Company or Liberty pursuant to this Section 7.3 does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything in this Section 7.3(c) to the contrary, the parties acknowledge and agree that any amount payable by the Company or Liberty pursuant to this Section 7.3 would not constitute an adequate remedy at Law and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with Section 8.12.

(d)                                 Subject to Liberty’s and LI LLC’s right to specific performance set forth in Section 8.12, (i) Liberty’s right to receive payment of the Company Termination Fee pursuant to Section 7.3(a) shall be Liberty’s and LI LLC’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, any of its Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of the Company or any of its Subsidiaries (any such Person, other than the Company and its Subsidiaries, a “Company Recourse Related Party”) for any damages suffered as a result of the failure of the Transactions to be consummated, whether at law or equity, in contract, in tort or otherwise (other than any such failure with respect to which no Company Termination Fee is payable), and (ii) upon payment of the Company Termination Fee, pursuant to the terms hereof, neither Liberty nor LI LLC shall have any rights or claims against the Company or its Subsidiaries under this Agreement, whether at law or equity, in contract, in tort or otherwise, and the Company shall have no further liability to Liberty, LI LLC or any of their respective Subsidiaries with respect to this Agreement or the Transactions (and in no event will Liberty, LI LLC or any of their respective Subsidiaries have any rights or claims against any Company Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement).

(e)                                  Subject to the Company’s right to specific performance from Liberty and LI LLC set forth in Section 8.12, (i) the Company’s right to receive payment of the Liberty Termination Fee from Liberty pursuant to Section 7.3(b) shall be the Company’s sole and exclusive remedy against Liberty, LI LLC, any of their respective Subsidiaries or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of any of the foregoing (any such Person, other than Liberty, LI LLC and its respective Subsidiaries, a “Liberty Recourse Related Party”) for any damages suffered as a result of the failure of the Transactions to be consummated, whether at law or equity, in contract, in tort or otherwise (other than any such failure with respect to which no Liberty Termination Fee is payable) and (ii) upon payment of any Liberty Termination Fee, pursuant to the terms hereof, the Company shall have no rights or claims against Liberty, LI LLC or their respective Subsidiaries under this Agreement, whether at law or equity, in contract, in tort or otherwise, and Liberty, LI LLC and their respective Subsidiaries will have no further liability or obligation relating to or arising out of this Agreement or the Transactions (and in no event will the Company or any of its Subsidiaries) have any rights or claims against any Liberty Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement).

(f)                                   Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the Transactions are consummated, except that any filing fees required in connection with the Transactions pursuant to the HSR Act or any other Competition Law shall be shared equally by Liberty and the Company.

ARTICLE VIII
GENERAL

Section 8.1                                    Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements.  None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Split-Off Effective Time.  The terms of Article I and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Split-Off Effective Time, shall survive the consummation of the Split-Off.

Section 8.2                                    Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

if to the Company prior to the Contribution Effective Time:

General Communication, Inc.
2550 Denali Street
Suite 1000
Anchorage, AK 99503
Facsimile:	Separately provided
Attention:	General Counsel
Email:	Separately provided

with a copy to (which shall not constitute notice):

Sherman & Howard L.L.C.
633 Seventeenth Street
Suite 3000
Denver, CO 80202
Facsimile:	(303) 298-0940
Attention:	Steven D. Miller
Email:	smiller@shermanhoward.com

if to Liberty or its Subsidiaries:

Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Facsimile:	Separately provided
Attention:	Chief Legal Officer
Email:	Separately provided

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Facsimile:	212-408-2500
Attention:	Renee L. Wilm
Frederick H. McGrath
Email:	renee.wilm@bakerbotts.com frederick.mcgrath@bakerbotts.com

if to the Company following the Contribution Effective Time:

GCI Liberty, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Facsimile:	Separately provided
Attention:	Chief Legal Officer
Email:	Separately provided

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Facsimile: 212-408-2500
Attention:	Renee L. Wilm
Frederick H. McGrath
Email:	renee.wilm@bakerbotts.com frederick.mcgrath@bakerbotts.com

Section 8.3                                    Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

Section 8.4                                    Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Principal Company Stockholders Voting Agreements and the Principal Liberty Stockholders Voting Agreement (including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (except the Confidentiality Agreement), among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b) except for the provisions of Section 2.1(b) (which upon the Company Reclassification Effective Date are intended to benefit the Company Stockholders), Section 2.2(a) (which upon Auto Conversion Effective Time are intended to benefit the Company Stockholders), Section 2.4(a) (which upon the Split-Off Effective Time are intended to benefit the Liberty Ventures Stockholders), Section 5.8 (which upon the Contribution Effective Time are intended to benefit the Indemnified Parties), and Section 8.12 (which following the Contribution Effective Time are intended in part to benefit the holders of Company Capital Stock), is not intended to confer upon any Person other than the parties any rights or remedies.

Section 8.5                                    Governing Law.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 8.6                                    Amendments and Supplements.  This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of, each of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties, whether before or after the receipt of the Company Stockholder Approvals or the Liberty Stockholder Approval; provided, however, that after the Company Stockholder Approvals have been obtained, the Liberty Stockholder Approval has been obtained, or the approval of the sole member of LI LLC has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company, Liberty or LI LLC, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.7                                    Waiver.  No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approvals or Liberty Stockholder Approval, as applicable, has or have been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Liberty, as applicable, without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.8                                    Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9                                    Headings.  The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.10                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 8.11                             Failure or Delay Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.12                             Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (without the obligation to post a bond therefore) and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in no event shall any party hereto (or the holders of Company Capital Stock solely with respect to Liberty’s or LI LLC’s obligation to effect the Split-Off) be entitled to enforce or seek to enforce specifically the Company Reclassification, the Auto Conversion, the Contribution or the Split-Off, (each, a “Consummation Event”) unless:

(a)                                 all of the conditions applicable to the Consummation Event or Events for which enforcement is sought as set forth in Article II have been satisfied (or are capable of being satisfied at the applicable effective time of such Consummation Event) or waived in writing by the party entitled to the benefit of the same (provided, that the party against which enforcement is sought need not have delivered a Conditional Notice as set forth in Section 2.1 for the conditions set forth therein to be deemed satisfied for purposes of this Section 8.12(a)); and

(b)                                 to the extent a party is seeking enforcement, such party has confirmed in writing that it is ready, willing and able to consummate the Consummation Event or Events for which enforcement is sought.

Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, (i) the parties acknowledge and agree that monetary damages would not constitute an adequate remedy at Law and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.12, and (ii) while (A) the Company may, but shall not be required to, concurrently seek specific performance and payment of any Liberty Termination Fee subject to the specific provisions of Section 7.3(b) or (B) Liberty or LI LLC may, but shall not be required to, concurrently seek specific performance and payment of the Company Termination Fee subject to the specific provisions of Section 7.3(a) under no circumstances shall the Company, on the one hand, or Liberty or LI LLC, on the other hand, be permitted or entitled to receive both a grant of specific performance or other equitable relief in order to effect a Consummation Event and payment of any monetary damages, including all or any portion of the Company Termination Fee or Liberty Termination Fee, as applicable.

Section 8.13                             Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 8.14                             Consent to Jurisdiction.  Each of the parties hereto hereby (i) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (iii) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (iv) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts.  Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 8.2 hereof.  Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable law.

Section 8.15                             Incorporation of Exhibits.  The Company Disclosure Letter, the Liberty Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.16                             No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other.  No party shall have any power or authority to bind or commit any other party.  No party shall hold itself out as having any authority or relationship in contravention of this Section 8.16.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Richard N. Baer
Name:	Richard N. Baer
Title:	Chief Legal Officer

LIBERTY INTERACTIVE, LLC

By: Liberty Interactive Corporation,
its Sole Member and Manager

By:	/s/ Richard N. Baer
Name:	Richard N. Baer
Title:	Chief Legal Officer

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENERAL COMMUNICATION, INC.

By:	/s/ Ronald A. Duncan
Name:	Ronald A. Duncan
Title:	President and Chief Executive Officer

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Reorganization Agreement, dated as of April 4, 2017, by and among Liberty Interactive Corporation, Liberty Interactive LLC and General Communication, Inc. have not been provided herein:

Exhibit A — Forms of Aircraft Time Sharing Agreements

Exhibit B — Form of Facilities Sharing Agreement

Exhibit C — Form of Indemnification Agreement

Exhibit D — Form of Restated Company Articles

Exhibit E — Form of Services Agreement

Exhibit F — Form of Split-Off Tax Sharing Agreement

Exhibit G — Form of 203 Resolutions

Schedule A — Reattributed and Contributed Ventures Assets and Liabilities

Schedule B — Directors and Officers of the Company

Schedule C — Company Restructuring Plan

The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.